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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

HERON LAKE BIOENERGY, LLC
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
The filing fee was determined by the estimated aggregate purchase price.
	(4)	Proposed maximum aggregate value of transaction: $56,500,000
	(5)	Total fee paid: $7,706.60
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

PRELIMINARY PROXY MATERIAL; SUBJECT TO COMPLETION

HERON LAKE BIOENERGY, LLC

February [    ], 2013

Dear Member:

        You are invited to attend a special meeting (the "Special Meeting") of the members of Heron Lake BioEnergy, LLC to be held at the Heron Lake Community Center, 312 10th Street, Heron Lake, Minnesota 56137, on [                ], February [    ], 2013 at 10:00 a.m. local time.

        As described in more detail in the enclosed proxy statement, on January 22, 2013, we entered into an Asset Purchase Agreement with Guardian Energy Heron Lake, LLC (the "Asset Purchase Agreement"), pursuant to which we agreed, subject to the approval of our members, to, among other things, sell substantially all of the operating assets of the Company and its subsidiaries to Guardian, excluding the Company's cash, the Company's equity interest in its wholly-owned subsidiary Lakefield Farmers Elevator, LLC or any of the elevator assets in Lakefield and Wilder, Minnesota owned by Lakefield Farmers Elevator, LLC, and other excluded assets (the "Asset Sale").

        At the Special Meeting, you will be asked to consider and vote upon a proposal to approve the Asset Sale. The Asset Sale must be approved by members holding at least a majority of our outstanding Units entitled to vote at the meeting or any adjournment or postponement thereof.

        Our board of governors (the "Board") also has determined that it is in the best interests of our members, upon completion of the Asset Sale, for the Company to be liquidated and dissolved pursuant to a plan of liquidation and dissolution (the "Plan of Dissolution"). The Plan of Dissolution is also subject to approval by our members. Like the Asset Sale, the Plan of Dissolution must be approved by members holding at least a majority of our outstanding Units entitled to vote at the meeting or any adjournment or postponement thereof.

        The Asset Sale is not conditioned upon the members approving the Plan of Dissolution. The effectiveness of the Plan of Dissolution, however, is conditioned on the consummation of the Asset Sale. Members do not have dissenters' rights of appraisal in connection with the Asset Sale or the Plan of Dissolution.

        If the members approve the Asset Sale and the Plan of Dissolution, immediately upon consummation of the Asset Sale, the Company will be dissolved, the Plan of Dissolution will take effect, and the winding up and termination of the Company will commence. The Company plans to distribute, in an initial distribution (with potential subsequent installment distributions thereafter), cash from the Asset Sale and the Company's other cash, subject to a contingency reserve for remaining costs and liabilities, within 60 days following consummation and closing of the Asset Sale. The amount and timing of the distributions to members will be determined by the Board in its discretion, subject to the provisions of the Plan of Dissolution and the Asset Purchase Agreement. If the Asset Sale and Plan of Dissolution are approved by members, on the bases described in the proxy statement, the Board anticipates that the amount of the initial distribution to members will be approximately $[            ] per Unit.

        If the members approve the Asset Sale and the Plan of Dissolution, then, as a result of the consummation of the Asset Sale, the Company will cease to be engaged in an ongoing business and intends to file a Notice of Dissolution with the Minnesota Secretary of State as soon as practicable following the closing of the Asset Sale. In addition, the Company plans to suspend its periodic reporting obligations under Section 15(d) of the Securities Exchange Act of 1934, as amended.

        The Asset Sale pursuant to the Asset Purchase Agreement is the result of a review of strategic alternatives for the Company by the Board in light of financial exigencies facing the Company. The Board retained BCC Advisers, an Iowa corporation ("BCC"), to provide an opinion regarding the fairness to the Company, from a financial point of view, of the consideration to be paid to the Company pursuant to the Asset Sale. BCC has provided the Board with its opinion that as of January 22, 2013 the consideration to be received by the Company pursuant to the Asset Sale is fair to the Company from a financial point of view (the "fairness opinion").

        The Board has reviewed the Asset Purchase Agreement and the fairness opinion, as well as other relevant materials, carefully and has unanimously concluded that the Asset Sale, pursuant to the Asset Purchase Agreement, in its opinion, is advisable and fair to and in the best interests of the Company and the members, and should be presented to the members for approval. The Board additionally has concluded that it is in the best interests of the Company and the members to liquidate and dissolve the Company following the closing of the Asset Sale pursuant to the Plan of Dissolution.

        The Board unanimously recommends that members vote FOR the approval of the Asset Sale and FOR the adoption of the Plan of Dissolution.

        The proxy statement sets forth information about the background to and details of the Asset Sale, the terms of the Plan of Dissolution and the Special Meeting.

        All members are cordially invited to attend the Special Meeting in person. To assure your representation at the Special Meeting, however, you are urged to mark, sign and return the enclosed proxy as promptly as possible in the postage-prepaid envelope for that purpose. If you later desire to revoke your proxy for any reason, you may do so in the manner provided in the accompanying proxy statement. Your Units will be voted in accordance with the instructions you have given in the proxy. If other matters properly come before the Special Meeting, or at any adjournment or postponement thereof, we intend that Units represented by properly submitted proxies will be voted by and at the discretion of the persons named as proxies on the proxy card. In addition, the grant of a proxy will confer discretionary authority on the persons named as proxies on the proxy card to vote in accordance with their best judgment on procedural matters incident to the conduct of the Special Meeting, such as a motion to adjourn in the absence of a quorum or a motion to adjourn for other reasons, including to solicit additional votes in favor of adoption of the Asset Purchase Agreement and the plan of dissolution. You will find more instructions on how to vote in the accompanying proxy statement.

        Accompanying this letter are: (a) a Notice of Special Meeting of Members, (b) a proxy statement and attached appendices, (c) a form of proxy, and (d) and annual report of Heron Lake BioEnergy, LLC setting forth our activities and containing our financial statements for the fiscal year ended October 31, 2012.

        The enclosed materials require the Company's members to make important decisions with respect to the Company. Please read carefully the accompanying proxy statement and its appendices, as these documents contain detailed information relating to, among other things, the sale of substantially all of the assets and liquidation and dissolution of the Company. If you are in doubt as to how to make these decisions, please consult your financial, legal or other professional advisors.

        Please carefully consider the information set forth in the proxy statement and related materials including the section entitled "Risk Factors Related to the Asset Sale Transaction" beginning on page [    ] for a discussion of specific risks that should be considered in determining how to vote on the proposals. We encourage you to consult your financial, income tax or other professional advisors as appropriate.

        On behalf of the Board, I hope that you will attend the Special Meeting and vote in favor of the proposals. Sincerely,

/s/ DAVID J. WOESTEHOFF David J. Woestehoff President of the Board of Governors Heron Lake BioEnergy, LLC

Whether or not you plan to attend the Special Meeting, please sign, date, and return the enclosed proxy card in the reply envelope provided as promptly as possible in order to ensure your representation at the Special Meeting. Giving your proxy now will not affect your right to vote in person if you attend the Special Meeting.

PRELIMINARY PROXY MATERIAL; SUBJECT TO COMPLETION

HERON LAKE BIOENERGY, LLC
91246 390th Avenue
Heron Lake, Minnesota 56137
(507) 793-0077

NOTICE OF SPECIAL MEETING OF MEMBERS
To Be Held February [            ], 2013

TO THE MEMBERS OF
HERON LAKE BIOENERGY, LLC:

        NOTICE IS HEREBY GIVEN that a Special Meeting of Members of Heron Lake BioEnergy, LLC, a Minnesota limited liability company (the "Company"), will be held at the Heron Lake Community Center, 312 10th Street, Heron Lake, Minnesota 56137, on February [    ], 2013 at 10:00 a.m. local time, for the following purposes:

  1.
  To consider and vote on a proposal to approve the sale of substantially all of our assets to Guardian Energy Heron Lake, LLC ("Guardian") pursuant to the terms and conditions of the Asset Purchase Agreement, dated as of January 22, 2013 (the "Asset Purchase Agreement"), by and between the Company, as seller, and Guardian, as buyer, and attached as Appendix A to the accompanying proxy statement.

  2.
  To consider and vote on a proposal to dissolve the Company pursuant to the plan of liquidation and dissolution of the Company in the form attached as Appendix C to the accompanying proxy statement (the "plan of dissolution"), under which the Company will be wound up and terminated.

  3.
  To take action on any other business that may properly come before the Special Meeting and any adjournment or postponement thereof.

        Only members who held Class A Units of record as of the close of business on January 22, 2013, are entitled to receive notice of and to vote at the Special Meeting or any adjournment or postponement thereof.

        The Company's board of governors unanimously recommends that members vote FOR the approval of the asset sale and FOR the adoption of the plan of dissolution.

By Order of the Board of Governors
Kenton Johnson Secretary of the Board of Governors

Dated: February [    ], 2013

YOUR VOTE IS IMPORTANT.

Whether or not you plan to attend the Special Meeting, please sign, date, and return the enclosed proxy card in the reply envelope provided as promptly as possible in order to ensure your representation at the Special Meeting. Giving your proxy now will not affect your right to vote in person if you attend the Special Meeting.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING,
THE ASSET SALE AND THE PLAN OF DISSOLUTION

        The following questions and answers address briefly some commonly asked questions regarding the proposed asset sale, the plan of dissolution and the Special Meeting. These questions and answers may not address all questions that may be important to you as a member of Heron Lake BioEnergy. Please refer to the more detailed information contained elsewhere in this proxy statement, the appendices to this proxy statement and the other documents we refer to in this proxy statement.

 The Special Meeting

Q.
What matters will we vote on at the Special Meeting?

A.
We are asking that you approve the sale of substantially all of the assets of the Company pursuant to the terms and conditions of the Asset Purchase Agreement that we have entered into with Guardian Energy Heron Lake, LLC, which we refer to as Guardian. We are also asking you to approve a plan of liquidation and dissolution of the Company effective upon the closing of the asset sale (a "plan of dissolution").

Q.
Who may vote at the Special Meeting?

A.
Only members of record as of the close of business on January 22, 2013 may vote at the Special Meeting. As of January 22, 2013, we had 38,622,107 outstanding Units, of which 38,585,619 are held by members and entitled to vote, and 36,488 are held by 66 non-member Unit holders and not entitled to vote.

Q.
What is the required vote to approve the asset sale?

A.
In order to approve the asset sale, members holding a majority of our outstanding Units entitled to vote at the meeting must vote in favor of the asset sale. Each Unit entitled to vote at the Special Meeting is entitled to one vote per Unit. With 38,585,619 Units outstanding and held by members, this means 19,292,810 Units must be voted in favor of the asset sale.

Q.
What is the required vote to dissolve the Company?

A.
Like the asset sale, in order to dissolve the Company, members holding a majority of our outstanding Units entitled to vote must vote in favor of the dissolution of the Company pursuant to the plan of dissolution. Each Unit entitled to vote at the Special Meeting is entitled to one vote per Unit. With 38,585,619 Units outstanding and held by members, this means 19,292,810 Units must be voted in favor of the dissolution. The dissolution is contingent upon approval of the asset sale. In order to approve the dissolution and adopt the plan of dissolution, we are asking that you first approve the sale of substantially all of the assets of the Company pursuant to the terms and conditions of the Asset Purchase Agreement that we have entered into with Guardian. If members do not approve the asset sale, we will not count the votes relating to the dissolution, the Company will not be dissolved and the plan of dissolution will not be effective or implemented.

Q.
What do I need to do now?

A.
After carefully reading and considering the information contained in this proxy statement, please vote your Units as soon as possible. You may vote your Units by signing, dating and returning the enclosed proxy card. You may also vote in person at the Special Meeting.

i

Q.
What if I do not vote?

A.
If you fail to vote by proxy and fail to vote in person, it will have the same effect as a vote against the asset sale and against the plan of dissolution. If you return a properly signed proxy card but do not indicate how you want to vote, your proxy will be counted as a vote FOR adoption of the Asset Purchase Agreement and FOR the plan of dissolution.

The Asset Sale

Q.
What is the proposed transaction?

A.
Pursuant to the terms and conditions of the Asset Purchase Agreement, we agreed, subject to the approval of our members, to, among other things, sell substantially all of the operating assets of the Company and its subsidiaries to Guardian, excluding the Company's cash, the Company's equity interest in its wholly-owned subsidiary Lakefield Farmers Elevator, LLC or any of the elevator assets in Lakefield and Wilder, Minnesota owned by Lakefield Farmers Elevator, LLC, and other excluded assets (the "asset sale"). We include the full text of the Asset Purchase Agreement in Appendix A to this proxy statement.

Q.
What is the purchase price of the asset sale?

A.
The purchase price of the asset sale is the sum of the base purchase price of $55 million, plus our closing net working capital (which we currently estimate at $1.5 million), less the amount at closing of the debt expressly assumed by Guardian under the Asset Purchase Agreement (which we currently estimate at $4.4 million).

Q.
Is there an escrow?

A.
Yes. At closing, $4 million of the purchase price will be deposited into escrow pursuant to the terms of the Asset Purchase Agreement and will be subject to an escrow agreement that we will enter into with Guardian at closing. The administration of the escrow and releases of the escrow amounts are summarized in this section beginning on page [    ].

Q.
When do you expect to complete the asset sale?

A.
We are working toward completing the asset sale as quickly as possible. We expect to close the asset sale on or before March 1, 2013. We cannot complete the asset sale until we satisfy a number of conditions, which include approval of the asset sale by our members at the Special Meeting, receipt of consents of third parties to the assignment of contracts being acquired by Guardian, transfer of permits and licenses necessary to operate the ethanol plant, and delivery of all required closing documents to Seller.

Q.
What will happen to HLBE after the asset sale?

A.
If we complete the asset sale and our members approve the plan of dissolution, we will cease to do business and will not engage in any business activities except for the purpose of liquidating our remaining assets, paying any debts and obligations, distributing the remaining assets to members, and doing other acts required to liquidate and wind up our business and affairs.

Q.
What will happen if we do not complete the asset sale by March 1, 2013?

A.
Under the forbearance agreement dated January 22, 2013 that we entered into with our lender, AgStar Financial Services, we must close the asset sale on or before March 1, 2013. Further, under the AgStar forbearance agreement, we may not borrow any further advances under our loan with AgStar after February 28, 2013. If we do not complete the asset sale by March 1, 2013, we will seek an amendment of our forbearance agreement with AgStar, to waive our March 1, 2013 principal payment, to extend the closing date of the asset sale, and to borrow additional funds to operate the plant. If this becomes necessary and AgStar does not agree to such amendment, then AgStar could protect and enforce all of its legal, contractual and equitable rights and remedies under the loan documents and the forbearance agreement, including foreclosure action or appointment of a receiver, and the exercise of its rights and remedies could terminate the transaction with Guardian.

Q.
If we complete the asset sale, what will HLBE receive at closing?

A.
We will receive $55 million in cash at the closing of the asset sale, plus 90% of our estimated net working capital at closing (which we currently estimate at $1.5 million), less the amount of debt expressly assumed by Guardian under the Asset Purchase Agreement (which we currently estimate at $4.4 million), and less the escrow deposit of $4 million, or approximately $47,950,000 at closing. From the asset sale proceeds we receive at closing, we are required to payoff all of our indebtedness to AgStar Financial Services and other costs and expenses of the transaction. Our actual closing net working capital will be calculated within 30 days after closing. If our closing net working capital is greater than the estimated net working capital payment paid at closing, we will receive a cash payment from Guardian for the difference plus interest from the closing date. If our closing net working capital is less than the estimated net working capital payment paid at closing, we will pay Guardian cash for the difference plus interest from the closing date. The mechanism for such adjustments are more specifically described in the Asset Purchase Agreement and elsewhere in this proxy statement.

Q.
When will the escrow deposit be released?

A.
The escrow deposit of $4 million will be held in an escrow account and distributed in accordance with the terms of an escrow agreement. The escrow is being established to pay for certain repairs beyond ordinary wear and tear that may be required to our boiler system, and to satisfy any pending indemnity claims over the next nine and one-half months. We expect to complete dual inspections of the boiler by two independent and qualified boiler inspection and repair companies during the Spring 2013 shutdown of the plant. Immediately following the inspections and, if necessary, completion of repairs to our boiler system pursuant to the procedures outlined in the Asset Purchase Agreement, $2 million, less the costs of any repairs to the boiler system identified in such inspections and determined in accordance with the terms of the Asset Purchase Agreement, will be released from the escrow account and paid to HLBE. On December 15, 2013, the remaining balance of the escrow fund (net of all amounts necessary to satisfy any pending claims that were made in accordance with the terms of the escrow agreement) will be released from the escrow account and paid to HLBE.

Q.
Why is the board of governors recommending the asset sale?

A.
Our Board has determined that the asset sale is advisable, fair to and in the best interests of our company and our members, in light of the financial exigencies facing the Company. Accordingly, the Board has unanimously approved the Asset Purchase Agreement and unanimously recommends that you vote FOR the adoption of the Asset Purchase Agreement at the Special Meeting. To review the board's reasons for recommending the asset sale, see the section entitled "Proposal 1: Approval of the Purchase Agreement—Recommendation of the Board of Governors of the Company; Reasons for the Asset Sale" on pages [    ] through [    ].

Q.
Will I have dissenters' rights relating to the asset sale?

A.
No. Under Section 6.7 of our Member Control Agreement, each member waives and agrees not to assert any dissenters' rights under the Limited Liability Company Act.

The Plan of Dissolution

Q.
What is the proposed plan of liquidation and dissolution?

A.
If the members approve the dissolution of the Company pursuant to the plan of liquidation and dissolution (the "plan of dissolution"), we will cease to do business and will not engage in any business activities except for the purpose of liquidating our remaining assets, paying any debts and obligations, distributing the remaining assets to members, and doing other acts required to liquidate and wind up our business and affairs and terminate the Company.

  We will pay or make provision for payment of our known or reasonably ascertainable liabilities that have been incurred or are expected to be incurred prior to dissolution. After that, we will distribute the remaining assets to our members in proportion to their membership interest.

Q.
What are the reasons for the dissolution?

A.
Following closing of the asset sale, our assets will primarily consist of cash and cash equivalents, our interest in the $4 million escrow account, and our equity interest in Lakefield Farmers Elevator, LLC. The Lakefield Farmers Elevator assets are subject to sale as described below. We believe our members would achieve a greater return on their investment if we distributed our assets rather than the Company acquiring or operating another business.

  In light of these developments, the Board of Governors of the Company believes that it is in the best interests of the Company and its members to dissolve the Company following consummation of the asset sale, wind up and terminate the business of the Company, and distribute its remaining assets in accordance with the terms of the plan of dissolution.

  We have entered into a separate Asset Purchase Agreement, dated as of January 3, 2013, pursuant to which we will sell all the assets of Lakefield Farmers Elevator, LLC, one of HLBE's wholly owned subsidiaries, to FCA Co-op for approximately $3,750,000 in cash (the "elevator asset sale"). The elevator asset sale is a separate and distinct transaction from the asset sale. Accordingly, we are not asking for your approval of the elevator asset sale. The elevator asset sale is not contingent on the asset sale or plan of dissolution. If members do not approve the asset sale or the dissolution, we will continue with the elevator asset sale and all proceeds from the elevator asset sale will be subject to our loan agreement with AgStar and our indebtedness to AgStar.

Q.
If the dissolution is approved, will transfers of the Company's Units be permitted?

A.
No. If the members approve the dissolution of the Company, no transfers of Units will be permitted. A member's interest in the Company will be converted into the right to receive a pro rata share of the Company's distributable assets. These rights will not be transferable other than by will, intestate succession or operation of law.

Q.
What will I receive pursuant to the plan of dissolution?

A.
Under the plan of dissolution, we will make one or more liquidating distributions to the members, representing the net proceeds of the liquidation. The amount of the liquidating distributions will depend on the amount received in the asset sale and the escrow account, the amount received from the sale of the elevator and any other assets remaining after the asset sale and elevator sale, the amount of our liabilities, and the expenses associated with the asset sale and liquidation.

  At this time, it is not possible to determine exactly what amount will be available for distribution to members or when distributions will be made. We expect the asset sale to result in gross cash consideration to us of approximately $[                ] million as of the date of closing, net of our expected debt payoff to AgStar of approximately $[                ], or $[                ] per Unit outstanding. Assuming receipt of consideration of $[                ] million in the asset sale at closing, and receipt of $3,750,000 in cash from the elevator sale, we expect to have approximately $[                ] million in cash or $[                ] per Unit as of March 1, 2013. In addition, we would attempt to liquidate any assets remaining following the asset sale and elevator sale, which we believe have an estimated book value of approximately $[                ]. However, there is no assurance that we can sell our remaining assets at the prices at which they are carried on our balance sheet, and in view of the specialized nature of some of our remaining assets, there is no assurance as to when these assets will be sold.

  We will incur transaction costs and administrative costs in connection with the asset sale and the liquidation and dissolution of HLBE. We also will pay or make provision for payment of our known or reasonably ascertainable liabilities that have been incurred or are expected to be incurred prior to dissolution. These costs and payments will reduce the cash available to distribute to members under the plan of dissolution.

Q.
When will the winding up and termination of the Company be completed?

A.
The winding up and termination of the Company pursuant to the plan of dissolution will be completed as soon as practicable. The exact period required for the winding up and termination of the Company will depend on our ability to sell our assets remaining after the asset sale and on market conditions generally. Nevertheless, we anticipate completing the winding up and termination of the Company by December 31, 2013.

Q.
Will I have dissenters' rights relating to the dissolution?

A.
No. Under Section 6.7 of our Member Control Agreement, each member waives and agrees not to assert any dissenters' rights under the Limited Liability Company Act.

Q.
Is the dissolution contingent upon the asset sale?

A.
Yes, the dissolution of the Company is contingent upon the asset sale. If members do not approve the asset sale, we will not count the votes relating to the dissolution, the dissolution of the Company will not be approved and the plan of dissolution will not be effective or implemented. Likewise, if the asset sale proposal is approved by members, but the asset sale does not close, the dissolution pursuant to the plan of dissolution will not become effective or be implemented.

Other Commonly Asked Questions

Q.    What are the federal income tax consequences of the asset sale and liquidation?

  The Company is classified as a partnership for federal income tax purposes and as such is not subject to entity level income tax on its earnings and instead allocates its income and losses to the Company members who must take into account their allocable share of the income or loss on their separate returns. The sale of the Company's assets will be recognized by the Company as taxable transactions and reported to the members on the Company's partnership information returns for the year in which the transactions are completed; which is expected to be 2013. Gains or losses will be reported to the members, generally on a pro rata basis in proportion to their ownership of membership units. The results of the transactions will be reflected in the members' capital accounts which ultimately must be taken into account by the members in determining any gain or loss resulting from final distributions received in connection with the plan of dissolution.

v

Q.
Where can I find more information about HLBE and Guardian?

A.
HLBE files periodic reports and other information with the SEC. This information is available at the SEC's public reference facilities, and at the Internet site maintained by the SEC at www.sec.gov. For a more detailed description of the information available, please see the sections entitled "Annual Report and Audited Financial Statements" and "Where You Can Find More Information" at the end of this proxy statement.

  Guardian does not file reports with the SEC, but additional information about Guardian is set forth under "Proposal 1: Approval of the Purchase Agreement—The Companies" on page [    ].

Q.
Who can help answer my questions?

A.
If you have questions about the Special Meeting or the asset sale after reading this proxy statement, you should contact [                        ] at Heron Lake BioEnergy, LLC, 91246 390th Avenue, Heron Lake, Minnesota 56137, telephone (507) 793-0077, and email: [                        ].

SUMMARY TERM SHEET

        This summary, together with the question and answer section, highlights selected information from this proxy statement. It does not contain all of the information that is important to you as a member of the Company. Accordingly, we encourage you to read carefully this entire proxy statement and the appendices to this proxy statement.

 The Companies

Heron Lake BioEnergy, LLC

  91246 390th Avenue
  Heron Lake, Minnesota 56137
  (507) 793-0077

        Heron Lake BioEnergy, LLC is a Minnesota limited liability company that operates a dry mill, natural gas fired ethanol plant in Heron Lake, Minnesota. Currently, the ethanol plant has the capacity to process approximately 21.0 million bushels of corn each year, producing approximately 60 million gallons per year of fuel-grade ethanol and approximately 177,000 tons of distillers' grains with soluble (DGS). The Company's subsidiary, HLBE Pipeline Company, LLC, owns 73% of Agrinatural Gas, LLC, the pipeline company formed to construct, own, and operate a natural gas pipeline that provides natural gas to the Company's ethanol production facility through a connection with the natural gas pipeline facilities of Northern Border Pipeline Company in Cottonwood County, Minnesota. The Company's subsidiary, Lakefield Farmers Elevator, LLC, has grain facilities at Lakefield and Wilder, Minnesota.

Guardian Energy Heron Lake, LLC

  4745 380th Avenue
  Janesville, Minnesota 56048
  (507) 234-5000

        Guardian Energy Heron Lake, LLC (which we refer to as Guardian) is a Delaware limited liability company and the wholly owned subsidiary of Guardian Energy Heron Lake Holdings, LLC, which is owned by four Midwest ethanol plants: Al-Corn Clean Fuel Cooperative (Claremont, MN), Chippewa Valley Ethanol Company (Benson, MN), Heartland Corn Products (Winthrop, MN), and KAAPA Ethanol LLC (Minden, NE).

        Guardian Energy Heron Lake, LLC is affiliated with Guardian Energy, LLC, which was formed in September of 2009 by six farmer-owned ethanol plants located in Little Falls, Benson, Claremont, and Winthrop, Minnesota as well as Mason City, Iowa and Minden, Nebraska to purchase the 120 MGY ethanol production facility in Janesville, MN. In 2010, Heartland Corn Products (Winthrop, MN), KAAPA Ethanol LLC (Minden, NE), and Chippewa Valley Ethanol Company (Benson, MN) purchased majority interest in the 60 MGY ethanol production facility in Lima, OH. Guardian plants presently have production capacity of approximately 180 million gallons of ethanol and 500,000 tons of distillers' grains annually. All Guardian owners are members of Renewable Products Marketing Group (RPMG), based in Shakopee, MN, a leader in ethanol and dried distillers grains marketing.

 The Special Meeting

Background of Special Meeting (page [    ])

        The asset sale was announced on January 23, 2013. Beginning on or about February [    ], 2013, we commenced mailing to our members a Notice of Special Meeting and this proxy statement for the Special Meeting of Members of Heron Lake BioEnergy, LLC.

Date, Time, Place (page [    ])

        The Special Meeting of our members will be held at the Heron Lake Community Center, 312 10th Street, Heron Lake, Minnesota 56137, on February [    ], 2013 at 10:00 a.m. local time.

Matters to be Considered (page [    ])

        You will be asked to consider and vote upon a proposal to approve the asset sale pursuant to the terms and conditions of the Asset Purchase Agreement that the Company has entered into with Guardian. You will also be asked to consider and vote upon a proposal to dissolve the Company pursuant to a plan of dissolution of the Company.

Record Date and Voting Power (page [    ])

        You are entitled to vote if you are a member at the close of business on January 22, 2013, the record date for the Special Meeting. You will have one vote for each Class A unit of the Company you owned at the close of business on the record date. On the record date, we had 38,622,107 outstanding Units, of which 38,585,619 Units are held by members and entitled to vote, and 36,488 are held by 66 non-member Unit holders and not entitled to vote.

Required Vote (page [    ])

        Approval of the asset sale and the dissolution each require the affirmative vote of members holding a majority of our outstanding Units entitled to vote on the proposal. Each Unit entitled to vote at the Special Meeting is entitled to one vote per Unit. With 38,585,619 Units outstanding and held by members and entitled to vote, this means 19,292,810 Units must be voted in favor of each proposal. Failure to vote by proxy, either by mail, by telephone or through the Internet, or in person, will have the same effect as a vote "AGAINST" approval of the asset sale and adoption of the plan of dissolution.

Voting by Proxy (page [    ])

        You may vote by proxy through by signing, dating and returning the enclosed proxy card in the reply envelope provided or by following the instructions on the proxy card for voting by fax. If you hold your Units through a broker or other nominee, you should follow the procedures provided by your broker or nominee.

Revocability of Proxy (page [    ])

        You may revoke your proxy at any time before it is voted. If you have not voted through your broker or nominee, you may revoke your proxy by:

  •
  sending a later-dated proxy;

  •
  giving written notice of revocation to the Company addressed to the Secretary; or

  •
  voting in person at the Special Meeting.

        Simply attending the Special Meeting will not revoke your proxy. If your Units are held in street name, you should follow the instructions of your broker or nominee regarding revocation of proxies.

Our Board's Recommendation to HLBE Members Regarding the Asset Sale (page [    ])

        Our board of governors has unanimously determined that the asset sale is advisable, fair to and in the best interests of the Company and our members. Accordingly, the board has unanimously approved the asset sale pursuant to the terms and conditions of the Asset Purchase Agreement and unanimously recommends that members vote FOR the approval of the asset sale at the Special Meeting.

Our Board's Recommendation to HLBE Members Regarding the Plan of Dissolution (page [    ])

        Our board of governors has unanimously determined that the plan of dissolution is in the best interests of the Company and our members if the asset sale is consummated. Accordingly, the board has unanimously approved the plan of dissolution and unanimously recommends that HLBE members vote FOR the adoption of the plan of dissolution at the Special Meeting.

 The Asset Sale

Background of the Asset Sale (pages [    ] through [    ])

        This section contains a description of the process that we undertook with respect to our reaching a definitive agreement with Guardian, and includes a discussion of our contacts and discussions with Guardian that led to an agreement.

Purposes and Effects of the Asset Sale (page [    ])

        The principal purpose of the asset sale is to enable Guardian to acquire our ethanol facility and for us to receive approximately $55 million in cash at the closing of the asset sale, plus payment for our closing net working capital, which we currently estimate at $1.5 million, less an estimated $4.4 million for debt to be assumed by Guardian and less an escrow deposit of $4 million, or approximately $48.1 million, and permitting us to pay off our credit facility with AgStar and avoid foreclosure on our assets. The transaction constitutes a sale of all or substantially all of our assets and requires member approval. We intend to dissolve if the transaction is approved and the asset sale closes.

        Following completion of the asset sale, we will de-register our Units under the Securities Exchange Act of 1934.

Reasons for the Asset Sale and the Recommendation of the Board of Governors (pages [    ] through [    ] )

        Our board of governors has unanimously determined that the asset sale is advisable, fair to and in the best interests of the Company and our members. Accordingly, the board has unanimously approved the Asset Purchase Agreement and unanimously recommends that you vote FOR the adoption of the Asset Purchase Agreement at the Special Meeting. In making this determination, our board has considered a number of factors including (which are summarized in this section beginning on page [    ]), among other things, HLBE's business operations, financial condition, earnings and business prospects, HLBE's inability to make required payments on its credit facility with AgStar, the challenges facing HLBE given the current high level of commodity prices, the terms of the Asset Purchase Agreement, and an opinion of BCC Advisers to the effect that, as of January 22, 2013, and based upon and subject to assumptions made, procedures followed, matters considered, and limitations on the review undertaken in connection with the opinion as set forth therein, the consideration to be received by us upon consummation of the asset sale is fair to the Company from a financial point of view. In the course of its deliberations, our board also considered a variety of risks or potential drawbacks relating to the asset sale that are summarized in this section beginning on page [    ].

Asset Sale Consideration (page [    ])

        The consideration for the sale of substantially all the assets of HLBE will consist of the purchase price of $55 million payable in cash at the closing of the asset sale, plus our closing net working capital (which we currently estimate at $1.5 million), less the amount at closing of the debt expressly assumed by Guardian under the Asset Purchase Agreement (which we currently estimate at $4.4 million), and less an escrow deposit of $4 million. Our actual closing net working capital will be calculated within 30 days after closing. The administration of the escrow deposit, adjustments to the purchase price and the mechanism for such adjustments are summarized in this section beginning on page [    ].

 Conditions to the Asset Sale (pages [    ] through [    ])

        Before we can complete the asset sale, both HLBE and Guardian must satisfy a number of conditions. Our and Guardian's obligations to effect the asset sale are subject to the satisfaction or waiver of the following conditions:

  •
  Absence of any action, suit or proceeding which would prevent or prohibit consummation of the asset sale or cause the asset sale to be rescinded;

  •
  obtaining all licenses, permits and approvals under the Asset Purchase Agreement;

  •
  operation of HLBE's facility in the ordinary course of business, without the occurrence of any Material Adverse Effect;

  •
  member approval of the asset sale;

  •
  HLBE's receipt of a fairness opinion with respect to the asset sale; and

  •
  delivery of all documents required under the Asset Purchase Agreement.

        In addition, our obligations to effect the asset sale are subject to the satisfaction or waiver of conditions relating to Guardian's compliance with their obligations under the Asset Purchase Agreement and the continued accuracy of the representations and warranties of Guardian. Likewise, the obligations of Guardian to effect the asset sale are subject to the satisfaction or waiver of conditions relating to our compliance with our obligations under the Asset Purchase Agreement and the continued accuracy of our representations and warranties.

        We expect to consummate the asset sale shortly after all of the conditions to the asset sale have been satisfied or waived. We will seek to complete the asset sale by February 28, 2013, but we cannot be certain when or if the conditions will be satisfied or waived.

Opinion of the Company's Financial Advisor (pages [    ] through [    ])

        BCC Advisers has given an opinion to our board of governors that, as of January 22, 2013, and based upon and subject to assumptions made, procedures followed, matters considered, and limitations on the review undertaken in connection with the opinion as set forth therein, the consideration to be received by us pursuant to the Asset Purchase Agreement is fair from a financial point of view. We include the full text of BCC Advisers' written opinion in Appendix B to this proxy statement. We urge you to read BCC Advisers' opinion carefully and in its entirety.

Termination of the Purchase Agreement (pages [    ] through [    ])

        We and Guardian may agree in writing to terminate the Asset Purchase Agreement at any time without completing the asset sale, even after our members approve it. Either we or Guardian may also terminate the Asset Purchase Agreement prior to completion of the asset sale under specified circumstances, including failure of our members to approve the Asset Purchase Agreement at a duly convened members meeting, failure of the non-terminating party to satisfy the conditions to the asset sale by March 31, 2013 and certain uncured breaches of covenants, agreements, representations or warranties by a party.

        In addition, Guardian may terminate the Asset Purchase Agreement under certain circumstances including, among others, those related to our board's recommendation to members relating to the Asset Purchase Agreement with Guardian, our board's determination or resolution to accept a proposal for a competing transaction (as defined in the Asset Purchase Agreement), and an offer for a potentially competing transaction from a third party that our board does not recommend be rejected within 10 business days after it is first made.

        Moreover, we may terminate the Asset Purchase Agreement if our board of governors authorizes us to enter into an agreement with respect to a competing transaction. The exercise of our right of termination for a competing transaction is subject to limitations and conditions, including that our board of governors must determine that the competing transaction is a "superior proposal," as defined in the Asset Purchase Agreement (taking into account any proposal or offer made by Guardian to modify the terms of the Asset Purchase Agreement) and that the failure of HLBE to exercise its right to terminate the Asset Purchase Agreement would be inconsistent with our board's fiduciary duties under applicable law.

Termination Fee (page [    ])

        We must pay to Guardian a fee in cash of $2.0 million if the Asset Purchase Agreement is terminated under certain circumstances for a competing transaction, including, among others, if:

  •
  Guardian terminates the Asset Purchase Agreement because our board determines or resolves to accept a proposal for a competing transaction;

  •
  Guardian terminates the Asset Purchase Agreement because a third party commences a tender offer or exchange offer or other transaction potentially constituting a competing transaction, and our board does not recommend rejection of such offer or transaction within 10 business days after it is first made;

  •
  we terminate the Asset Purchase Agreement to accept a competing transaction; or

  •
  the Asset Purchase Agreement is terminated for certain other reasons and, between the date of the Asset Purchase Agreement and our member meeting, a proposal for a competing transaction was made to our members or our board or became publicly known and within 12 months after any of these terminations, HLBE enters into an agreement for, or consummates, a competing transaction.

Plan of Dissolution Proposal (pages [    ] through [    ])

        Following the consummation of the asset sale, we believe our remaining assets would be insufficient to operate our business as a going concern and that our members would achieve a greater return on their investment if we distributed our assets rather than the Company acquiring or operating another business.

        Accordingly, our board of governors believes that it is in the best interests of the Company and our members to dissolve, wind up and liquidate the Company and distribute our remaining assets in accordance with the terms of the plan of dissolution.

Certain Material Federal Income Tax Consequences (pages [    ] through [    ])

        Please refer to the section entitled "Certain Material Federal Income Tax Consequences" on pages [    ] through [    ] of this proxy statement for a more detailed explanation of the material federal income tax consequences of the asset sale and liquidation. We urge you to consult your own tax advisors to determine the particular tax consequences to you (including the application and effect of any state, local or foreign income and other tax laws) of the asset sale and liquidation.

FORWARD-LOOKING INFORMATION

        This proxy statement contains forward-looking statements, including statements regarding anticipated timing of the asset sale and the possible future performance of the Company. All statements other than statements of historical fact are forward-looking statements, including statements about the expected timetable for completing the asset sale, the satisfaction of closing conditions, timing or satisfactory receipt of regulatory or HLBE member approvals, net proceeds anticipated to be available for distribution to the members, the plan of dissolution, and the distribution of funds to members, future products or market growth, projections of earnings, revenues, or other financial items, and any other statements regarding HLBE's future expectations, beliefs, goals or prospects or the plans, strategies and objectives of management for future operations, and any statement of assumptions underlying any of the foregoing.

        These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those presented. Factors that could cause such differences include, without limitation, the possibility that regulatory approvals may be delayed or denied or that burdensome conditions may be imposed in connection with such approvals; the possibility of adverse changes in global, national or local economic or monetary conditions; competition and change in the ethanol industry; and other factors described in our recent filings with the SEC. Those factors or others could result, for example, in delay or termination of the asset sale transaction between HLBE and Guardian. Readers should carefully consider those risks and uncertainties in reading this document. Except as otherwise required by law, the Company and Guardian disclaim any obligation and do not intend to update any forward-looking statements included in this proxy statement after the date of this document, whether as a result of new information, future events, developments, changes in assumptions or otherwise.

 RISK FACTORS RELATED TO THE ASSET SALE TRANSACTION

        You should carefully review the risk factors described below and those risk factors generally associated with our business contained in our Annual Report on Form 10-K for the fiscal year ended October 31, 2012 and our subsequent SEC filings, along with other information provided to you in this Proxy Statement. See "Where You Can Find More Information" beginning on page [            ]. The special risk considerations described below are not the only ones facing us. Additional considerations not presently known to us or that we currently believe are immaterial may also impair our business operations. If any of the following special risk considerations actually occurs, our business, financial condition or results of operations could be materially adversely affected, the market price of our Units may decline, and you may lose all or part of your investment.

We cannot be sure if or when the asset sale will be completed.

        The consummation of the asset sale is subject to the satisfaction or wavier of various conditions, including the authorization of the asset sale by our members. We cannot guarantee that we will be able to satisfy the closing conditions set forth in the Asset Purchase Agreement. If we are unable to satisfy the closing conditions, Guardian will not be obligated to complete the asset sale.

        If the asset sale is not completed, our board of governors, in discharging its fiduciary obligations to our members, will evaluate other alternatives that may be less favorable to our members than the asset sale. Under a forbearance agreement with our lender, AgStar Financial Services, if we do not close the asset sale on or before March 1, 2013, we will not receive any more advances on our credit facility and could face foreclosure. Foreclosure would likely terminate the transaction.

        In addition, if the asset sale is not completed, our governors, executive officers and other employees will have expended extensive time and effort and experienced significant distractions from their work during the pendency of the transaction and we will have incurred significant third party transaction costs, in each case, without any commensurate benefit, which may have a material and adverse effect on our results of operations.

We cannot predict the timing, amount or nature of any distributions to members.

        Under the plan of dissolution, we will make one or more liquidating distributions to the members, representing the net proceeds of the liquidation. Our board of governors is currently unable to predict exactly what amount will be available for distribution to members or when distributions will be made. The amount of the liquidating distributions will depend on the amount received in the asset sale and elevator sale, the amount received from the escrow deposit, the amount received from the sale of any assets remaining after the asset sale and elevator sale, the amount of our liabilities, and expenses associated with the asset sale and liquidation. There is no assurance that we can sell our remaining assets at the prices at which they are carried on our balance sheet, and in view of the specialized nature of some of our remaining assets, there is no assurance as to when these assets will be sold.

        We will incur transaction costs and administrative costs in connection with the asset sale and the liquidation and dissolution of HLBE. We also will pay or make provision for payment of our known or reasonably ascertainable liabilities that have been incurred or are expected to be incurred prior to dissolution. These costs and payments will reduce the cash available to distribute to members under the plan of dissolution.

Our estimate of the maximum amount available for distribution to our members could be reduced if our expectations regarding our operating expenses are inaccurate.

        Claims, liabilities and expenses from operations (such as operating costs, salaries, governors and officers' insurance, federal and state income taxes, payroll and local taxes, legal and accounting fees and miscellaneous offices expenses) will continue to be incurred as we seek to complete the asset sale and wind down operations. Our expectations regarding our expenses may be inaccurate. Any unexpected claims, liabilities or expenses, or any claims, liabilities or expenses that exceed our current estimates, could reduce the amount of cash available for ultimate distribution to our members. If available cash and amounts received in the asset sale are not adequate to provide for our obligations, liabilities, expenses and claims, we may not be able to make any distributions to our members.

A delay in the closing of the asset sale will decrease the funds available for distribution to members.

        Claims, liabilities and expenses from operations (including operating costs such as salaries, governors' fees, governors and officers' insurance, federal and state income taxes, payroll and local taxes, legal and accounting fees and miscellaneous office expenses) will continue to be incurred by us as we seek to close the asset sale. In the event the closing of the asset sale is delayed, we will incur additional claims, liabilities and expenses from operations that will reduce the net funds available for distribution to our members.

Our members could authorize the asset sale but vote against the Plan of Dissolution.

        If our members do not approve the Plan of Dissolution, we will still complete the asset sale if it is authorized by our members and the other conditions to closing are satisfied or waived. In that case, we will have transferred substantially all of our operating assets to Guardian and will have no operations to generate revenue. We would likely continue to ask the members to approve the Plan of Dissolution, either via an adjournment of the special meeting for the sole purpose of voting on the Plan of Dissolution (while closing the polls and registering the authorization of the asset sale prior to adjournment) or at a separate special meeting of members called for the purpose of seeking approval of the Plan of Dissolution. In any event, with no assets with which to generate revenues and no Plan of Dissolution approved, we would use the cash received from the asset sale, as well as our other cash, to pay ongoing operating expenses instead of making distributions to our members. We would have no material business or operations after the asset sale and will have retained only those employees required to maintain our corporate existence. These factors would limit the alternatives available to us. Our board of governors would have to evaluate our alternatives, including the possibility of investing the cash received from the asset sale in another operating business. These alternatives may be less favorable to our members than the Plan of Dissolution.

Our members may be liable to our creditors for part or all of the amount received from us in our liquidating distributions if reserves are inadequate.

        If the Dissolution becomes effective, we may establish a contingency reserve designed to satisfy any additional claims and obligations that may arise. Any contingency reserve may not be adequate to cover all of our claims and obligations. If we fail to create an adequate contingency reserve for payment of our claims and obligations after we file a notice of dissolution with the Minnesota Secretary of State, each member could be held liable for payment to our creditors. Accordingly, in such event, a member could be required to return part or all of the distributions previously made to such member, and a member could receive nothing from us under the Plan of Dissolution. Moreover, if a member has paid taxes on amounts previously received, a repayment of all or a portion of such amount could result in a situation in which a member may incur a net tax cost if the repayment of the amount previously distributed does not cause a commensurate reduction in taxes payable in an amount equal to the amount of the taxes paid on amounts previously distributed.

If the Asset Purchase Agreement is terminated or is not approved at the special meeting of members and if we are unable to find any other source of financing, we would only have sufficient capital resources to support our operations for a short period of time.

        As of December 31, 2012, we had cash and cash equivalents of approximately $1.5 million and negative working capital of approximately $39.5 million, which reflects the inclusion of all AgStar indebtedness in current liabilities. If the Asset Purchase is terminated or not approved at the special meeting of members, the Company would likely be required by AgStar to auction off its ethanol plant under a formal sales process with professional investment bankers advisors under AgStar's control. During the expected 4-6 months of time required to complete such process, the Company could expect to lose on a cash basis approximately $2.9 to $4.35 million (approximately $725,000 per month) and the costs of conducting such sales process (including professional sales fees) could exceed $2.0 million. The collective costs and losses associated with such formal sales process could equal or exceed $5.5 million.

The Asset Purchase Agreement prohibits us from pursuing alternatives to the asset sale.

        The Asset Purchase Agreement contains exclusivity provisions that prohibit us from marketing or selling our Business or Facility to any party other than Buyer. These provisions include prohibitions on our ability to: (i) initiate, solicit, knowingly encourage, or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or would reasonably be expected to lead to, any Alternative Transaction; (ii) negotiate or have any discussions in furtherance of such inquiries; (iii) agree to or endorse any Alternative Transaction; or (iv) approve, recommend, execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase or share exchange or issuance agreement, option agreement, or other similar agreement related to any Alternative Transaction. We must notify Buyer of all of the relevant details relating to all inquiries and proposals that we may receive relating to any of such matters.

        In the event we receive a proposal from a Third Party for an Alternative Transaction that, in the business judgment of our Board, is a superior offer for the members, we may negotiate with such third party to the extent consistent with the fiduciary duties of the Board. If HLBE enters into a letter of intent with respect to the superior proposal, we must immediately notify Buyer of such letter of intent and Buyer will have the option to match, in writing, the competing offer. If Buyer declines to match the competing offer in writing, HLBE may terminate this Agreement to pursue a transaction with the competing third party upon promptly paying Buyer a "breakup fee" in the amount of $2 million. See "The Purchase Agreement—No Solicitation by the Company; Exclusivity."

 THE SPECIAL MEETING OF MEMBERS

        We are furnishing this proxy statement to members of the Company as part of the solicitation of proxies by our board of governors for use at the Special Meeting of members.

Date, Time and Place

        We will hold the Special Meeting at the Heron Lake Community Center, 312 10th Street, Heron Lake, Minnesota 56137 at 10:00 a.m. local time, on February [            ], 2013.

Purpose of the Special Meeting

        At the Special Meeting, members of the Company are being asked to consider and vote on two proposals: first, to approve the Company's asset sale of substantially all of its assets to Guardian Energy LLC pursuant to an Asset Purchase Agreement dated January 22, 2013 (the "asset sale"); and second, to approve the dissolution of the Company pursuant to a Plan of Liquidation and Dissolution (the "plan of dissolution") under which the Company will wind up its business, sell its remaining assets and, after paying debts and establishing certain reserves, distribute its assets to members, and terminate the Company.

        Our board of governors has unanimously determined that the asset sale is advisable, fair to and in the best interests of the Company and our members. Our board of governors has also unanimously determined that the dissolution of the Company pursuant to the plan of dissolution is in the best interests of the Company and our members. Accordingly, the board has unanimously approved each of the Asset Purchase Agreement and the plan of dissolution and unanimously recommends that you vote FOR the approval of the asset sale and FOR the approval of the plan of dissolution at the Special Meeting.

Record Date; Units Entitled to Vote; Quorum

        Only HLBE members of record at the close of business on January 22, 2013, the record date, are entitled to notice of, and to vote at, the Special Meeting. On the record date, 38,622,107 Units were issued and outstanding, of which 38,585,619 are held by members and entitled to vote, and 36,488 are held by 66 non-member Unit holders and not entitled to vote. A quorum will be present at the Special Meeting if members holding a majority of our outstanding Units entitled to vote on the record date are represented in person or by proxy. In the event that a quorum is not present at the Special Meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies. HLBE members of record on the record date are entitled to one vote per Unit on each proposal presented at the Special Meeting.

Vote Required

        Approval of the asset sale and adoption of the plan of dissolution each require the affirmative vote of members holding a majority of our outstanding Units entitled to vote on the proposal. In order to approve the asset sale, 19,292,810 Units must be voted in favor of the asset sale. In order to approve the dissolution, 19,292,810 Units must be voted in favor of the plan of dissolution.

        If you withhold a vote or abstain from voting on either the asset sale proposal or the plan of dissolution proposal, it will have the same effect as a vote "against" that proposal.

Relationship of Plan of Dissolution Proposal to Asset Sale Proposal

        The dissolution and the plan of dissolution are contingent upon the asset sale. If members do not approve the asset sale, we will not count the votes relating to the dissolution and the dissolution and the plan of dissolution will not be effective or implemented. Likewise, if the asset sale proposal is approved by members, but the asset sale is not consummated, the dissolution and the plan of dissolution will not be effective or implemented. However, the asset sale is not conditioned upon the members approving the dissolution.

Voting by Governors and Executive Officers

        On the record date, our governors and executive officers, together with their respective affiliates, owned and were entitled to vote a total of 17,305,720 Units or approximately 44.8% of the Units then outstanding. Included in this number are the 16,005,949 Units held by Project Viking, LLC, the company owned by Ron and Diane Fagen, and which is entitled to appoint four (4) governors to our nine person Board. Steve Core, Nick Bowdish and Kenton Johnson serve on our Board as the appointed governors of Project Viking. Each of these individuals has advised us that he intends to vote all of the Units owned or controlled by him FOR approval of the asset sale agreement and FOR the approval of the dissolution. Please see the section entitled "Security Ownership of Principal Holders and Management" beginning on page [            ] of this proxy statement for a table setting forth the ownership of our governors and executive officers, and their respective affiliates.

Voting of Proxies

        All Units represented by properly executed proxies received in time for the Special Meeting will be voted at the Special Meeting in the manner specified by the holders. Properly executed proxies that do not contain voting instructions will be voted FOR the approval of the asset sale and FOR the approval of the plan of dissolution.

        All members may attend the Special Meeting in person. Whether or not you expect to attend the Special Meeting, please submit your proxy as promptly as possible. You may vote your Units by signing, dating and returning the enclosed proxy card. Even if you have given your proxy, you may still vote in person if you attend the Special Meeting.

        If you have questions about the Special Meeting or the asset sale after reading this proxy statement, you should contact [                                    ] at Heron Lake BioEnergy, LLC, 91246 390th Avenue, Heron Lake, Minnesota 56137, telephone (507) 793-0077, and email: [                                    ].

Revocability of Proxies

        The grant of a proxy on the enclosed form of proxy does not preclude a member from voting in person at the Special Meeting.

        You may revoke your proxy at any time before it is voted. If you are a registered holder of HLBE units, you may revoke your proxy by: (a) voting in person at the Special Meeting; (b) mailing a later-dated proxy; or (c) giving written notice of revocation to HLBE addressed to the Secretary. Simply attending the Special Meeting will not revoke your proxy. You must revoke your proxy as described above.

Solicitation of Proxies

        In addition to solicitation by mail, we may use our governors, officers and employees to solicit proxies by telephone, other electronic means or in person. These people will not receive any additional compensation for their services, but we will reimburse them for their out-of-pocket expenses.

Other Business

        We are not currently aware of any business to be acted upon at the Special Meeting other than the matters discussed in this proxy statement. Under our Member Control Agreement, except as required by law, no business may be brought before the Special Meeting other than the matters set forth in the Notice of Special Meeting, which was mailed on or about February [            ], 2013. If other matters do properly come before the Special Meeting, or at any adjournment or postponement thereof, we intend that Units represented by properly submitted proxies will be voted by and at the discretion of the persons named as proxies on the proxy card. In addition, the grant of a proxy will confer discretionary authority on the persons named as proxies on the proxy card to vote in accordance with their best judgment on procedural matters incident to the conduct of the Special Meeting, such as a motion to adjourn in the absence of a quorum or a motion to adjourn for other reasons, including to solicit additional votes in favor of adoption of the Asset Purchase Agreement and the plan of dissolution.

PROPOSAL 1: APPROVAL OF THE PURCHASE AGREEMENT

Introduction

        At this Special Meeting, we are asking our members to approve the Asset Purchase Agreement. If we complete the asset sale, Heron Lake BioEnergy, LLC will sell substantially all of its assets to Guardian Energy Heron Lake, LLC.

The Companies

  Heron Lake BioEnergy, LLC

        Heron Lake BioEnergy, LLC is a Minnesota limited liability company that operates a dry mill, natural gas fired ethanol plant in Heron Lake, Minnesota. The Company's subsidiary, HLBE Pipeline Company, LLC, owns 73% of Agrinatural Gas, LLC, the pipeline company formed to construct, own, and operate a natural gas pipeline that provides natural gas to the Company's ethanol production facility through a connection with the natural gas pipeline facilities of Northern Border Pipeline Company in Cottonwood County, Minnesota. The Company's subsidiary, Lakefield Farmers Elevator, LLC, has grain facilities at Lakefield and Wilder, Minnesota. Currently, the ethanol plant has the capacity to process approximately 21.0 million bushels of corn each year, producing approximately 60 million gallons per year of fuel-grade ethanol and approximately 177,000 tons of distillers' grains with soluble (DGS).

        For our year ended October 31, 2011, we had revenues of $164.1 million, and as of that date we had total consolidated assets of $104.1 million, property and equipment, less accumulated depreciation, of $88.6 million, and total members' equity of $49.5 million. For our quarter ended July 31, 2012, we had revenues of $41.0 million and a net loss of approximately $649,000, and as of that date we had total consolidated assets of $94.1 million, property and equipment, less accumulated depreciation, of $86.2 million and total consolidated members' equity of $47.0 million. For our year ended October 31, 2012, we had revenues of $168.4 million, and as of that date we had total consolidated assets of $66.5 million, property and equipment, less accumulated depreciation, of $58.0 million, and total members' equity of $17.3 million. We had losses previously reported through July 31, 2012 of approximately $3.1 million and anticipate a fiscal year 2012 loss of approximately $33.1 million, including an impairment charge of approximately $27.8 million. The impairment charge we took in 2012 for financial reporting purposes will not be included with the taxable loss or the K-1 you receive for 2012, but will be included in the K-1 for the tax year 2013.

        The Company's executive offices are located at 91246 390th Avenue, Heron Lake, Minnesota 56137, and its telephone number is (507) 793-0077.

  Guardian Energy Heron Lake, LLC

        Guardian Energy Heron Lake, LLC is Delaware limited liability company and the wholly owned subsidiary of Guardian Energy Heron Lake Holdings, LLC, which is owned by four Midwest ethanol plants: Al-Corn Clean Fuel Cooperative (Claremont, MN), Chippewa Valley Ethanol Company (Benson, MN), Heartland Corn Products (Winthrop, MN), and KAAPA Ethanol LLC (Minden, NE).

        Guardian Energy Heron Lake, LLC is affiliated with Guardian Energy, LLC, which was formed in September of 2009 by six farmer-owned ethanol plants located in Little Falls, Benson, Claremont, and Winthrop, Minnesota as well as Mason City, Iowa and Minden, Nebraska to purchase the 120 MGY ethanol production facility in Janesville, MN. In 2010, Heartland Corn Products (Winthrop, MN), KAAPA Ethanol LLC (Minden, NE), and Chippewa Valley Ethanol Company (Benson, MN) purchased majority interest in the 60 MGY ethanol production facility in Lima, OH. Guardian plants presently have production capacity of approximately 180 million gallons of ethanol and 500,000 tons of distillers' grains annually. All Guardian owners are members of Renewable Products Marketing Group (RPMG), based in Shakopee, MN, a leader in ethanol and dried distillers grains marketing. Guardian's executive offices are at 4745 380th Avenue, Janesville, Minnesota 56048, and its telephone number is (507) 234-5000.

Background of the Asset Sale

        During the fall of 2012, the Board began to consider the costs and risks of continuing to operate the Company's ethanol plant. The Board became increasingly concerned about the Company's ability to service its debt obligations in light of challenging market conditions in the ethanol industry relating to the price of corn, the price of gasoline and demand for ethanol. These factors led the Board to consider various alternatives including a sale of the Company or its assets to a third party.

        To assist the Board in its consideration of the proposed transactions, over the course of five Board meetings held between November 14, 2012 and December 4, 2012, HLBE Chief Executive Officer Robert Ferguson, Chief Financial Officer Luke Schneider, and Interim CFO Mike Mattison reviewed the Company's loan and loan covenants with AgStar Financial Services, PCA ("AgStar"), including the Company's noncompliance with the working capital covenant, its failure to make a required principal payment of $269,000 to AgStar on December 1, 2012 and its expected failure to make a required principal payment to AgStar on January 1, 2013, the Company's September and October financial report, the Company's November financial projections, and the Company's operations and current prospects.

        Over the course of the five Board meetings, held between November 14, 2012 and December 4, 2012, the Board also considered its strategic options in light of its pending bank covenant noncompliance, its discussions with AgStar, its working capital position to fund the Company's operations, its inability to access additional working capital under its loan with AgStar, the Company's forecasted financial performance and prospects for 2013, and (A) the inquiries and discussions that Company management conducted with various third parties who may be interested in purchasing the Company and its assets and (B) a proposal by the CEO of Guardian Energy and two of its board members to purchase the Company's assets.

        On December 1, 2012, the Company failed to make a required principal payment of $269,000 to AgStar on the $40 million term note and approximately $8 million revolving note. AgStar notified the Company of its default and the parties began to negotiate forbearance terms to avoid foreclosure on the Company's assets and to give the Company access to additional credit to maintain operations pending the negotiation and closing of the sale of the ethanol plant and elevator.

        On December 3, 2012, the Company engaged BCC Advisers to perform valuation analyses and to provide an opinion as to the fairness (from a financial point of view) of the consideration to be received by the Company from sale of the Company's ethanol plant assets.

        On December 7, 2012, the Company and Guardian entered into a letter of intent regarding the sale of assets for $66 million plus net working capital less assumed debt.

        On December 14, 2012, BCC Advisers delivered a fairness opinion to the Company that the $66 million purchase price described in the letter of intent and draft asset purchase agreement was fair to the Company from a financial perspective.

        On December 14, 2012, the Company's Board met to discuss the proposal at $66 million, to review the proposed asset purchase agreement, to review BCC Advisers' fairness opinion, and to consider a number of factors and pros and cons of the limited options available to the Company. Following lengthy discussion, the Company's Board voted unanimously to approve the Guardian Asset Purchase Agreement at the $66 million purchase price. All members of the Board were present at the meeting either in person or by conference call.

        On December 21, 2012, as a result of missed principal payments and covenant defaults, AgStar and the Company entered into a forbearance agreement under which AgStar agreed to forbear from foreclosing on the Company's assets. The forbearance agreement acknowledged the Company's defaults, limited the Company to advances of up to $2.0 million upon execution of agreements to sell the elevator and the ethanol facility, and required that the company enter into a binding asset purchase agreement with Guardian by January 10, 2013.

        On January 9, 2013, Guardian indicated to the Company that it may not be able to secure the debt financing it needed to close on the asset purchase by the anticipated January 31, 2013 closing date. Guardian had previously informed the Company that it would be obtaining the debt financing it needed to close on the asset sale from AgStar Financial Services, PCA (the Company's lender).

        On January 10, 2013, the Company's Board approved the updated asset purchase agreement, as revised from its December 14, 2012 board meeting, and authorized execution and delivery of the asset purchase agreement.

        On January 10, 2013, Guardian informed the Company that it may take up to five business days following execution of the asset purchase agreement to obtain the $35 million in binding equity commitments from the members of Guardian, and therefore it would not be able to warrant $35 million in equity commitments as of the date of the asset purchase agreement, as the Company had requested in the draft asset purchase agreement.

        On January 10, 2013, the Company delivered what it believed to be close to a "final" draft of the asset purchase agreement to Guardian and Guardian counsel.

        On the evening of January 10, 2013, Guardian CEO Don Gales called the Company's CEO Bob Ferguson to notify the Company that the participating members of Guardian had not accepted the asset purchase agreement and were not willing to move forward on the $66 million purchase price. He indicated that he could not obtain the firm equity commitments from the participating members at the $66 million purchase price because of Guardian's view of anticipated forward industry conditions.

        On January 11, 2013, Guardian's CEO followed up his phone call with an email to the Company's CEO and Company legal counsel and copied Guardian counsel and AgStar, indicating that the "US Ethanol Industry continues to experience a more challenging environment every month" and that the "owners of Guardian have become more concerned about the economic future of our industry." The email confirmed that "at this time, Guardian is unable to proceed with the purchase of the assets of HLBE."

        On January 11, 2013, immediately following receipt of Guardian's email, AgStar discussed with the Company the consequences of not closing a transaction with Guardian and what would happen in a default situation. AgStar described generally the formal "sales" process it would require the Company to conduct and that it would tie any further advances to the Company to a weekly cash budget during such sales process schedule. AgStar also pointed out that the Company and AgStar would need to amend the forbearance agreement, as the Company was in default by not meeting the January 10th deadline to enter into the Guardian Asset Purchase Agreement. AgStar also recommended the Company go back and re-engage Guardian to purchase the ethanol plant.

        On January 11, 2013, the Board met and reviewed its alternatives and the current state of ethanol industry and the limited number of prospective buyers, reviewed the anticipated costs of a required sales process under control of its lender and the estimated timeline to conduct and close such transaction, and authorized the Company to send back a counter proposal to Guardian at $1.00 per gallon (or $55 million purchase price). The Company's CEO contacted Guardian's CEO that afternoon to make the counter proposal at the $55 million purchase price, provided that Guardian was able to accept such purchase price by Monday, January 14, 2013.

        On January 13, 2013, Guardian sent out a revised Asset Purchase Agreement at the $55.0 million purchase price, and indicated that it understood the deal may be back on, although the price was still under discussion.

        On the morning of January 14, 2013, Guardian indicated to the Company that it may have some interest at the $55.0 million purchase price.

        On January 14, 2013, the Company's Board met and discussed the proposal and authorized the Company to go back to Guardian at $1.10 per gallon purchase price ($60.5 million), which Guardian rejected.

        On January 15, 2013, the Company's Board met and authorized the Company to counter to Guardian with a $1.00 per gallon ($55 million purchase price), but on an "AS-IS" basis with no $4 million escrow.

        On the morning of January 16, 2013, Guardian rejected the "AS-IS" with no escrow proposal and reiterated its offer to purchase at $55 million. In these negotiations, Guardian agreed to an escrow termination date of December 15, 2013 for the $4.0 million escrow.

        On January 16, 2013, the Company's Board met to discuss the proposal at $55.0 million, and considered a number factors and pros and cons of the limited options available to the Company. Following lengthy discussion, the Company's Board voted unanimously to approve and sign the Guardian Asset Purchase Agreement at the $55 million purchase price, subject to its receipt of a fairness opinion from BCC Advisers that the transaction is fair to the Company from a financial perspective. All members of the Board were present at the meeting held by conference call.

        On January 17, 2013, the Company and BCC Advisers executed a second engagement agreement, under which BCC Advisers was to provide an opinion as to the fairness (from a financial point of view) of the consideration to be received by the Company from sale of the Company's ethanol plant assets for $55 million.

        On January 22, 2013, BCC Advisers delivered a fairness opinion to the Company that the $55 million purchase price for the Company's ethanol plant assets was fair to the Company from a financial perspective.

        On January 22, 2013, the Company's Board met to discuss the purchase price of $55 million, to review the asset purchase agreement, to review BCC Advisers' fairness opinion, and to consider a number of factors and pros and cons of the limited options available to the Company. Following lengthy discussion, the Company's Board voted unanimously to approve the Guardian Asset Purchase Agreement at the $55 million purchase price. All members of the Board were present at the meeting either in person or by conference call.

        On January 22, 2013, the Company and Guardian entered into an asset purchase agreement for the sale of the ethanol facility for a purchase price of $55 million in cash, plus closing net working capital estimated at $1.5 million, less an estimated $4.4 million for debt to be assumed by Guardian.

Recommendation of the Board of Governors of the Company; Reasons for the Asset Sale

  Recommendation of the Board of Governors of the Company

        Our board of governors has unanimously determined that the terms of the purchase agreement are advisable, fair to and in the best interests of HLBE and our members and has unanimously approved the purchase agreement. Accordingly, our board unanimously recommends that you vote FOR approval of the purchase agreement.

  Reasons for the Asset Sale

        In reaching its decision to approve the purchase agreement and to recommend that you vote to approve the purchase agreement, our board considered a number of factors, including the following:

  •
  the liquidity crisis at the Company and the Company's lack of adequate working capital;

  •
  the lack of financing options to the Company, given its default in its loan agreements with AgStar and AgStar's unwillingness to lend any additional funds unless tied to an asset sale;

  •
  its knowledge of, and presentations by management and financial advisors regarding, the Company's business operations, financial condition, earnings and business prospects, as well as the risks involved in achieving these prospects;

  •
  the challenges facing the Company given the current high level of commodity prices, as well as the fact that the Company will report a substantial loss in the year ended October 31, 2012, and would likely incur a loss in the quarter ending January 31, 2013;

  •
  the Company's current and historical financial conditions and results of operations and management's future projections, and the risk of uncertainties involved in achieving these projections;

  •
  the significant experience, background, and knowledge of the Company's board members in understanding the current market for the asset sale of ethanol plants;

  •
  the fact that if the Company did not accept the Guardian offer, it would be required by AgStar to auction off its ethanol plant under a formal sales process with professional investment bankers under AgStar's control, the expected 4-6 months of time required to complete such process, the fact that the Company would expect to lose on a cash basis approximately $2.9 to $4.35 million over such 4-6 month period (approximately $725,000 per month) and the fact that the costs of conducting such sales process (including professional sales fees) could exceed $2.0 million, and the fact that the collective costs and losses associated with such formal sales process could equal or exceed $5.5 million (or approximately $0.10 per gallon in purchase price);

  •
  the lack of prospective buyers in the current market, the interest of some buyers in only 100 mgy or larger, and the fact that the Company would need to garner a purchase price of $1.10 per gallon or higher in the formal sales process to offset the expected $0.10 per gallon costs and anticipated losses, in order to do better than the $1.00 per gallon offer;

  •
  the possibility that any formal sales process may not result in any buyers (in which case the lender would take over for its debt) or may result in a sales price at or substantially less than $1.10 per gallon, in which case the Guardian proposal at $1.00 per gallon would be superior to the Company and its unit holders;

  •
  the terms of the Asset Purchase Agreement as reviewed by the Board with its legal counsel, including consideration of several specific provisions in the Asset Purchase Agreement and the fact that the Company had a fiduciary out;

  •
  the opinion of BCC Advisers dated January 22, 2013 delivered to the Board to the effect that, as of January 22, 2013 and based on assumptions made, procedures followed, and matters considered in connection with the opinion set forth, the consideration to be paid to the Company and its unit holders in exchange for substantially all of the Company's assets (other than its equity interest in the Elevator) is fair from a financial point of view to the Company; and

  •
  the accounting, legal and compliance expenses from being a small public company.

        After considering these factors, the Board concluded that the price of $55 million, plus the value of the Net Working Capital (primarily inventory and work in process and excluding cash) was a fair consideration for these assets compared to the value that the Company might reasonably achieve in the future through a 4-6 month formal sales process under AgStar control. This factor is particularly relevant in light of the estimated operating losses and the costs associated with such 4-6 month formal sales process and the risks and uncertainties involved in connection with the continued operation of the plant and such process

        Our board also considered potential drawbacks or risks relating to the asset sale, including the following risks and factors:

  •
  the fact that the Company had not publicly announced that it was seeking offers and the risk that other parties that were not contacted may be interested in a transaction with Company;

  •
  the fact that the purchase price of the Asset Sale had dropped from $66.0 million to $55.0 million;

  •
  the fact that the Company would recognize a gain in connection with the transaction and this would be a taxable event to the Company's unit holders;

  •
  the risks and costs to the Company if the Asset Sale does not close, including the diversion of management and employee retention, potential employee attrition, and the potential effect on business and customer relationships; and

  •
  the restrictions on the conduct of the Company's business prior to consummation of the Asset Sale, requiring it to conduct its business subject to specific limitations that may delay or prevent it from undertaking business opportunities that might arise pending completion of the Asset Sale.

        Our board concluded, however, that these potential drawbacks and risks did not outweigh the benefits of the asset sale to our members.

        The foregoing discussion of the information and factors that our board of governors reviewed in its consideration of the asset sale is not intended to be exhaustive, but is believed to include all of the material factors that our board considered. In view of the variety of factors and the amount of information considered, our board did not find it practicable to, and did not make specific assessments of, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. Individual members of our board may have assigned different weights to different factors, however, our board made its determination after considering all of the factors as a whole and, overall, considered them to be favorable to, and to support its determination.

Opinion of the Company's Financial Advisor

        Pursuant to the terms of an engagement letter, dated January 17, 2013, BCC Advisers was engaged to provide a fairness opinion in connection with the asset sale. We selected BCC Advisers to render a fairness opinion in connection with the asset sale because BCC Advisers is a highly regarded financial and management advisory firm specializing in merger and acquisition consulting, corporate finance, business valuation, and business consultation services to privately held businesses and is familiar with HLBE and our business. As part of its engagement, BCC Advisers was asked to render an opinion to the board of governors as to the fairness, from a financial point of view, of the consideration to be received by us upon consummation of the asset sale. No instructions were provided to and no limitations were imposed by the board of governors upon BCC Advisers with respect to the investigation made or the procedures followed by BCC Advisers in rendering its opinion.

        The full text of the opinion of BCC Advisers, which sets forth the assumptions made, procedures followed, matters considered, and limitations on the review undertaken in connection with the opinion as set forth therein, is attached as Appendix B. The summary of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion attached as Appendix B. We encourage you to read the Opinion in its entirety.

        On January 22, 2013, BCC Advisers rendered its opinion to our board of governors that, as of January 22, 2013, based upon and subject to certain assumptions, qualifications, limitations and factors described in its opinion, the consideration to be received by the Company upon the consummation of the asset sale was fair, from a financial point of view, to the Company.

        In arriving at its opinion, BCC Advisers took into account an assessment of general economic, market and other conditions, as well as its experience in connection with similar transactions and securities valuations generally. BCC Advisers made numerous assumptions about industry performance, general business and other conditions and matters, many of which are beyond management's control.

        In performing its due diligence, BCC Advisers did the following, among other things:

  •
  reviewed a draft of the Asset Purchase agreement dated January 13, 2013 (including partially completed schedules and exhibits);

  •
  reviewed the Company's audited financial statements included in its Form 10-K for the fiscal years ended October 31, 2007 through 2011, unaudited internal financial statements for the fiscal year ended October 31, 2012, and internal monthly financial statements dated November 30, 2012;

  •
  reviewed certain internal financial projections for the Company for the fiscal years ending October 31, 2013 through October 31, 2017, all as prepared and provided by the Company's management on December 13, 2012, including an email received from management on January 21, 2013 that partially updated the previously received projections for 2013 by increasing the cost of corn by $0.05 per bushel and reducing ethanol revenue by $0.04 per gallon, which management believes is in line with the current market;

  •
  reviewed board minutes of the Company dated January 11, 14, 15 and 16, 2013 and a summary of the chronology of events leading up to the Company's board vote to approve the $55,000,000 sale subject to receipt of a fairness opinion;

  •
  reviewed certain Ethanol Plant Agreements by and among the Company, Gavilon, LLC (and its successor or assigns) and/or Lakeland Farmers Elevator, LLC, a wholly owned subsidiary of the Company;

  •
  toured the Company's facility on December 10, 2012 and met with certain members of the Company's management to discuss the business, operations, historical and projected financial results and future prospects of the Company;

  •
  reviewed recent industry and analyst reports regarding the ethanol industry;

  •
  reviewed certain publicly available financial data for companies we deemed relevant in evaluating the Company;

  •
  reviewed the financial terms, to the extent publicly available, of certain comparable ethanol plant transaction;

  •
  performed discounted cash flow analyses based on the projections provided by the Company; and

  •
  conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

        In arriving at its opinion, BCC Advisers relied upon and assumed the accuracy and completeness of all of the financial and other information, including the projections, which were used without assuming any responsibility for any independent verification of any such information. Further, BCC Advisers relied upon the assurances of our management that they were not aware of any facts or circumstances that would make any such information incomplete or misleading. With respect to the financial information and projections used, BCC Advisers assumed that such information has been reasonably prepared on a basis reflecting the best currently available estimates and judgments, and that such information provides a reasonable basis upon which it could make an analysis and form an opinion. BCC Advisers did not make or obtain any evaluations or appraisals of our assets and liabilities (contingent or otherwise).

        The analyses performed were prepared solely as part of BCC Advisers' analysis of the fairness, from a financial point of view, of the consideration to be paid to the Company upon consummation of the asset sale, and were provided to our board of governors in connection with the delivery of BCC Advisers' opinion. The opinion of BCC Advisers was just one of the many factors taken into account by our board of governors in making its determination to approve the asset sale, including those described elsewhere in this Proxy Statement.

  Transaction Analysis

        BCC Advisers performed certain analyses on the Company based on three different methodologies, as more fully discussed below:

  •
  a comparable public company analysis;

  •
  a comparable transaction analysis; and

  •
  a discounted cash flow analysis.

        In preparing its analyses, BCC Advisers also considered our historical and potential future financial performance and the macroeconomic environment.

  Comparable Public Company Analysis

        In performing a comparable public company analysis, BCC Advisers conducted a search for similar public companies, evaluated operating performance and profitability for similar public companies and calculated certain multiples and compared them to multiples implied by the asset sale. BCC Advisers' analysis focused on public companies operating in the ethanol industry.

        BCC Advisers focused on four publically traded companies that BCC Advisers deemed similar to HLBE:

  •
  BioFuel Energy Corp.;

  •
  Green Plains Renewable Energy, Inc.;

  •
  Pacific Ethanol, Inc.; and

  •
  REX American Resources Corporation.

        BCC Advisers also focused on eight companies that are public but not traded on the major markets, similar to HLBE:

  •
  Cardinal Ethanol, LLC;

  •
  Golden Grain Energy, LLC;

  •
  Granite Fall Energy, LLC;

  •
  Highwater Ethanol, LLC;

  •
  Homeland Energy Solutions, LLC;

  •
  Lincolnway Energy, LLC;

  •
  Red Trail Energy, LLC; and

  •
  Southwest Iowa Renewable Energy, LLC.

        None of the comparable companies have characteristics identical to us. An analysis of publicly traded comparable companies is not mathematical; rather it involves complex consideration and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors.

        The following table includes an analysis of "guideline" or comparable publicly traded entities and the calculation of a price-to earnings ratio or some other relationship, as a means to estimate the value of the Company. The ratios are intended to represent relationships set by investors in the market, and since these companies are thought to be similar to the subject company, the implication is that these ratios can be applied to the subject company to provide an indication of value. Using information on the guideline companies, several multiples were calculated and adjustments to the indicated median multiples were made for perceived differences between the guideline companies and the Company, including the following:

  •
  the Company is significantly smaller, with less geographic and operational diversification and management depth, as compared to the public companies analyzed;

  •
  the public companies' greater access to capital warrants a reduction in the multiples;

  •
  as a result of the greater access to capital, the public companies can execute expansion plans more readily and with less leverage than the Company;

  •
  public companies are subject to greater regulation and present less risk to potential investors, which warrants a reduction in the multiples.

Valuation Analysis ($ amounts in thousands)	Revenue	EBITDA	Capacity MMGY Nameplate
Selected Multiple	0.30	9.67	1.05
Company—LTM 11-30-12	$169,754	$2,430	50

Value of Acquired Assets	$50,926	$23,498	$53,000
Selected Multiple	0.30	4.78	1.05
Company Forecast Year 2	$155,225	$6,288	50

Value of Acquired Assets	$46,568	$30,071	$53,000

  Comparable Transaction Analysis

        In performing the comparable transaction analysis, BCC Advisers conducted a search for similar merger, acquisition and asset purchase transactions, identified transactions with disclosed transaction values, calculated certain multiples and compared them to multiples implied by the asset sale. BCC Advisers selected transactions by searching SEC filings, public company disclosures, press releases, industry and popular reports, databases and other sources.

        BCC Advisers focused on transactions with target companies that BCC Advisers deemed similar to our business and that fit within the following parameters:

  •
  transactions where the target company was an ethanol production facility;

  •
  transactions where the transaction value was publically disclosed or generally available from databases or other sources;

  •
  transaction value greater than $5.0 million;

  •
  public and private target companies in which a controlling interest of the company was acquired; and

  •
  transactions announced or completed between January 1, 2011 and October 22, 2012.

        BCC Advisers excluded transactions that did not meet these criteria or for which information was not available, and excluded repurchases, minority interest acquisitions and hostile transactions. BCC Advisers identified the following 8 transactions that satisfied the selection criteria:

Date Closed	Target Company Location	Acquirer
October 2012	Fairmont, NE	Flint Hills Resources
May 2012	Denison, IA	The Andersons, LLC
May 2012	Levelland, TX	Palmer Energy
December 2011	Boyceville, WI	Big River Resources
March 2011	Fort Dodge, IA	Cargill
March 2011	Fergus Falls, MN	Green Pains Renewable Energy
February 2011	Iowa Falls, IA	Flint Hills Resources
February 2011	Pratt, KS	Scoular Co.

        Based on the information disclosed with respect to the targets in the each of the comparable transactions, BCC Advisers calculated and compared the company values as a multiple of LTM annual production capacity in gallons. The analysis indicated that the multiples for these comparable transactions were as follows:

					HLBE
	Comparable Transactions
					Company Statistic	Implied Multiple at $55 Million Price
	Low	Mean	Median	High
Company Value/LTM Gallons	$0.23	$0.91	$1.08	$1.39	50 MMGY	$1.10

        None of the target companies utilized in the comparable transactions analysis have characteristics identical to us. Accordingly, an analysis of comparable business combinations is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the target companies in the comparable transactions and other factors that could affect the respective acquisition values.

  Discounted Cash Flow Analysis

        A discounted cash flow analysis estimates the present value of the projected hypothetical future cash flow for a company, discounted at a rate reflecting risks inherent in its business and capital structure. In performing a discounted cash flow analysis, BCC Advisers reviewed our projections of future financial performance as prepared by us, reviewed free cash flows over the projection period and calculated terminal value, and calculated present value of projected cash flows and terminal value at market discount rates.

        In the discounted cash flow analysis, BCC Advisers estimated a range of theoretical values for the Company based on (i) a transaction date of December 31, 2012, (ii) the net present value of the estimated future cash flows generated by the Company and (iii) a terminal value for the Company based on expected future cash flows after the five year forecast. In this analysis, BCC Advisers considered a range of discount rates and selected 11.5%, which was estimated based on the weighted average cost of capital for comparable companies and other relevant factors. In addition, BCC Advisers considered the nature of our business, our size relative to the comparable companies, our position in our industry and BCC Advisers' recent experience in the mergers and acquisitions marketplace.

        BCC Advisers' analysis resulted in an estimated enterprise value of $49.3 million (applying a discount rate of 11.5%) or $1.05 MMGY.

  Conclusion

        Based on the information and analyses set forth above, BCC Advisers rendered its opinion to our board of governors, which stated that, as of January 22, 2013, based upon and subject to the assumptions made, matters considered, and limitations on its review as set forth in the opinion, the consideration to be paid to the Company upon consummation of the asset sale is fair, from a financial point of view, to the Company.

        BCC Advisers' opinion is subject to the assumptions and conditions contained therein and is necessarily based on economic, market and other conditions, and the information made available to BCC Advisers, as of the date of its opinion. Events occurring after the date thereof could materially affect the assumptions used in preparing, and the conclusions reached in, that opinion. BCC Advisers assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances or events occurring after the date of the opinion, or prior to closing the asset sale.

        In reaching its conclusion as to the fairness of the consideration to be paid to the Company and in its presentation to our board of governors, BCC Advisers did not rely on any single analysis or factor described above, assign relative weights to the analyses or factors considered by it, or make any conclusion as to how the results of any given analysis, taken alone, supported its opinion. The preparation of a fairness opinion is a complex process and not necessarily susceptible to partial analysis or summary description. BCC Advisers believes that its analyses must be considered as a whole and that selection of portions of its analyses and of the factors considered by it, without considering all of the factors and analyses, would create a misleading view of the processes underlying the opinion.

        BCC Advisers' analyses are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by the analyses. Analyses relating to the value of companies are not appraisals or valuations, and do not necessarily reflect the price at which companies may actually be sold. No company or transaction used in any analysis for purposes of comparison is identical to us or the asset sale. Accordingly, an analysis of the results of the comparisons is not mathematical; rather, it involves complex considerations and judgments about differences in the companies to which we were compared and other factors.

        BCC Advisers' analysis and opinion were intended for the benefit and use of our board of governors in connection with the asset sale. BCC Advisers' opinion did not constitute a recommendation to our board of governors or our Unit holders as to how to vote in connection with the asset sale. BCC Advisers' opinion does not address our underlying business decision to pursue the asset sale, the relative merits of the asset sale as compared to any alternative business strategies that might exist for us or the effects of any other transaction in which we might engage.

Information Regarding BCC Advisers

        BCC Advisers is a financial and management advisory firm with substantial experience in the ethanol industry. BCC Advisers, as part of its advisory business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions.

        Pursuant to an engagement letter with the Company dated January 17, 2013, BCC Advisers was formally retained to provide a financial opinion letter in connection with the asset sale, and the Company agreed to pay fees for its services in connection with the asset sale.

        Under the terms of BCC Advisers' engagement, BCC Advisers provided a fairness opinion in connection with the asset sale and will have received from HLBE aggregate compensation of $60,000. Prior to the December 3, 2012 engagement in connection with the asset sale, BCC Advisers has not been engaged by HLBE for any other services.

        Additionally, under the terms of BCC Advisers' engagement, the Company agreed to indemnify and hold BCC, its individual shareholders, officers, directors and employees harmless from all liabilities, costs, and expenses claimed by third parties related to the information provided by the Company, as well as all expenses, including but not limited to attorney fees incurred by BCC in any action taken in good faith in defending itself against third parties claiming such liabilities, costs or expenses.

Certain Estimates of Forecasted Results

        In connection with our annual strategic business review, our management provided to our board of governors certain estimates of forecasted financial results. Our management also provided certain estimates of forecasted results to Guardian. The estimates of forecasted results are included in this proxy statement as Appendix D only because this information was provided to the board as part of its consideration of the transaction with Guardian and to Guardian in the asset sale process.

        The estimates of forecasted results were prepared by management of HLBE and were not prepared with a view towards public disclosure. These estimates do not purport to present operations in accordance with generally accepted accounting principles. The estimates reflect certain adjustments made by our management, and our independent auditors have not examined or compiled the projections and accordingly assume no responsibility for them. HLBE's internal financial estimates are, in general, prepared solely for internal use and budgeting and other management decisions and are subjective in many respects and thus susceptible to interpretations and periodic revision based on actual experience and business developments. The estimates also reflect numerous assumptions made by our management with respect to industry performance, general business, economic, market and financial conditions and other matters, all of which are difficult to predict and many of which are beyond HLBE's control. Accordingly, there can be no assurance that the estimates of forecasted results will prove accurate. In addition, the estimates do not consider the effect of any future combination of HLBE's business with Guardian.

        The estimates of forecasted results described above were not prepared with a view to public disclosure or compliance with published guidelines of the Securities and Exchange Commission or the guidelines established by the American Institute of Certified Public Accountants regarding forecasts or projections. These estimates are forward-looking statements and are based on expectations and assumptions at the time they were prepared by management. The estimates described above involve risks and uncertainties that could cause actual outcomes and results to differ materially from such expectations, including risks and uncertainties described under "Forward Looking Information." For a discussion of risks and uncertainties that may be relevant to HLBE's results, members may also refer to HLBE's filings with the Securities and Exchange Commission. There can be no assurance that the assumptions and adjustments made in preparing the estimates of forecasted results described above will prove accurate, or that the estimates will be realized. It is to be expected that there will be differences between actual and forecasted results, and actual results may be materially greater or less than those contained in the estimates of forecasted results described above. The inclusion of these estimates should not be regarded as an indication that HLBE or Guardian, or their respective affiliates or representatives, considered or consider such data to be a reliable prediction of future events, and such data should not be relied upon as such. None of HLBE, Guardian or any of their respective affiliates or representatives has made or makes any representations to any person regarding the ultimate performance of HLBE compared to the information contained in the estimates of forecasted results, and none of them intends to provide any update or revision thereof.

THE PURCHASE AGREEMENT

        The following is a summary of the material terms of the purchase agreement. However, because the purchase agreement is the primary legal document that governs the asset sale, you should carefully read the complete text of the purchase agreement for its precise legal terms and other information that may be important to you. The purchase agreement is included as Appendix A to this proxy statement and is incorporated by reference into this proxy statement. All capitalized terms not defined herein shall have the meaning given to them in the purchase agreement.

 General

        Under the terms of the purchase agreement, we agreed to sell substantially all of the assets used in our business to Guardian Energy Heron Lake, LLC ("Guardian" or "Buyer"), subject to certain conditions.

Assets to be Sold and Liabilities to be Assumed by Buyer

        The purchase agreement provides that Buyer will acquire the following assets from us (the "Acquired Assets") related to the ownership and operation of the Company's ethanol production facility or otherwise used in connection with or held for the benefit of the operation of the business, including, among others:

  •
  all Real Property;

  •
  all Tangible Personal Property;

  •
  all Intellectual Property, IP Licenses, and all rights thereunder, including all rights to sue for past, present and future infringements, misappropriations, dilutions and other violations thereof, and all other remedies against infringements, misappropriations, dilutions, and other violations thereof and rights to protection of interests therein under the laws of all jurisdictions;

  •
  all Acquired Contracts;

  •
  all prepaid expenses, claims, prepayments, refunds, causes of action, rights of recovery, rights of set-off and rights of recoupment;

  •
  all franchises, approvals, permits, licenses, Orders, registrations, certificates, variances and similar rights obtained from Government Entities;

  •
  all Records;

  •
  all goodwill;

  •
  to the extent transferable, all renewable identification numbers, carbon intensity credits, emission reduction credits, permits and rights with respect to ethanol included in Inventory;

  •
  all of the Company's equity interests in HLBE Pipeline Company, LLC;

  •
  restricted cash or debt service deposits related to Assume Debt;

  •
  all inventory located at the Company's ethanol producing facility, including finished products, work in process, raw materials and ingredients such as corn oil, yeast, enzymes, chemicals and denaturant, supplies, and spare parts, provided that title to any grain on site has passed to the Company and delivery of any finished goods have not been completed so as to pass title away from the Company;

  •
  all other assets of the Company that are expressly acquired by Buyer under the terms of the purchase agreement;

  •
  all agreements, contracts , leases, licenses and other arrangements expressly acquired by buyer under the terms of the purchase agreement, including all rights, privileges and claims thereunder; and

  •
  to the extent transferable, all warranties, indemnities and guarantees with respect to any of the foregoing.

        Buyer will also assume certain of our liabilities, specifically all obligations under the Acquired Contracts arising from the ownership or operation of our business following the Closing.

Assets and Liabilities to be Retained by HLBE

        We will retain certain assets following the closing, including, among others:

  •
  all cash, cash equivalents and restricted cash, subject to certain exceptions;

  •
  all accounts, notes and other receivables;

  •
  the charter and other documents relating to the organization, maintenance and existence of HLBE as a limited liability company;

  •
  any of the rights of HLBE under any Transaction Document;

  •
  any of the rights of HLBE under any Excluded Contract;

  •
  HLBE's equity interest in Lakefield Farmers Elevator, LLC and any of the assets or business owned by Lakefield;

  •
  notes receivable owed by, or advances or loans made to, any officer or employee of HLBE; and

  •
  any other excluded assets set forth in the purchase agreement.

        We will be retaining certain liabilities, including, among others:

  •
  any liability resulting from, arising out of, relating to, in the nature of or caused by any breach of contract, breach of warranty, tort, infringement, workers' compensation claim, customer warranty claim, violation of legal requirement or environmental matter, including without limitation those arising under environmental laws;

  •
  any Liability for taxes;

  •
  any liability for income, transfer, asset sales, use and other taxes arising in connection with the consummation of the asset sale in accordance with purchase agreement (including any taxes arising as a result of the transfer of the acquired assets);

  •
  any liability for the unpaid taxes of any person as a transferee or successor, by contract or otherwise;

  •
  any liability to indemnify any person by reason of the fact that the person was a partner, manager, trustee, director, officer, employee or agent of HLBE or any of its affiliates or was serving at the request of any such person as a partner, manager, trustee, director, officer, employee or agent of another person;

  •
  any liability for costs and expenses incurred in connection with the purchase agreement and the asset sale;

  •
  any liability under the purchase agreement or any other Transaction Document;

  •
  any liability resulting from, arising out of, relating to, in the nature of, or caused by any excluded Asset;

  •
  any liability resulting from, arising out of, relating to, in the nature of or caused by any Excluded Contract;

  •
  any debt not expressly assumed by Guardian under the purchase agreement;

  •
  any liability for compensation, salary, wages, commissions, or any other liability under or connected with any Employee Benefit Plan;

  •
  any notes payable or other similar liabilities to any officer or employee of HLBE;

  •
  any Unclaimed Property;

  •
  any liability related to the ownership, operation or use of Lakefield Farmers Elevator, LLC;

  •
  any liability incurred under any environmental law; and

  •
  any liability related to any claim or action by a member of the Company regarding the Asset Purchase Agreement, any other Transaction Document or the Asset Sale.

Closing

        The closing will take place on the third business day following the satisfaction or waiver of the closing conditions or such other date as the parties may mutually determine (the "closing date").

Purchase Price

  Purchase Price

        The consideration for the asset sale of all of the assets of Company will consist of the purchase price of $55 million, payable in cash, plus our net working capital at closing (estimated at $1.5 million), less the amount at closing of debt expressly assumed by Guardian under the purchase agreement (estimated at $4.4 million), and less an escrow deposit of $4 million. Our closing net working capital will be calculated within 30 days after closing. If our closing net working capital is greater than the estimated net working capital payment, we will receive a cash payment from Guardian for the difference plus interest from the closing date. If our closing net working capital is less than the estimated net working capital payment, we will pay Guardian cash for the difference plus interest from the closing date. The adjustments to the purchase price and the mechanism for such adjustments are more specifically described in the purchase agreement and elsewhere in this proxy statement.

  Escrow Account

        The escrow deposit of $4 million will be held in an escrow account and distributed in accordance with the terms of an escrow agreement. Immediately following dual inspections by two independent and qualified boiler inspection and repair companies, and if required, completion of repairs to our boiler system pursuant to the procedures outlined in the purchase agreement, $2 million, less the costs of any repairs to the boiler system identified in such inspections and determined in accordance with the terms of the purchase agreement, if any, will be released from the escrow account and paid to HLBE. On December 15, 2013, the remaining balance of the escrow fund (net of all amounts necessary to satisfy any pending claims that were made in accordance with the terms of the escrow agreement, if any) will be paid to HLBE.

Financing

        Guardian has represented to us in the purchase agreement that it has legally binding commitments for equity contributions from its members of $24 million and will have at the closing sufficient cash on hand from equity contributions of its members, immediately available internal funds or available under an established committed credit facility or unutilized lines of credit with financial institutions to pay the purchase price and consummate the asset sale.

Regulatory Filings

        Federal and state laws and regulations may also require that Guardian obtain new licenses or permits from applicable governmental authorities in connection with the asset sale, including the U.S. Department of Treasury Alcohol and Tobacco Tax and Trade Bureau (formerly the Bureau of Alcohol, Tobacco and Firearms), the U.S. Environmental Protection Agency, the Federal Communications Commission, and the Minnesota Pollution Control Agency.

        Neither we nor Buyer are aware of any other regulatory requirements or governmental approvals or actions that may be required to consummate the Asset Sale, except for compliance with the applicable regulations of the SEC in connection with this Information Statement or other regulatory consents related to grant agreements or assumed debt obligations.

Representations and Warranties

        We made representations and warranties to Buyer relating to the following matters:

  •
  organization, good standing, and authority to conduct business, no violations of articles or operating agreement;

  •
  authority to execute and deliver the Asset Purchase Agreement and the other Transaction Documents, and enforceability of same;

  •
  binding effect and noncontravention;

  •
  brokers;

  •
  capitalization;

  •
  subsidiaries;

  •
  financial statements;

  •
  absence of undisclosed liabilities;

  •
  absence of subsequent events;

  •
  title to assets;

  •
  compliance with laws;

  •
  tax matters;

  •
  environmental matters;

  •
  intellectual property;

  •
  real estate;

  •
  litigation;

  •
  employee benefits;

  •
  insurance;

  •
  contracts;

  •
  employees;

  •
  affiliate transactions;

  •
  inventory and parts;

  •
  permits and licenses;

  •
  condition and sufficiency of tangible assets;

  •
  product warranty;

  •
  product liability;

  •
  customers and suppliers;

  •
  vehicles; and

  •
  disclosure.

        Additionally, Buyer made representations and warranties to us relating to the following matters:

  •
  organization, good standing and authority to conduct business;

  •
  authority to execute and deliver the Asset Purchase Agreement and the other Transaction Documents, and enforceability of same;

  •
  binding effect and noncontravention;

  •
  litigation;

  •
  funding and financial ability to consummate the asset sale;

  •
  brokers; and

  •
  due diligence investigation.

        All covenants, representations and warranties of HLBE will survive closing and continue to be limited as follows: the representations and warranties with respect to Organization, Power and Authorization, Binding Effect and Noncontravention, Brokers, Title to Assets and Real Property will survive indefinitely; (ii) the representations and warranties with respect to Tax Matters and Employee Benefits will survive for a period of time equal to the statute of limitations applicable to each matter plus an additional 60 days; (iii) the representations and warranties with respect to Environmental Matters will survive the Closing for a period of three years; (iv) all other representations and warranties and the covenants to be performed or complied with prior to Closing will survive Closing for a period of 18 months; and (v) all other covenants shall survive Closing indefinitely or for such lesser period of time as may be specified therein.

        All representations, warranties and covenants of Buyer will survive Closing indefinitely or for such lesser period of time as may be specified therein. Notwithstanding the foregoing, there are no time limitations on breaches of representations or warranties where the basis of the claim is fraud.

Conduct of Our Business Prior to the Closing Date

        Prior to the closing date or earlier termination of the purchase agreement, unless Buyer shall otherwise agree in writing, we will:

  •
  conduct the Business in the ordinary course;

  •
  continue making all budgeted capital expenditures, including the capital expenditures described in the Asset Purchase Agreement and ordinary repairs, maintenance, renewals and replacements in the ordinary course of business consistent with past practice and industry standards;

  •
  use commercially reasonable efforts consistent with the Asset Purchase Agreement to maintain and preserve intact the present business organization and to maintain and preserve the relationships and goodwill with customers, employees, suppliers, Government Entities and others having business or regulatory relationships with Seller or the Business;

  •
  keep in full force and effect all of its Permits;

  •
  use commercially reasonable efforts to maintain insurance coverage at least equal to that now in effect on all properties which it owns or leases and on the Business;

  •
  solely with respect to the Acquired Contracts, perform contractual obligations in all material respects and not default on any such obligations in any material respect or otherwise take or omit to take any action, the result of which would be a termination of such Acquired Contract or permit the counterparty to such contract to exercise any termination rights in respect thereof;

  •
  duly observe and conform in all material respects to all Legal Requirements;

  •
  maintain the assets and properties of the Business in good condition and repair, normal wear and tear excepted;

  •
  file all Tax Returns required to be filed with any Tax Authority in accordance with Legal Requirements, and to timely pay all Taxes due and payable whether or not shown in the respective Tax Returns that are so filed; and

  •
  promptly notify Buyer regarding receipt from any Tax Authority of any notification of (i) the commencement of an audit, any request to extend the statute of limitations, any statutory notice of deficiency, any revenue agent's report, any notice of proposed assessment, or any other similar notification of potential adjustments to the Tax liabilities or attributes of Seller, (ii) any actual or threatened collection enforcement activity by any Tax authority with respect to Tax liabilities of any Reporting Party, or (iii) any termination or threatened termination of benefits under any Tax incentive or similar program with any Government Entity.

        Prior to the closing date or earlier termination of the purchase agreement, unless Buyer shall otherwise agree in writing, we will not:

  •
  grant any general or uniform increase in the rate of pay to employees or employee benefits other than in the ordinary course of business;

  •
  make any commitments with respect to capital expenditures in excess of $50,000 with respect to any item or project or in the aggregate with respect to any related items or projects, except for capital expenditures described in the Asset Purchase Agreement, ordinary repairs, renewals and replacements;

  •
  compromise or otherwise settle or adjust any assertion or claim of a deficiency in Taxes (or interest thereon or penalties in connection therewith), extend the statute of limitations with any Tax authority or file any pleading in court in any Tax litigation or any appeal from an asserted deficiency, or file or amend any Tax Return, or make any Tax election that is inconsistent with Seller's current tax election practices, change or make any Tax elections or its Tax or accounting policies and procedures or any method or period of accounting unless required by GAAP, the Code, or any other statutory or financial accounting principles or a Government Entity;

  •
  adopt or enter into any new employment agreement with any employee or other employee benefit plan or arrangement or amend or modify any employment agreement or employee benefit plan or arrangement of any such type except to comply with Legal Requirements;

  •
  sell, assign, transfer, mortgage, lease, license, abandon, permit to lapse, encumber or otherwise dispose of any assets or release or waive any claim, except for asset sales of finished goods Inventory in the ordinary course of business and consistent with past practices;

  •
  settle any material claim, action or proceeding involving any material Liability for monetary Damages or enter into any settlement agreement containing material obligations;

  •
  incur any Debt except for in the ordinary course of business or short-term borrowings made at prevailing market rates and on terms consistent with prior practice (it being expressly agreed that all Debt incurred or agreements made with AgStar under or pursuant to the loan agreement dated September 1, 2011 or the forbearance agreement dated December 21, 2012, each as amended, will be considered in the ordinary course of business);

  •
  enter into any new material line of business;

  •
  amend or modify any Scheduled Contract or enter into any agreement or contract that would be required to be a Scheduled Contract, provided, that Seller may renew an existing Scheduled Contract in the ordinary course of business on substantially equivalent terms;

  •
  take any action that would or could reasonably be expected to: (i) adversely affect the ability of Buyer or HLBE to obtain any necessary approval of any Government Entity or other Person required for the Transaction; (ii) adversely affect our ability to perform our covenants and agreements under the Asset Purchase Agreement; or (iii) result in any of the conditions to the performance of Buyer's or HLBE's obligations under the Asset Purchase Agreement not being satisfied;

  •
  engage in any material transaction or incur or sustain any material obligation not in the ordinary course of business consistent with past practice; or

  •
  agree or make any commitment to take any actions prohibited by the foregoing.

No Solicitation by the Company; Exclusivity

        The Asset Purchase Agreement contains exclusivity provisions that prohibit us from marketing or selling our Business or Facility to any party other than Buyer. These provisions include prohibitions on our ability to: (i) initiate, solicit, knowingly encourage, or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or would reasonably be expected to lead to, any Alternative Transaction; (ii) negotiate or have any discussions in furtherance of such inquiries; (iii) agree to or endorse any Alternative Transaction; or (iv) approve, recommend, execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase or share exchange or issuance agreement, option agreement, or other similar agreement related to any Alternative Transaction. We must notify Buyer of all of the relevant details relating to all inquiries and proposals that we may receive relating to any of such matters.

        In the event we receive a proposal from a Third Party for an Alternative Transaction that, in the business judgment of our Board, is a superior offer for the members, we may negotiate with such third party to the extent consistent with the fiduciary duties of the Board. If HLBE enters into a letter of intent with respect to the superior proposal, we must immediately notify Buyer of such letter of intent and Buyer will have the option to match, in writing, the competing offer. If Buyer declines to match the competing offer in writing, HLBE may terminate this Agreement to pursue a transaction with the competing third party upon promptly paying Buyer a "breakup fee" in the amount of $2 million.

Access to Information

        HLBE will give Buyer or its representatives the following: (i) reasonable access, during normal business hours and upon reasonable notice, to the Business, Facility, the Acquired Assets and HLBE's offices, properties, customers, suppliers, employees, operations, properties, books, files and other records; (ii) additional financial and operating data and other information and records as Buyer may from time to time reasonably request; and (iii) an opportunity to examine the financial statements,

Business, the Acquired Assets and Assumed Debt and Assumed Liabilities, and other assets and Liabilities of Seller and its Affiliates related to the Business, including, without limitation, as necessary or desirable to observe any turnarounds or similar material maintenance operations at the Facility.

Preparation of the Proxy Statement

        We have agreed to prepare and file this Proxy Statement with the SEC and distribute the Proxy Statement to our members in accordance with Regulation 14A of the Exchange Act. We agree to provide Buyer with the opportunity to review and suggest comments on the Proxy Statement prior to its filing with the SEC. We also agreed to consider Buyer's comments in good faith, but Buyer's consent (and the incorporation of Buyer's comments) is not be required for any SEC filing.

Employees and Employee Benefits

        Effective as of the closing, HLBE will terminate and Buyer will make offers of employment to all of HLBE's employees identified in a list provided by Guardian to HLBE prior to the closing and on such terms and conditions as Buyer determines, in its sole discretion, including that each offer is subject to Buyer's customary pre-employment/post-offer procedures and qualifications. Nothing in the Asset Purchase Agreement constitutes an agreement by Buyer to assume or be bound by any previous or existing employment agreement or arrangement between Seller and any of its employees, or a guaranty that any Person that accepts employment with Buyer will be entitled to remain in the employment of Buyer for a specified period of time. Buyer has no Liability with respect to any employee who does not become employed by Buyer. Seller will bear all Liability with respect to the federal Workers Adjustment and Retraining Notification Act and similar state laws to the extent applicable to the Transaction.

        Effective as of the Closing, each Hired Employee will cease participation in the Employee Benefit Plans, and Buyer will provide, or cause to be provided, to each Hired Employee a level of employee benefits that is no less favorable in the aggregate than the employee benefits provided to similarly situated existing employees of Buyer. However, Buyer or its ERISA Affiliates may alter, amend or terminate any of its employee benefit plans, or the participation of any of their employees in such plans, at any time.

Conditions to Closing

        Each party's obligation to complete the asset sale is subject to the satisfaction or waiver, prior to the closing, of the following conditions:

  •
  Each of the representations and warranties of HLBE contained in the purchase agreement must be true and correct in all material respects;

  •
  HLBE must have performed and observed in all material respects each covenant or other obligation required pursuant to the purchase agreement;

  •
  no action, suit or proceeding may be pending before any Government Entity which would reasonably and likely result in an Order that would: (i) prevent or prohibit the consummation of the asset sale; or (ii) cause any of the asset sale to be rescinded following consummation;

  •
  Buyer will have obtained all the Government Entity licenses, permits and approvals required under the purchase agreement;

  •
  HLBE will have obtained all the third-party consents required under the purchase agreement;

  •
  HLBE's facility will be operating in the ordinary course of business, without the occurrence of any Material Adverse Effect;

  •
  Member approval of the asset sale pursuant to the purchase agreement will have been obtained;

  •
  HLBE will have received a fairness opinion with respect to the asset sale and include such fairness opinion as an exhibit to this proxy statement;

  •
  Buyer will have obtained reasonably acceptable financing from AgStar Financial Services in an aggregate amount of at least $50 million; and

  •
  the following documents will have been delivered:

  •
  the Bill of Asset Sale, duly executed by HLBE and Buyer;

  •
  the Deed, duly executed by HLBE;

  •
  the Escrow Agreement duly executed by HLBE, Buyer and Escrow Agent;

  •
  a non-foreign affidavit dated as of the Closing Date from the Company in form and substance required under the Treasury Regulations issued pursuant to Section 1445 of the Code stating that Seller is not a "foreign person" as defined therein;

  •
  customary payoff letters or evidence of termination of debt by HLBE;

  •
  the Gavilon Documents executed by Buyer, Seller and Gavilon, LLC;

  •
  the Alcohol Permit from the Alcohol and Tobacco Tax and Trade Bureau, allowing Buyer to operate HLBE's facility, must have been approved and received by Buyer; and

  •
  other customer closing certificates.

Termination and Termination Fee

        The purchase agreement may be terminated prior to the closing as follows:

  •
  by mutual written consent of HLBE and Buyer;

  •
  by HLBE or Buyer if the asset sale has not been consummated on or before March 31, 2013 (the "Outside Date"); provided, however, neither party will be entitled to terminate the Asset Purchase Agreement pursuant to this provision if its breach of any provision of the Asset Purchase Agreement has been the cause of, or resulted in, the failure of the Closing to be consummated by the Outside Date;

  •
  by HLBE or Buyer if there is any Legal Requirement restraining, enjoining or otherwise prohibiting the Transactions that shall have become final and nonappealable;

  •
  by HLBE if Buyer has breached any representation, warranty, agreement or obligation contained in the Asset Purchase Agreement, which breach would give rise to the failure of a condition to HLBE's obligation to close the Asset Sale under the Asset Purchase Agreement, and which breach cannot be cured on or prior to the Outside Date;

  •
  by Buyer if HLBE has breached any representation, warranty, agreement or obligation contained in the Asset Purchase Agreement, which breach would give rise to the failure of a condition to the Buyer's obligation to close the Asset Sale under the Asset Purchase Agreement, and which breach cannot be cured on or prior to the Outside Date; or

  •
  by Buyer if the Members do not approve the Asset Purchase Agreement and the Asset Sale.

        In the event the Asset Purchase Agreement is terminated as provided above, and there will be no liability on the part of any party except under the terms of the Confidentiality Agreement, and certain provisions of the Asset Purchase Agreement will survive termination, including those addressing confidentiality, survival and indemnification, termination and certain miscellaneous provisions.

 Indemnification

        From and after the closing, we have agreed to indemnify and hold harmless Buyer and its Affiliates from and against any damages that Buyer or any of its Affiliates incur as a result of, arising out of or related to:

  •
  the breach of any of the representations and warranties made by HLBE in the Asset Purchase Agreement or any other Transaction Document;

  •
  the breach of any covenant made by HLBE in the Asset Purchase Agreement or any other Transaction Document; and

  •
  any Liability of HLBE that is not an Assumed Liability, including the Excluded Liabilities;

  •
  certain Environmental Matters expressly identified in the purchase agreement

        From and after the closing, Buyer has agreed to indemnify and hold harmless us and our Affiliates from and against any damages that the Company or any of its Affiliates incur as a result of, arising out of or related to:

  •
  the breach of any of the representations and warranties made by Buyer in the Asset Purchase Agreement or any other Transaction Document;

  •
  the breach of any covenant made by Buyer in the Asset Purchase Agreement or any other Transaction Document; and

  •
  the Assumed Liabilities; or

  •
  the Assumed Debt.

        With respect to claims for indemnification as a result of the breach of any of the representations and warranties made by the Company under the purchase agreement or any other Transaction Document, the parties have agreed as follows:

  •
  HLBE will fully indemnify Buyer and its Affiliates for any Damages as a result of the breach of any of the Fundamental Representations or the representation and warranties in the Asset Purchase Agreement with respect to Tax Matters [explain]; and

  •
  for all indemnification claims made by Buyer and its Affiliates against HLBE other than as a result of the breach of any of the Fundamental Representations or the representation and warranties in the Asset Purchase Agreement with respect to Tax Matters (the "Nonfundamental Claims"), HLBE will have no liability for indemnification until the aggregate of all Damages related to the Nonfundamental Claims exceeds $200,000, and then for all amounts claimed thereafter.

        For the purposes of determining the existence of any breach of any representation or warranty, or the amount of Damages to which Buyer may be entitled to indemnification as a result thereof, any inaccuracy in or any breach of any representation or warranty shall be determined without regarding to any materiality, Material Adverse Effect or similar qualification contained therein.

Assignment

        No party may assign the purchase agreement nor any of its rights, interests or obligations without the prior written consent of the other parties, provided, however, that Buyer may assign any or all of its rights, interests and obligations: (i) to one or more of its Affiliates; (ii) for collateral security purposes to any lender providing financing to Buyer or any of its Affiliates and any such lender may exercise all of the rights and remedies of Buyer; and (iii) to any subsequent purchaser of Buyer, or any material portion of its assets (whether such asset sale is structured as a asset sale of equity, a asset sale of assets, a merger or otherwise).

Governing Law

        The purchase agreement is governed by and construed in accordance with the laws of the State of Minnesota.

 PROPOSAL 2: APPROVAL OF THE DISSOLUTION

Reasons for the Dissolution Proposal

        At this Special Meeting, we are asking our members to consider and vote on a proposal to dissolve the Company pursuant to the Plan of Liquidation and Dissolution attached as (the "plan of dissolution"). After the asset sale, our operating assets will consist principally of cash and cash equivalents, our interest in the escrow, and our equity interest in Lakefield Farmers Elevator, LLC. We believe these assets would be insufficient to operate our business as a going concern. Furthermore, we believe our members would achieve a greater return on their investment if we distributed our assets rather than the Company acquiring or operating another business.

        In light of these developments, our board of governors believes that it is in the best interests of the Company and our members to dissolve and liquidate Heron Lake BioEnergy and distribute our remaining assets in accordance with the terms of the plan of dissolution.

Summary of Plan of Dissolution; Process for Liquidation and Dissolution

        The proposed plan of dissolution will authorize (a) the dissolution, winding up and termination of the Company pursuant to our Member Control Agreement and the Minnesota Limited Liability Company Act, (b) the asset sale of all of the assets of the Company and the distribution to members of assets remaining after payment of the Company's debts and obligations, and (c) the deregistration of our Units under the Securities Exchange Act of 1934, as amended.

        If the dissolution proposal is approved by our members:

  •
  We will file a Notice of Dissolution with the Minnesota Secretary of State evidencing the dissolution of the Company and our intent to terminate the Company after the winding up of our business and liquidation is complete.

  •
  We will cease to carry on our business, except to the extent necessary to wind up the business of the Company.

  •
  We will seek to deregister as a 1934 Act reporting company.

  •
  We will liquidate our property and assets in an orderly manner and will distribute to our members the net proceeds from such assets, after paying or making provision for payment of our debts, obligations and liabilities. We expect that the orderly liquidation of its assets will take place over a period of time.

  •
  We may establish reserves for future or contingent liabilities.

  •
  We will pay all expenses associated with the winding up, liquidation and termination of our company.

  •
  We will close our Unit transfer books as of the date the dissolution is approved, and no further transfers of Units will be permitted. Each unit holder will receive a beneficial interest in each distribution of Company property equal to that holder's membership interest. This beneficial interest may not be transferred except by will, intestate succession or operation of law. Each Unit holder will receive one or more cash distributions.

  •
  We will make one or more liquidating distributions to Unit holders, representing the net proceeds of the liquidation. The amount of the liquidating distributions will depend on the amount received upon asset sale of the Company's assets, the amount of the Company's liabilities and the amount of liquidation and administrative expenses. The proceeds of such a liquidation will be paid first toward all known or reasonably ascertainable liabilities of the

    Company incurred or expected to be incurred prior to termination, then paid to the members in proportion to their beneficial interests in the Company in one or more liquidating distributions.

  •
  At this time, it is not possible to determine exactly what amount will be available for distribution to members or when distributions will be made. We expect the asset sale will result in gross cash consideration of approximately $[            ] million as of the date of closing, or $[            ] per Unit outstanding on January 22, 2013.

  •
  Assuming receipt of total consideration of $[            ] million in the asset sale at closing, at closing we will have $[            ] million in cash on hand or $[            ] per Unit outstanding as of January 22, 2013. In addition, the Company would attempt to liquidate its other assets remaining following the closing of the asset sale with an estimated value of $ [                        ].

  •
  There is no assurance that our assets can be sold at the prices at which they are carried on our balance sheet, and in view of the specialized nature of some of our assets, there is no assurance as to when the assets will be sold. In addition, we will incur transaction costs, administrative costs and tax obligations in connection with the asset sale of our assets and the liquidation and dissolution of the Company. These obligations will reduce the amounts available to Unit holders for liquidating distributions and are not included in the calculation of per Unit liquidating distribution amounts.

  •
  Once all of our liabilities have been satisfied, and our remaining assets have been distributed to Unit holders, we will terminate the Company and the Company will cease to legally exist.

  •
  The Company will be terminated upon the filing of Articles of Termination with the Minnesota Secretary of State.

Termination of Plan of Dissolution

        The winding up proceedings commenced under the plan of dissolution may be revoked before the filing of articles of termination by the affirmative vote of members holding a majority of our outstanding Units entitled to vote, at a members' meeting held for the purpose of considering the revocation of the dissolution. Written notice of the meeting stating that the purpose of the meeting is to consider the advisability of revoking the dissolution must be provided to each member entitled to vote in accordance with our Member Control Agreement and the Minnesota Limited Liability Company Act. If revocation of the dissolution is approved, the revocation will be effective upon filing a notice of revocation with the Minnesota Secretary of State.

Relationship of the Dissolution Proposal to the Asset Sale Proposal

        The dissolution of the Company pursuant to the plan of dissolution is contingent upon the asset sale. If members do not approve the asset sale, we will not count the votes relating to the dissolution and the plan of dissolution will not be effective or implemented. Likewise, if the asset sale proposal is approved by members, but the asset sale is not consummated, the dissolution and the plan of dissolution will not be effective or implemented. However, the asset sale is not conditioned upon the members approving the dissolution.

        We have also entered into a separate Asset Purchase Agreement, dated as of January 3, 2013, pursuant to which we will sell all the assets of Lakefield Farmers Elevator, LLC, one of HLBE's wholly owned subsidiaries, to FCA Co-op for $3,750,000 in cash (the "elevator asset sale"). The elevator asset sale is a separate and distinct transaction from the asset sale and is not part of the plan of dissolution. Accordingly, we are not asking for your approval of the elevator asset sale. The elevator asset sale is not contingent on the approval of the asset sale or dissolution. If members do not approve the asset sale or the dissolution, we will continue with the elevator asset sale and all proceeds from the elevator asset sale would be used for the Company's working capital.

CERTAIN MATERIAL FEDERAL INCOME TAX CONSEQUENCES

        The following is a general discussion of certain material United States federal income tax consequences of the asset sale and liquidation plan to U.S. holders (as defined below) of our Units but it does not purport to be a comprehensive description of all of the tax consequences that may be relevant to a decision to dispose of Units in the asset sale, including tax considerations that arise from rules of general application to all taxpayers or to certain classes of investors or that are generally assumed to be known by investors. We base this summary on the provisions of the Internal Revenue Code of 1986, as amended (which we refer to as the "Code"), applicable current and proposed United States Treasury Regulations, judicial authority, and administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis, and to differing interpretation.

        For purposes of this discussion, we use the term "U.S. holder" to mean:

  •
  a citizen or resident of the United States;

  •
  a corporation, or other entity taxable as a corporation for federal income tax purposes, created or organized under the laws of the United States or of any state or the District of Columbia;

  •
  a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) was in existence on August 20, 1996 and has a valid election in effect under applicable United States Treasury Regulations to continue to be treated as a United States person; or

  •
  an estate the income of which is subject to United States federal income tax regardless of its source.

        This discussion assumes that you hold our Units as a capital asset within the meaning of Section 1221 of the Code. This discussion does not address all aspects of United States federal income taxation that may be relevant to you in light of your particular circumstances, or that may apply to you if you are subject to special treatment under the United States federal income tax laws (including, for example, insurance companies, dealers in securities or foreign currencies, tax-exempt organizations, financial institutions, mutual funds, or United States expatriates). In addition, the discussion does not address any tax considerations under state, local or foreign laws or federal laws other than those pertaining to the federal income tax that may apply to you. We urge you to consult your own tax advisor to determine the particular tax consequences to you (including the application and effect of any state, local or foreign income and other tax laws) of the asset sale and the liquidation plan.

General

        After the approval of the Plan of Dissolution and subject to approval of the Asset Sale, and until the liquidation is complete, the Company will continue to be treated as a partnership for federal income tax purposes. We do not expect closing of the Asset Sale to affect the U.S. federal income tax rules applicable to your investment in the Company. Throughout the Asset Sale process, the Company should continue to be treated as a partnership for federal income tax purposes. Certain federal income tax consequences of the Asset Purchase Agreement and the Asset Sale are summarized below.

Distributive Shares

        As a partnership for federal income tax purposes, the Company will continue not to be subject to federal income tax, but the members will be taxed on their respective distributive shares of the Company's income, gain, loss, deductions and credits resulting from transactions pursuant to the Asset Sale, which will "flow through" the Company to the members. Each member will continue to report on its federal income tax return its distributive share of the Company's items of income, gain, loss, deduction and credit for the taxable year, whether or not amounts of cash or other property representing such distributive share have been actually distributed to it. Members will be required to treat the Company's tax items consistently with their treatment on the information tax returns filed by the Company unless the member discloses the inconsistency.

        The Company expects to recognize approximately $4,500,000 in ordinary income and $1,200,000 in capital gains pursuant to the Asset Sale. The ordinary income is related to the assets it liquidates for sale to customers in the ordinary course of business, any gain or loss on such sales would be considered ordinary income or loss and would be considered unrelated business taxable income for tax-exempt members. In addition, the sale of business assets depreciated as personal property will be subject to recapture of accumulated depreciation to the extent its tax basis is less than its original purchase price.

Allocations

        The Company expects the average ordinary income to be approximately $0.11 and capital gain income of $0.03 per unit, respectively. The Company has, however, obtained capital contributions at various points in its history and has participated in a transaction in which it merged certain assets. Pursuant to these capital contributions and merged assets, allocations of income and loss based on the economic contributed values may vary upon the disposition of assets from the underlying Asset Sale. These economic allocations of income or loss through the "flow through" distributive shares do not change the fundamental allocation of distributions which are pursuant to the economic interests of the members on a unit by unit basis. The Company will make regulatory special allocations for income tax purposes as required, and in accordance with the Company member control agreement. The special allocations are generally made pursuant to the rules under Section 704(c). The special Section 704(c) and reverse Section 704(c) allocations are generally designed to account for differences in gross asset value and the underlying tax basis in Company assets at the time when new membership units are issued, unit redemptions or other events where a revaluation is required by or is consistent with the Treasury regulations. Adjustments are made only if necessary to reflect the relative economic interests of the membership unit holders. The special tax allocations are not intended to have economic effect, however, generally must be taken into account by the members, where applicable.

Distributions

        Although the Company intends to make a cash distribution to its Unit holders, the Company has not yet determined the amount of the cash distribution, but will make that decision following the closing of the Asset Sale, after considering the Company's cash resources, its anticipated future working capital needs and obligations, other potential uses of the proceeds of the transaction, and applicable legal requirements. In the event the Company declares a distribution, the distributions of cash or other property generally may be received by a member without federal income tax. However, in some circumstances distributions will be taxable. Cash and certain marketable securities distributed in excess of a member's adjusted tax basis in its interest in the Company generally would be treated as gain from the sale or exchange of such interest. A final and liquidating distribution of cash or marketable securities in an amount less than a member's adjusted tax basis in its interest in the Company generally would be treated as a loss from the sale of exchange of such interest. Any such gain or loss resulting from a distribution generally would be treated as a capital gain or loss. A capital gain recognized by non-corporate members who will have held their interests for more than one year may qualify for lower federal income tax rates. If the Company distributes any asset, other than marketable securities, in-kind to any or all of its members, generally no gain will be recognized by a member until such time as the member disposes of the asset. To the extent distributions were considered liquidating distributions, generally the members would receive bases in assets distributed in-kind corresponding to their remaining bases in their interests in the Company. A member's adjusted tax basis in its interest is generally equal to its contributions to the capital of the Company, plus its distributive share of the

Company's income and gains, minus the Company's distributions to it and its distributive share of the Company's deductions and losses.

U.S. Income Tax Consequences of a Liquidating Trust

        If the Company transfers assets to the liquidating trust in connection with the winding up, the Company intends to structure the liquidating trust so that it will not be treated as an association taxable as a corporation based upon the anticipated activities of the liquidating trust. Accordingly, it is expected that the liquidating trust itself should not be subject to income tax.

        U.S. holders will be treated for tax purposes as having received a distribution at the time of transfer of their pro rata share of money and the fair market value of property (other than money) transferred to the liquidating trust, reduced by the amount of known liabilities assumed by the liquidating trust or to which the property transferred is subject, and then having contributed such property to the trust. The distribution (assuming it is made pursuant to the Plan of Dissolution) will be treated as a distribution in liquidation of the U.S. holders' Units if made pursuant to the Plan of Dissolution. The effect of the liquidating distribution on a U.S. holders' tax basis in the Units is discussed above in the subsection entitled "Certain U.S. Federal Income Tax Consequences."

        As owners of the trust, the U.S. holders will be required to take into account for U.S. federal income tax purposes their pro rata portion of any income, expense, gain or loss recognized by the liquidating trust.

        As a result of the transfer of property by the Company to a liquidating trust and the ongoing activities of the liquidating trust, U.S. holders should be aware that they may be subject to tax whether or not they have received any actual distributions from the liquidating trust with which to pay such tax.

        The Company has not obtained any IRS ruling as to the tax status of the liquidating trust, if any, and there is no assurance that the IRS will agree with the Company's conclusion that the liquidating trust should be treated as a liquidating trust for federal income tax purposes. If, contrary to the Company's expectation, it were determined that the liquidating trust should be classified for federal income tax purposes as an association taxable as a corporation, income and losses of the liquidating trust would be reflected on its own tax return rather than being passed through to the U.S. holders and the liquidating trust would be required to pay federal income taxes at corporate tax rates. Furthermore, much of the above discussion would no longer be accurate. For instance, all or a portion of any distribution made to the U.S. holders from the liquidating trust could be treated as a dividend subject to tax at ordinary income tax rates. U.S. holders may also be subject to liability for state and local taxes with respect to the receipt of liquidating distributions. State and local tax laws may differ in various respects from Federal income tax law.

U.S. Income Tax Consequences of Backup Withholding

        Unless a U.S. holder complies with certain reporting and/or certification procedures or is an exempt recipient under applicable provisions of the Code and Treasury Regulations, the U.S. holder may be subject to back-up withholding tax with respect to any payments received under the winding up. For 2013 the back-up withholding tax is imposed at a rate of 28%. Back-up withholding generally will not apply to payments made to some exempt recipients such as a corporation or financial institution or to a U.S. holder who furnishes a correct taxpayer identification number or provides a certificate of foreign status and provides certain other required information. If back-up withholding applies, the amount withheld is not an additional tax, but is credited against the U.S. holder's U.S. federal income tax liability.

U.S. Federal Income Taxation of Non-U.S. Unit Holders

        FOREIGN CORPORATIONS, PERSONS OR ENTITIES WHO ARE NOT CITIZENS OR RESIDENTS OF THE UNITED STATES SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE U.S. AND NON-U.S. TAX CONSEQUENCES OF THE WINDING UP.

        The foregoing summary of certain U.S. federal income tax consequences is included for general information only and does not constitute legal advice to any Member. The tax consequences of the winding up may vary depending upon the particular circumstances of the Member. Each Member is recommended to consult his or her own tax advisor regarding the tax consequences of the winding up.

        TO ENSURE COMPLIANCE WITH REQUIREMENTS IMPOSED BY THE IRS UNDER TREASURY CIRCULAR 230, THE COMPANY INFORMS MEMBERS THAT (1) ANY DISCUSSION OF U.S. FEDERAL INCOME TAX ISSUES CONTAINED IN THIS PROXY STATEMENT (INCLUDING ANY ATTACHMENTS), UNLESS OTHERWISE SPECIFICALLY STATED, WAS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING PENALTIES UNDER THE UNITED STATES INTERNAL REVENUE CODE, (2) SUCH DISCUSSION WAS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF THE MATTERS ADDRESSED BY THIS PROXY STATEMENT AND (3) EACH MEMBER SHOULD SEEK ADVICE BASED UPON ITS PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

        THE TAXATION OF PARTNERS IN PARTNERSHIPS IS COMPLEX. THE ABOVE DISCUSSION DOES NOT ATTEMPT TO COMMENT UPON ALL TAX MATTERS THAT MAY AFFECT THE COMPANY OR ITS MEMBERS IN THE COURSE OF THE LIQUIDATION, NOR DOES IT CONSIDER THE VARIOUS FACTS OR LIMITATIONS THAT MAY BE RELEVANT TO ANY PARTICULAR MEMBER. MEMBERS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE FEDERAL, STATE, LOCAL, FOREIGN AND NON-INCOME TAX CONSEQUENCES TO THEM OF THE LIQUIDATION.

NO DISSENTERS' RIGHTS

        Under our Member Control Agreement, unit holders of the Company are not entitled to appraisal or dissenters' rights with respect to either the asset sale or the plan of dissolution.

SECURITY OWNERSHIP OF PRINCIPAL HOLDERS AND MANAGEMENT

        The following table sets forth, as of the close of business on January 22, 2013, the number and percentage of outstanding Units of the Company beneficially owned (i) by each person who is known to the Company to beneficially own more than five percent (5%) of the Units of the Company, (ii) by each governor of the Company, (iii) by each named executive officer, and (iv) by all governors and executive officers of the Company as a group. Unless otherwise indicated and subject to community property laws where applicable, each Unit holder named in the table below has sole voting and investment power with respect to the Units shown opposite such Unit holder's name. Unless otherwise indicated, the persons listed below may be reached at 91246-390th Avenue, Heron Lake, Minnesota 56137.

        The beneficial ownership percentages are based on 38,622,107 Units issued and outstanding as of January 22, 2013, which includes 36,488 Units held by non-members.

	Units Beneficially Owned
Name	Number	Percent
Holders of More Than 5% of Units
Project Viking, LLC(1)	16,005,949	41.4%
Governors and Officers
Robert J. Ferguson(2)(3)(4)	147,250	*
Doug Schmitz(2)(5)	369,675	*
David J. Woestehoff(2)(6)	569,846	1.5%
Michael S. Kunerth(2)(7)	126,000	*
Milton J. McKeown(2)(8)	87,000	*
Nick Bowdish(2)(9)	—	*
Steven H. Core(2)(9)	—	*
Kenton Johnson(2)(9)	—	*
Michael Mattison(3)	—	*
Lucas Schneider(3)	—	*
Brett L. Frevert(3)	—	*
All current executive officers and governors as a group (9 persons)	1,299,771	3.4%

*
Indicates ownership of less than 1%.

(1)
Based on an Amendment No. 3 to Schedule 13D filed on May 25, 2011 by Project Viking, LLC, Roland J. (Ron) Fagen and Diane K. Fagen. Mr. Fagen and Mrs. Fagen each hold 50% of the voting membership interests of Project Viking, LLC. All executive offices and directorships of Project Viking, LLC are held by either Mr. Fagen or Mrs. Fagen. Mr. Fagen and Mrs. Fagen are the only persons controlling Project Viking, LLC.

(2)
Serves as a governor.

(3)
Named executive officer. Mr. Mattison was appointed as Chief Financial Officer effective November 26, 2012. Mr. Schneider resigned as Chief Financial Officer effective November 30, 2012. Mr. Frevert's services as our Interim Chief Financial Officer, under an agreement with CFO Systems, ended November 24, 2010.

(4)
Includes 126,250 Units owned jointly by Mr. Ferguson and his spouse and 21,000 Units owned by a son who resides with Mr. Ferguson.

(5)
Includes 25,000 Units owned by Doug Schmitz, 38,092 Units owned by Mr. Schmitz and his spouse, 44,432 Units owned by Mr. Schmitz's spouse, and 262,151 Units owned by Schmitz Grain Inc., which is controlled by Doug Schmitz.

(6)
All Units are owned jointly by Mr. Woestehoff and his spouse.

(7)
Includes 63,000 Units owned by the Michael Kunerth Trust under agreement dated July 18, 2006, and 63,000 Units owned by the Dawn Kunerth Trust under agreement dated July 18, 2006. Mr. Kunerth and his spouse are trustees of each of these trusts.

(8)
All Units are owned jointly by Mr. McKeown and his spouse.

(9)
Appointed as a governor by Project Viking, LLC.

INTERESTS OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

        Other than as set forth herein, the Company is not aware of any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, of any governor, executive officer or any associate or affiliate of any of the foregoing in any matter, to be acted upon at the Special Meeting.

        The Asset Sale will NOT result in additional compensation being payable to the Company's executive officers or governors or affiliates.

        It is anticipated that, conditioned upon the closing of the Asset Sale, Guardian will offer employment to a number of our employees, but not to any governor, executive officer or affiliate.

        Following the Asset Sale and our dissolution, our governors and executive officers will be entitled to continuing indemnification, and we anticipate purchasing tail coverage for liability insurance for governors and executive officers for a reasonable period of time beyond the date of dissolution.

 DESCRIPTION OF HERON LAKE BIOENERGY, LLC

        Heron Lake BioEnergy, LLC is a Minnesota limited liability company that operates a dry mill, natural gas fired ethanol plant in Heron Lake, Minnesota. The Company's subsidiary, HLBE Pipeline Company, LLC, owns 73% of Agrinatural Gas, LLC, the pipeline company formed to construct, own, and operate a natural gas pipeline that provides natural gas to the Company's ethanol production facility through a connection with the natural gas pipeline facilities of Northern Border Pipeline Company in Cottonwood County, Minnesota. The Company's subsidiary, Lakefield Farmers Elevator, LLC, has grain facilities at Lakefield and Wilder, Minnesota. Currently, the ethanol plant has the capacity to process approximately 21.0 million bushels of corn each year, producing approximately 60 million gallons per year of fuel-grade ethanol and approximately 177,000 tons of distillers' grains with soluble. Heron Lake BioEnergy's website address is www.heronlakebioenergy.com.

DESCRIPTION OF GUARDIAN ENERGY HERON LAKE, LLC

        Guardian Energy Heron Lake, LLC is a Delaware limited liability company and the wholly owned subsidiary of Guardian Energy Heron Lake Holdings, LLC, which is owned by four Midwest ethanol plants: Al-Corn Clean Fuel Cooperative (Claremont, MN), Chippewa Valley Ethanol Company (Benson, MN), Heartland Corn Products (Winthrop, MN), and KAAPA Ethanol LLC (Minden, NE).

        Guardian Energy Heron Lake, LLC is affiliated with Guardian Energy, LLC, which was formed in September of 2009 by six farmer-owned ethanol plants located in Little Falls, Benson, Claremont, and Winthrop, Minnesota as well as Mason City, Iowa and Minden, Nebraska to purchase the 120 MGY ethanol production facility in Janesville, MN. In 2010, Heartland Corn Products (Winthrop, MN), KAAPA Ethanol LLC (Minden, NE), and Chippewa Valley Ethanol Company (Benson, MN) purchased majority interest in the 60 MGY ethanol production facility in Lima, OH. Guardian plants presently have production capacity of approximately 180 million gallons of ethanol and 500,000 tons of distillers' grains annually. All Guardian owners are members of Renewable Products Marketing Group (RPMG), based in Shakopee, MN, a leader in ethanol and dried distillers grains marketing.

FUTURE MEMBER PROPOSALS

        The proxy rules of the Securities and Exchange Commission permit equity owners of a company, after timely notice to the company, to present proposals for action in the company's proxy statement where such proposals are consistent with applicable law, pertain to matters appropriate for action by equity owners and are not properly omitted by company action in accordance with the proxy rules.

        If the liquidation proposal is not approved, the Heron Lake BioEnergy 2013 Annual Meeting of Members is expected to be held on or about [                        ], 2013, and proxy materials in connection with that meeting are expected to be mailed on or about [                        ], 2013. Member proposals prepared in accordance with the proxy rules should have been received by us on or before [                        ], 2013.

        In addition, if we receive notice of a member proposal less than 45 days before the date on which we first mailed our materials for the prior year's annual meeting, such proposal also will be considered untimely pursuant to Rules 14a-4 and 14a-5(e) and the persons named in proxies solicited by the board of governors for our 2013 Annual Meeting of Members may exercise discretionary voting power with respect to such proposal.

 ANNUAL REPORT AND AUDITED FINANCIAL STATEMENTS

        An annual report of Heron Lake BioEnergy, LLC setting forth our activities and containing our financial statements for the fiscal year ended October 31, 2012 accompanies this proxy statement.

WHERE YOU CAN FIND MORE INFORMATION

        Heron Lake BioEnergy files annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended. You may read and copy this information at, or obtain copies of this information by mail from, the SEC's Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.

        The filings of Heron Lake BioEnergy with the SEC are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at www.sec.gov.

  Your Vote Is Important.

        Whether or not you plan to attend the Special Meeting, please sign and date the enclosed proxy card and return it promptly in the envelope provided. Giving your proxy now will not affect your right to vote in person if you attend the Special Meeting.

        If you have any questions about this proxy statement, the Special Meeting or the asset sale or need assistance with the voting procedures, you should contact:

  Heron Lake BioEnergy, LLC
  91246 390th Avenue
  Heron Lake, MN 56137
  (507) 793-0077

APPENDIX A

EXECUTION COPY

ASSET PURCHASE AGREEMENT

        THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made as of January 22, 2013, by and between Heron Lake BioEnergy, LLC, a Minnesota limited liability company ("Seller") and Guardian Energy Heron Lake, LLC, a Delaware limited liability company ("Buyer").

BACKGROUND

        This Agreement contemplates a transaction in which Seller would sell to Buyer, and Buyer would purchase from Seller, substantially all of the assets of Seller (and assume certain liabilities) pursuant to the terms and conditions as set forth herein (the "Transaction").

        NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

ARTICLE 1
DEFINITIONS

        For purposes of this Agreement, the following terms have the meanings set forth below:

        "Acquired Assets" means all right, title and interest in and to all of the assets of Seller related to the ownership and operation of the Facility or otherwise used in connection with or held for the benefit of the operation of the Business, including, without limitation, all: (a) Real Property; (b) Tangible Personal Property; (c) Intellectual Property, IP Licenses, and all rights thereunder, including all rights to sue for past, present and future infringements, misappropriations, dilutions and other violations thereof, and all other remedies against infringements, misappropriations, dilutions, and other violations thereof and rights to protection of interests therein under the laws of all jurisdictions; (d) Acquired Contracts; (e) prepaid expenses, claims, prepayments, refunds, causes of action, rights of recovery, rights of set-off and rights of recoupment; (f) franchises, approvals, permits, licenses, Orders, registrations, certificates, variances and similar rights obtained from Government Entities; (g) Records; (h) goodwill; (i) to the extent transferable, all renewable identification numbers, carbon intensity credits, emission reduction credits, permits and rights with respect to ethanol included in Inventory; (j) all of the Seller's equity interests in HLBE Pipeline Company, LLC; (k) those assets specifically set forth on Schedule 1.1; (l) spare parts inventory; (m) restricted cash or debt service deposits related to Assumed Debt; (n) Inventory, and (o) to the extent transferable, all warranties, indemnities and guarantees with respect to any of the foregoing; provided, however, that the Acquired Assets do not include the Excluded Assets.

        "Acquired Contracts" means the agreements, contracts, leases, licenses and other arrangements set forth on Schedule 1.2, and all rights, privileges and claims thereunder.

        "Affiliate" means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person. A Person is deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

        "Agreement" has the meaning set forth in the opening paragraph.

        "Allocation Statement" has the meaning set forth in Section 2.8.

        "Alternative Transaction" has the meaning set forth in Section 6.3.

        "Assumed Debt" means the amounts of certain of Seller's Debt as set forth on Schedule 1.3, which amounts shall be updated as of the Closing Date to identify the balance of Seller's Debt being assumed.

        "Assumed Liabilities" means: (a) the Seller's obligations arising after the Closing Date under the Acquired Contracts; (b) all liabilities and obligations for (i) Taxes relating to the Business, the Acquired Assets or the Assumed Liabilities for any taxable period (or a Straddle Period) ending after the Closing Date and (ii) Taxes allocated to Buyer or for which Buyer is liable in accordance with Article 10; (c) all liabilities and obligations arising out of or relating to Buyer's ownership or operation of the Business and the Acquired Assets on or after the Closing Date; (d) all accrued vacation and paid-time off as of the Closing for Hired Employees; and (e) the Seller's other liabilities set forth on Schedule 1.4.

        "Base Purchase Price" has the meaning set forth in Section 2.3(a)(i).

        "Bill of Sale" means the Bill of Sale, Assignment and Assumption Agreement to be entered into at the Closing by Buyer and Seller, in substantially the form attached as Exhibit A.

        "Board" means the Board of Directors of the Seller.

        "Breakup Fee" has the meaning set forth in Section 6.3.

        "Business" means the business of owning and operating the Facility, and producing, storing, transporting, marketing and selling fuel-grade ethanol and other related products in connection with the operations of the Acquired Assets and the Assumed Liabilities, whether such operations are conducted by Seller or any of its Affiliates before Closing, or Buyer after Closing.

        "Business Day" means a day other than a Saturday, a Sunday or another day on which commercial banking institutions in Minneapolis, Minnesota are authorized or required by Legal Requirements to be closed.

        "Buyer" has the meaning set forth in the opening paragraph.

        "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time.

        "Closing" has the meaning set forth in Section 2.7.

        "Closing Date" has the meaning set forth in Section 2.7.

        "Closing Net Working Capital" means Seller's and Buyer's agreement upon Net Working Capital on and as of the Closing Date after such parties have inventoried and priced all required assets in accordance with the procedures set forth on Exhibit C.

        "Closing Working Capital Statement" has the meaning set forth in Section 2.4.

        "COBRA" means the requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code and of any similar state law, each as amended from time to time.

        "Code" means the Internal Revenue Code of 1986, as amended from time to time.

        "Confidential Information" means any information concerning the Business and affairs of Seller that is not already generally available to the public.

        "Confidentiality Agreement" means that certain Confidentiality Agreement dated October 31, 2012, between Seller and Buyer.

        "Damages" means all damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, Liens, losses, expenses and fees, including court costs and attorneys' fees and expenses arising from or related to any actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands or Orders.

        "Debt" means: (a) indebtedness for borrowed money; (b) indebtedness secured by any Lien on property owned by Seller or on any Acquired Asset; (c) indebtedness evidenced by notes, bonds, mortgages, financing statements, debentures, outstanding checks, bankers' acceptances or similar instruments; (d) capital leases, including, without limitation, all amounts representing the capitalization of rentals in accordance with GAAP; (e) "earnouts" and similar payment obligations; (f) obligations under letters of credit; (g) advances under factoring agreements; (h) other obligations and Liabilities that accrue interest or similar charges (other than trade payables incurred in the ordinary course of the Business consistent with past practice); (i) guarantees with respect to liabilities of a type described in any of clauses (a) through (h) above; and (j) interest, penalties, premiums, yield maintenance amounts, fees and expenses related to any of the foregoing.

        "Deed" means a recordable general warranty deed conveying the Real Property to Buyer, together with a Certificate of Real Estate Value, all in substantially the form attached as Exhibit D.

        "Disclosure Schedule" means the disclosure schedules attached to this Agreement that sets forth the exceptions to the representations and warranties contained in Article 3 and Article 4 and certain other information called for by this Agreement.

        "Employee Benefit Plan" means: (a) any "employee benefit plan" (as defined in Section 3(3) of ERISA); (b) all specified fringe benefit plans as defined in Section 6039(D) of the Code; (c) all cafeteria plans as defined in Section 125 of the Code; and (d) any other employee benefit plan, program or arrangement of any kind, including, without limitation, bonus plans, employment, consulting, change-in-control, commissions or other compensation agreements, incentive, equity or equity-based compensation, or deferred compensation arrangements, security purchase, severance pay, sick leave, vacation pay, paid time off, salary continuation, disability, hospitalization, medical insurance, life insurance, and scholarship programs.

        "Environmental Laws" means any Legal Requirement, and any Order or binding agreement with any Government Entity: (a) relating to pollution or Hazardous Substances (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Substances. The term "Environmental Law" includes, without limitation, the following (including their implementing regulations and any state analogs): CERCLA; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.; and all similar laws and regulations under the laws of the State of Minnesota.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

        "ERISA Affiliate" means each entity that is treated as a single employer with Seller for purposes of Section 414 of the Code or Section 4001(a)(14) or 4001(b) of ERISA.

        "Escrow Account" has the meaning set forth in Section 2.6.

        "Escrow Agent" means Wells Fargo Bank, N.A., or any other successor as determined under the Escrow Agreement.

        "Escrow Agreement" means the escrow agreement by and among Seller, Buyer and Escrow Agent, in substantially the form attached as Exhibit B.

        "Escrow Amount" has the meaning set forth in Section 2.3.

        "Escrow Fund" shall mean the Escrow Amount held by the Escrow Agent in accordance with this Agreement and the Escrow Agreement together with all interest on or other taxable income, if any, earned from the investment of the Escrow Amount.

        "Escrow Termination Date" shall mean December 15, 2013.

        "Estimated Net Working Capital" means Seller's and Buyer's agreement of the estimated Net Working Capital on and as of the Closing Date, which estimate is to be determined pursuant to Section 2.3(c).

        "Estimated Net Working Capital Payment" means any amount equal to ninety percent (90%) of the Estimated Net Working Capital.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Excluded Assets" means: (a) cash, cash equivalents, restricted cash; (b) accounts, notes and other receivables; (c) the charter and other documents relating to the organization, maintenance and existence of Seller as a limited liability company; (d) any of the rights of Seller under any Transaction Document; (e) any of the rights of Seller under any Excluded Contract; (f) the other excluded assets set forth on Schedule 1.5; (g) Seller's equity interest in Lakefield Farmers Elevator, LLC, or any of the assets or business owned by Lakefield Farmers Elevator, LLC; (h) notes receivable owed by, or advances or loans made to, any officer or employee of Seller; and (i) any restricted cash or debt service deposits related to Assumed Debt that are not assumable or related to any Acquired Contracts that are not assigned to Buyer at Closing.

        "Excluded Contract" means any contract, agreement or understanding that is not an Acquired Contract, including, without limitation, those contracts, agreements and understandings set forth on Schedule 1.6.

        "Excluded Liabilities" means any Liabilities of Seller or any of its Affiliates, or the Business, other than the Assumed Liabilities or Assumed Debt, including, without limitation: (a) any Liability resulting from, arising out of, relating to, in the nature of or caused by any breach of contract, breach of warranty, tort, infringement, workers' compensation claim, customer warranty claim, violation of Legal Requirement or environmental matter, including without limitation those arising under Environmental Laws; (b) any Liability for Taxes; (c) any Liability for income, transfer, sales, use and other Taxes arising in connection with the consummation of the Transaction in accordance with Article 10 (including any Taxes arising as a result of the transfer of the Acquired Assets); (d) any Liability for the unpaid Taxes of any Person as a transferee or successor, by contract or otherwise; (e) any Liability to indemnify any Person by reason of the fact that the Person was a partner, manager, trustee, director, officer, employee or agent of Seller or any of its Affiliates or was serving at the request of any such Person as a partner, manager, trustee, director, officer, employee or agent of another Person; (f) any Liability for costs and expenses incurred in connection with this Agreement and the Transaction; (g) any Liability under this Agreement or any other Transaction Document; (h) any Liability resulting from, arising out of, relating to, in the nature of, or caused by any Excluded Asset; (i) any Liability resulting from, arising out of, relating to, in the nature of or caused by any Excluded Contract; (j) any Debt not listed on Schedule 1.3; (k) any Liability for compensation, salary, wages, commissions, or any other Liability under or connected with any Employee Benefit Plan; (l) any notes payable or other similar Liabilities to any officer or employee of Seller; (m) any Unclaimed Property; (n) any Liability related to the ownership, operation or use of Lakefield Farmers Elevator, LLC; (o) any Liability

incurred under any Environmental Law, and (p) any Liability related to any claim or action by a member of Seller regarding this Agreement, any other Transaction Document, or the Transaction.

        "Facility" means Seller's ethanol producing facility located at 91246 390th Avenue, Heron Lake, MN 56137.

        "Financial Statements" has the meaning set forth in Section 3.6.

        "Fundamental Representations" has the meaning set forth in Section 8.1.

        "GAAP" means United States generally accepted accounting principles, as established by the Financial Accounting Standards Board, as in effect from time to time.

        "Gavilon Documents" means an amendment of the Seller's Ethanol and Distiller's Grains Marketing Agreement with Gavilon, LLC for distiller's grains marketing, on terms acceptable to Buyer and Seller, and an agreement between Gavilon, LLC, Seller, and Buyer for the purchase of (i) grain on site at the Facility as of the Closing Date, (ii) finished good ethanol and distiller's grains inventory on site at the Facility as of the Closing Date, and (iii) to arrive grain contracts for the Facility, pursuant to the agreement principles set forth on Schedule 5.1(l).

        "Government Entity" means any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature; (d) multi-national organization or body; or (e) Person exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or similar power of any nature.

        "Hazardous Substance" means any chemical, material or substance in any form, whether solid, liquid, gaseous, semisolid or any combination thereof, whether waste material, raw material, chemical, finished product, byproduct or any other material or article, that is listed or regulated under applicable Environmental Laws as a "hazardous" or "toxic" substance or waste, or as a "contaminant," or is otherwise listed or regulated under applicable Environmental Laws because it poses a hazard to human health or the environment; including, without limitation, hazardous substances as defined in CERCLA, petroleum products, byproducts or derivatives thereof, asbestos, urea formaldehyde foam insulation and lead-containing paints or coatings, mold and any other substance, natural or artificial, which may pose a threat to human health.

        "Hired Employee" has the meaning set forth in Section 7.5(a).

        "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended from time to time.

        "Indemnified Party" means a party who is seeking indemnification under Article 8.

        "Indemnifying Party" means a party from whom indemnification is being sought under Article 8.

        "Independent Accountant" has the meaning set forth in Section 2.5.

        "Insurance Policies" has the meaning set forth in Section 3.17.

        "Intellectual Property" means all domestic and foreign intellectual property rights, including all of the following: (a) inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof; (b) trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, telephone and facsimile numbers and brand names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith and all applications, registrations and renewals in connection therewith; (c) copyrightable works, copyrights, industrial designs, and all applications, registrations and renewals in connection therewith; (d) mask works and applications, registrations and renewals in connection therewith; (e) trade secrets and information related to research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals; (f) computer software (including data and related documentation); (g) other proprietary information and rights; (h) registered internet domain names, websites, website addresses and universal resource locators (URLs); and (i) copies and tangible embodiments (in whatever form or medium) of any of the foregoing.

        "Inventory" means all of the inventory of the Business, excluding spare parts inventory, whether or not reflected on the books and records of Seller and whether finished products, raw materials, ingredients, or supplies, that is located at the Facility, including: (a) all Work in Process; (b) all corn oil; and (c) all yeast, enzymes, chemicals and denaturant; provided, however, that any grain on site at the Facility will not constitute "Inventory" to the extent that title to such grain has not passed to Seller under the Corn Supply Agreement between Seller and Gavilon, LLC dated September 1, 2011, and any finished products on site will not constitute "Inventory" to the extent (x) delivery of such finished products have been loaded onto a truck or railcar and a bill of lading has been issued with respect to such finished products or (y) delivery of such finished products has otherwise been completed to Gavilon, LLC under the Ethanol and Distiller's Grains Marketing Agreement between Seller and Gavilon, LLC dated September 1, 2011.

        "IP Licenses" means all licenses and sublicenses of Intellectual Property granted by or to Seller, other than licenses of Intellectual Property included in the Excluded Assets.

        "Latest Balance Sheet" means Seller's most recent unaudited balance sheet included in the Financial Statements.

        "Legal Requirement" means any law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, Order, treaty, rule, regulation, ruling, determination, charge, direction or other restriction of an arbitrator or Government Entity.

        "Liability" means any liability or obligation of any kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due), including any liability for Taxes.

        "Lien" means any mortgage, pledge, lien, encumbrance, charge, assessment, deed of trust, lease, adverse claim, fixture filing, levy, restriction on transfer, any conditional sale or title retention agreement or other security interest.

        "Material Adverse Effect" means any fact, event, series of events, change, effect or circumstance that, individually or in the aggregate with other facts, events, series of events, changes, effects or circumstances, has had or is reasonably likely to have a material adverse effect either on (a) the ability of Seller to consummate the Transactions or perform their respective obligations under this Agreement or any other Transaction Document, or (b) the Business, results of operations, assets, Liabilities or financial condition of Seller; provided, however, that, solely with respect to this clause (b), in no event shall any of the facts, events, series of events, changes, effects or circumstances resulting from or relating to the following, either alone or in combination, constitute a Material Adverse Effect, or be taken into account in determining whether there has been a Material Adverse Effect: (i) the execution of this Agreement or the public announcement of the Transaction, (ii) any change in GAAP after the date hereof; (iii) changes in national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack or any earthquakes, hurricanes or other natural disasters; (iv) any change in the financial, banking, credit, securities, or commodities markets, the economy in general or prevailing interest rates of the United States or any other jurisdiction, where Seller has operations or significant revenues; (v) any changes in any Legal Requirements or the interpretation thereof after the date hereof; (vi) the effect of any change that generally affects the industry in which the Company operates; or (vii) the effect of any breach of the Company's loan or forbearance agreements with AgStar Financial Services, ACA; except to the extent that, in the case of clauses (v) or (vi), such change that has had, or is reasonably likely to have, a material disproportionate effect on the Business or the Seller, taken as a whole, relative to other Persons in its industry.

        "Member Approval" has the meaning set forth in Section 6.6.

        "Member Meeting" has the meaning set forth in Section 6.6.

        "Net Working Capital" means: (a) the sum of the current assets included in the Acquired Assets, net of any allowances or reserves; less (b) the sum of the current liabilities included in the Assumed Liabilities; all as determined in accordance with GAAP and consistent with the calculation set forth on Exhibit C.

        "Nonfundamental Claim" has the meaning set forth in Section 8.4(a).

        "Objection Notice" has the meaning set forth in Section 2.5.

        "Order" means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Government Entity.

        "Outside Date" means March 31, 2013.

        "Permits" has the meaning set forth in Section 3.22.

        "Permitted Liens" means: (i) Liens for current Taxes, assessments, fees and other charges by any Tax Authority that are not due and payable as of the Closing Date; (ii) statutory Liens of landlords, Liens of carriers, warehouse persons, mechanics and material persons and other Liens imposed by Legal Requirements incurred in the ordinary course of business for sums (x) not yet due and payable or (y) being contested in good faith, if a reserve or other provision, if any, as shall be required by GAAP shall have been made therefor on the Financial Statements; and (iii) easements, rights-of-way, restrictions and other similar charges or other Liens on or affecting any Real Property and set forth on Schedule 1.7, in each case which do not materially interfere with the ordinary conduct of business of Seller or the Business or the value of any additional land which may be part of the Real Property.

        "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or entity, any other business entity, an estate, a labor union or a Government Entity.

        "Post-Closing Adjustment Amount" has the meaning set forth in Section 2.4(b).

        "Proxy Statement" means the information statement that is submitted to Seller's unitholders and filed with the SEC pursuant to Regulation 14A promulgated under the Exchange Act describing the Transactions.

        "Purchase Price" has the meaning set forth in Section 2.3(a).

        "Real Property" means all real property (including all land, buildings, structures, improvements and fixtures erected thereon and all easements, appurtenances, hereditaments, rights, permits and privileges related thereto, together with all systems, equipment and items of personal property attached thereto) as used in the operation of the Business and including, without limitation, the Facility, but specifically excluding all real property owned by Lakefield Farmers Elevator, LLC at its Lakefield, Minnesota and Wilder, Minnesota elevator locations.

        "Records" means, the following written materials, data and records (in whatever form or medium) to the extent in existence and the possession or control of Seller relating to the Business and which are not Excluded Assets, or acceptable copies thereof: (i) business records, including customer lists and records and transportation and logistics records; (ii) equipment logs; (iii) service, warranty and claim records; (iv) records relating to the Inventory; (v) maintenance records and other documents relating to the Real Property, Intellectual Property, and the Tangible Personal Property; (vi) material safety data sheets; (vii) information demonstrating compliance with applicable laws, such as: (A) service records; (B) emissions data, or parametric data used to demonstrate compliance with emissions limits; (C) inspections results; (D) process information such as scrubber flow, pressure drop and thermal oxidizer temperature logs; (E) training records; and (F) process safety information, including any drawings, studies and calculations, reflecting the original/as-built design of the Facility as well as up-to-date process safety information consistent with current operating conditions and equipment; (viii) operating procedures, guides and manuals; (ix) training manuals (x) compliance calendars; (xi) logins/passwords for government on-line registries, including Federal Communications Commission registration numbers and passwords; (xii) plans required by applicable regulation such as Storm Water Pollution Prevention Plan and Spill Prevention Control & Countermeasure; (xiii) to the extent transferable in accordance with Legal Requirements, employment, occupational, exposure and medical records of any employees of Seller who perform services for the Business (other than employment records related to any such employee who is not offered employment by Buyer pursuant to Section 7.5(a) or who does not accept an offer of employment with Buyer); (xiv) copies of financial records related to the transfer of the Acquired Assets or reasonable access thereto, provided that Seller shall retain all original financial records of Seller unless necessary or proper to effect the transfer of the Acquired Assets; (xv) product formulations, specifications and recipes; (xvi) environmental reports, investigations and notices; (xvii) surveys and title insurance policies, title insurance commitments, title opinions and abstracts, if any; (xviii) leases, easements, permits, declarations and related documents affecting the Real Property, if any; (xix) geotechnical reports, plans and specifications for the Facility and engineering reports; (xx) all other documents used in the Business, including those related to products, marketing, advertising and promotional materials; and (xxi) those related to any of the Acquired Assets or Assumed Liabilities or Assumed Debt.

        "Reporting Party" has the meaning set forth in Section 3.11.

        "Representatives" means, with respect to any Person, such Person and its Affiliates and their respective managers, officers, directors, employees, investment bankers, financial advisors, attorneys, accountant or any other representative, agent, consultant or advisor.

        "Resolution Period" has the meaning set forth in Section 2.5.

        "Review Period" has the meaning set forth in Section 2.5.

        "Scheduled Contracts" has the meaning set forth in Section 3.18(a).

        "SEC" means the United States Securities and Exchange Commission.

        "Seller" has the meaning set forth in the opening paragraph.

        "Seller's Knowledge" means the actual knowledge, after due inquiry and reasonable investigation, of each of David Woestehoff, governor and board president; Doug Schmitz, governor and board vice president; Michael Kunerth, governor and board treasurer; Kenton Johnson, governor and board secretary; Robert Ferguson, governor and general manager; Milton McKeown, governor; Steve Core, governor; Nick Bowdish, governor; Brodie McKeown, plant manager; Brent Pavelko, environmental health and safety; Tyronne Bialas, director of commodities; and Mike Mattison, interim chief financial officer.

        "Straddle Period" has the meaning set forth in Section 10.1.

        "Subsidiary" means, with respect to any Person, any corporation, partnership, limited liability company or other Person of which an aggregate of more than 50% of the outstanding voting stock, partnership interests, membership interests or other ownership interests are at any time directly or indirectly owned by such Person, by one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

        "Superior Proposal" has the meaning set forth in Section 6.3.

        "Tangible Personal Property" means all fixed assets and other tangible personal property (including all machinery, equipment, Inventory, furniture, furnishings, fixtures, automobiles, trucks, trailers, other vehicles, tools, parts and spare parts) together with any transferable express or implied warranty of any Person covering any item or component part thereof, rights of return, or rebate rights relating to the foregoing, including but not limited to the items set forth on Schedule 1.8.

        "Tax" or "Taxes" means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property (including special assessments), personal property, sales, use, registration, value added, alternative or add-on minimum, estimated or other tax of any kind, including any interest, penalty or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person. The term "Tax" or "Taxes" shall not include state deed tax imposed by the State of Minnesota which, under Minnesota law, is to be paid by the Seller on the consideration given in exchange for the Deed.

        "Tax Proceeding" has the meaning set forth in Section 10.4.

        "Tax Return" means any return, declaration, report, claim for refund or information return or statement relating to Taxes (including any schedule or attachment thereto) and any amendment thereof.

        "Tax Authority" means the United States Internal Revenue Service and any other Government Entity responsible for the administration of any Tax.

        "Third Party" has the meaning set forth in Section 6.3.

        "Third Party Claim" has the meaning set forth in Section 8.5(a).

        "Transaction" means the sale of the Acquired Assets, the assignment of the Acquired Contracts, the assumption of the Assumed Liabilities, the payment of the Purchase Price, and all other matters related to the herein described transaction.

        "Transaction Documents" means this Agreement, the Deed, the Escrow Agreement, the Bill of Sale, and all other assignment and assumption and consent and other documents necessary or proper to effect the consummation of the Transaction.

        "Treasury Regulations" means the rules and regulations promulgated under the Code.

        "Unclaimed Property" means all abandoned or unclaimed property reportable under any state or local unclaimed property, escheat or similar Legal Requirement where the dormancy period elapsed prior to the Closing Date.

        "Work in Process" means all unfinished ethanol (or ethanol by-products) still involved in the production process and located in fermentation devices, distillation devices, tanks, piping or elsewhere within the Facility, as well as all grains and grain products involved in the production process (i.e., not yet ready for sale as dry, modified or wet distillers grains, corn oil or otherwise) and located anywhere within the Facility.

ARTICLE 2
PURCHASE AND SALE OF ACQUIRED ASSETS

        2.1.    Purchase and Sale of Acquired Assets.    Subject to the terms and conditions of this Agreement, Buyer will purchase the Acquired Assets from Seller, and Seller will sell, transfer, assign and deliver the Acquired Assets to Buyer, free and clear of all Liens and Debt at the Closing, other than Assumed Debt and Permitted Liens.

        2.2.    Assumption of Assumed Liabilities and Assumed Debt.    Subject to the terms and conditions of this Agreement, Buyer will assume from Seller and become responsible for all Assumed Liabilities and Assumed Debt at the Closing. Buyer will not assume from Seller or have any responsibility with respect to the Excluded Liabilities or any other Liability of Seller not included within the definition Assumed Liabilities or Assumed Debt.

        2.3.    Purchase Price.

          (a)    Purchase Price Determination.    The aggregate consideration for the Acquired Assets (as adjusted in accordance with the terms of this Agreement, the "Purchase Price") will be the sum of the following (without duplication):

              (i)  $55,000,000.00 (the "Base Purchase Price"); plus

             (ii)  Closing Net Working Capital; less

            (iii)  the amount owed as of the Closing Date under Assumed Debt.

          (b)    Payment of Purchase Price.    At the Closing and subject to the conditions set forth in this Agreement, Buyer will deliver to Seller, by wire transfer or delivery of other immediately available funds to an account designated by Seller, an amount equal to the sum of the amount set forth in Section 2.3(a)(i) and the Estimated Net Working Capital Payment less the net amount set forth in Section 2.3(a)(iii) and less an escrow deposit of $4,000,000 (the "Escrow Amount"). The Escrow Amount shall be deposited by Buyer by wire transfer of immediately available funds into the Escrow Account in accordance with Section 2.6. Prior to or at the time of Closing, Seller shall satisfy in full or terminate: (i) all of the Debt (other than trade accounts payable, Assumed Liabilities and Assumed Debt) of Seller as of the Closing Date; (ii) all fees and expenses owing by Seller in connection with the Transaction, to the extent that any encumber or may encumber the Acquired Assets, and (iii) all Liens (other than Permitted Liens) against the Business or any of the Acquired Assets. All such satisfactions or terminations will be made pursuant to payoff letters, invoices or termination agreements delivered by Seller to Buyer in form and substance reasonably satisfactory to Buyer.

          (c)    Pre-Closing Deliveries.    Seller shall determine and deliver to Buyer at least three (3) Business Days but no more than five (5) Business Days prior to the Closing Date, a statement setting forth the calculation of the Estimated Net Working Capital and the Estimated Net Working Capital Payment, which statement and amount shall be calculated in accordance with Exhibit C, along with all supporting data and calculations related thereto, provided that such amount shall be subject to adjustment based on a physical count and measurement of the Inventory on hand as described below. Buyer and Seller shall cooperate in good faith to conduct a physical count and measurement of the Inventory on hand, as of 6:00 p.m. (Central Time) on the day before the Closing Date in accordance with the procedures set forth in Exhibit C.

        2.4.    Post-Closing Adjustment.

          (a)   Within thirty (30) days after the Closing Date, Buyer shall prepare and deliver to Seller a statement setting forth its calculation of the Closing Net Working Capital and the Post-Closing Adjustment Amount, which statement and amount shall be calculated in accordance with Exhibit C (the "Closing Working Capital Statement"), along with all supporting data, measurements, valuations and calculations related thereto.

          (b)   The "Post Closing Adjustment Amount" shall mean the amount equal to the Closing Net Working Capital minus the Estimated Net Working Capital Payment. If the Post-Closing Adjustment Amount is a positive number, Buyer shall pay to Seller an amount equal to the Post-Closing Adjustment Amount together with interest thereon from the Closing Date at a per annum rate equal to the 1 Year London InterBank Offered Rate as of the Closing Date within five (5) Business Days after acceptance or determination of the Post-Closing Adjustment Amount in accordance with Section 2.5, by wire transfer of immediately available funds to an account designated by Seller. If the Post-Closing Adjustment Amount is a negative number, Seller shall pay to Buyer an amount equal to the absolute value of the Post-Closing Adjustment amount together with interest thereon from the Closing Date at a per annum rate equal to the 1 Year London InterBank Offered Rate as of the Closing Date within five (5) Business Days after acceptance or determination of the Post-Closing Adjustment Amount in accordance with Section 2.5, by wire transfer of immediately available funds to an account designated by Buyer.

        2.5.    Examination and Review of Post-Closing Adjustment Amount.

          (a)   After receipt of the Closing Working Capital Statement, Seller shall have thirty (30) days to review the Closing Working Capital Statement (the "Review Period").

          (b)   On or prior to the last day of the Review Period, Seller may object to the Closing Working Capital Statement by delivering to Buyer a written statement setting forth Seller's objections in reasonable detail, indicating each disputed item or amount and the basis for Seller's disagreement therewith (the "Objection Notice"). If Seller fails to deliver the Objection Notice before the expiration of the Review Period, the Closing Working Capital Statement and the Post-Closing Adjustment Amount reflected therein shall be deemed to have been accepted by Seller. If Seller delivers the Objection Notice before the expiration of the Review Period, Buyer and Seller shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the Statement of Objections (the "Resolution Period") and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment Amount and the Closing Working Capital Statement with such changes as may have been previously agreed in writing by Buyer and Seller, shall be final and binding upon the parties hereto.

          (c)   If Seller and Buyer fail to reach an agreement with respect to all of the matters set forth in the Objection Notice before expiration of the Resolution Period, then any amount remaining in dispute ("Disputed Amounts") shall be submitted for resolution to the office of a mutually acceptable certified public accounting firm (the "Independent Accountant") who shall, acting as experts and not arbitrators, resolve the Disputed Amounts only and make any necessary adjustments to the Post-Closing Adjustment Amount and the Closing Working Capital Statement. The parties agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by Buyer and Seller and their decisions for each Disputed Amount must be within the range of values assigned to each such item in the Closing Working Capital Statement and the Objection Notice, respectively. The Independent Accountant shall make a determination as soon as practicable within thirty (30) days of its engagement, and its resolution of the Disputed Amounts and its adjustments to the Closing Working Capital Statement and/or the Post-Closing Adjustment Amount shall be conclusive and binding upon the parties hereto.

          (d)   The Independent Accountant will determine the allocation of the cost of its review and report based on the inverse of the percentage its determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to the Independent Accountant. For example, should the items in dispute total in amount to $1,000 and the Independent Accountant awards $600 in favor of Seller's position, 60% of the costs of its review would be borne by Buyer and 40% of the costs would be borne by Seller.

          (e)   Buyer and Seller shall, and shall cause their respective Affiliates and Representatives to, cooperate and assist in the preparation of the Closing Working Capital Statement and in the conduct of the review referred to in this Section 2.5, including making available, to the extent necessary, books, Records, work papers and personnel.

        2.6.    Escrow Account.    The Escrow Amount shall be held in an escrow account (the "Escrow Account") and distributed in accordance with the terms of the Escrow Agreement.

          (a)   For Tax reporting purposes, the Seller shall be deemed to be the owner of any cash in the Escrow Fund, and all interest on or other taxable income, if any, earned from the investment of such cash pursuant to the Escrow Agreement shall be treated for Tax purposes as earned by Seller until distributed in accordance with this Agreement and the Escrow Agreement.

          (b)   Immediately following inspections and if required, completion of repairs to the Facility's boiler system pursuant to the procedures outlined in this Section 2.6(b), $2,000,000, less the costs of any and all repairs to the Facility's boiler system identified in such inspections and determined in accordance with this Section 2.6(b), but expressly excluding the costs for any and all repairs associated with ordinary wear and tear of the Facility's boiler system, shall be released from the Escrow Account and paid to Seller.

              (i)  During Spring 2013 shutdown but no later than May 31, 2013, Buyer and Seller shall cause a dual inspection of the Facility's boiler system to be completed by two (2) independent and qualified and reputable boiler inspection and repair companies, one selected by Buyer and one selected by Seller, upon inspection and inspection report schedules mutually acceptable to Buyer and Seller, provided that such inspections shall be conducted jointly at the same time by both boiler companies unless Buyer and Seller otherwise agree (the "Original Boiler Inspection Reports"). Each party shall be responsible for the costs and expenses of its own respective inspection and Boiler Inspection Report. Buyer shall immediately provide Seller with a copy of Buyer's Boiler Inspection Report.

             (ii)  Buyer agrees that the costs of any and all recommended repairs to the Facility's boiler system in the Boiler Inspection Reports associated with ordinary wear and tear shall be excluded under and not covered by disbursement from $2,000,000 Escrow Amount.

            (iii)  After receipt by Seller of the Buyer's Boiler Inspection Report, Seller shall have ten (10) days to review the Buyer's Boiler Inspection Report and to mutually agree with Buyer upon the cost and extent of the repairs to the Facility's boiler system to be covered by this

    Section 2.6(b). If the parties cannot agree on the cost and extent of the repairs covered by this Section 2.6(b) within such 10-day period, then Seller shall have an additional thirty (30) days to review the Buyer's Boiler Inspection Report (the "Boiler Inspection Review Period"). On or prior to the last day of the Boiler Inspection Review Period, Seller may object to the Buyer's Boiler Inspection Report and the recommended repairs allowed for reimbursement hereunder by delivering to Buyer a written statement setting forth Seller's objections in reasonable detail, indicating each disputed item or amount and the basis for disagreement therewith (the "Boiler Inspection Objection Notice"). If Seller fails to deliver a Boiler Inspection Objection Notice before the expiration of the Boiler Inspection Review Period, the Boiler Inspection Report of Buyer and the recommended repairs allowed for reimbursement hereunder reflected therein shall be deemed to have been accepted by Seller. If Seller delivers the Boiler Inspection Objection Notice before the expiration of the Boiler Inspection Review Period, Buyer and Seller shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the Boiler Inspection Objection Notice (the "Resolution Period") and, if the same are so resolved within the Resolution Period, the Buyer's Boiler Inspection Report and the recommended repairs allowed for reimbursement hereunder reflected therein with the agreed upon resolutions agreed in writing by Buyer and Seller, shall be final and binding upon the parties hereto.

            (iv)  If Seller and Buyer fail to reach an agreement with respect to all of the matters set forth in the Boiler Inspection Objection Notice before expiration of the Resolution Period, then any amount remaining in dispute ("Disputed Amounts") shall be submitted for resolution to the office of a mutually acceptable certified boiler engineering firm (the "Independent Boiler Engineer") who shall, acting as experts and not arbitrators, resolve the Disputed Amounts only and make any necessary adjustments to the costs of any and all recommended repairs to the Facility's boiler system in the Boiler Inspection Report allowed for reimbursement hereunder. The parties agree that all adjustments shall be made without regard to materiality. The Independent Boiler Engineer shall only decide the specific items under dispute by Buyer and Seller and their decisions for each Disputed Amount must be within the range of values assigned to each such item in the Boiler Inspection Reports and the Boiler Inspection Objection Notice, respectively. The Independent Boiler Engineer shall make a determination as soon as practicable within thirty (30) days of its engagement, and its resolution of the Disputed Amounts and its adjustments to the Boiler Inspection Reports and the costs of any and all recommended repairs to the Facility's boiler system in the Boiler Inspection Reports allowed for reimbursement hereunder shall be conclusive and binding upon the parties hereto.

             (v)  Buyer and Seller shall, and shall cause their respective Affiliates and Representatives to, cooperate and assist in the preparation of the Boiler Inspection Reports in the conduct of the review referred to in this Section 2.6(b), including making available, to the extent necessary, books, Records, work papers and personnel.

          (c)   Upon the Escrow Termination Date, the remaining balance of the Escrow Fund (net of all amounts necessary to satisfy any pending claims that were made in accordance with the terms of the Escrow Agreement) shall promptly be paid from the Escrow Fund to the Seller; provided, however, that the Escrow Fund shall not terminate with respect to any amount which is necessary to satisfy any unsatisfied claims specified in any authorized officer's certificate delivered to the Escrow Agent and the Seller promptly following discovery of the unsatisfied claim on or, to the extent possible, a reasonable time prior to the Escrow Termination Date with respect to facts and circumstances existing on or prior to the Escrow Termination Date. As soon as all such claims have been resolved, the Escrow Agent shall deliver the remaining portion of the Escrow Fund not required to satisfy such claims to Seller.

        2.7.    The Closing.    The effective time and date for closing the Transaction (the "Closing") shall be at 10:00 a.m. (Central time) on the third (3rd) Business Day following the date on which all of the conditions set forth in Article 5 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing) or such other date and/or time as may be agreed upon by the parties (the "Closing Date"). The Closing shall take place by electronic or facsimile exchange of documents.

        2.8.    Allocation of Purchase Price.    The Purchase Price (taking into account any adjustments thereto), plus the amount of the Assumed Liabilities and Assumed Debt included in the amount realized on the sale of the Acquired Assets for United States federal income tax purposes, shall be allocated among the Acquired Assets in accordance with Section 1060 of the Code (or any comparable provision of state, local or foreign Legal Requirements) and commercially reasonable valuation and allocation methods currently applicable to the fuel-grade ethanol industry. Buyer will retain, at its cost, Natwick Associates Appraisal Services as a third party appraiser to value the individual assets comprising the Acquired Assets that are Class V assets, Class I through IV assets shall be valued at their respective GAAP net book value, and any remaining Purchase Price will be allocated to Class VI and VII accordingly, and Buyer shall prepare a statement setting forth the foregoing allocations (the "Allocation Statement") based on the final valuation report issued by such third-party appraiser and the foregoing allocation methods. Buyer shall deliver the Allocation Statement to Seller within ten (10) days of completion of same, which shall be binding on Seller, unless Seller delivers Buyer a written statement setting forth Seller's objections and the basis therefor within ten (10) days of delivery of the Allocation Statement. If Seller delivers an objection statement within such period, Buyer and Seller shall negotiate in good faith to resolve such objections within thirty (30) days. Buyer, Seller and their respective Affiliates shall report the purchase and sale of the Acquired Assets on all relevant Tax Returns, including IRS Form 8594 and any amendments thereto, consistent with the Allocation Statement. Neither Buyer nor Seller shall take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with such allocation unless required to do so by Legal Requirements or pursuant to a "determination" within the meaning of Section 1313(a) of the Code (or any comparable provision of state, local or foreign Legal Requirements).

        2.9.    Utilities; Service Providers.    Prior to the Closing Date, Seller and Buyer shall jointly contact and notify all utilities and other service providers to the Business, including, without limitation, all gas, electric, water, waste, phone, internet and other utilities and providers, of the change in ownership of the Business and the Acquired Assets effective as of 12:01 a.m. as of the Closing Date and that all charges, fees and other amounts to be paid to said utilities and/or service providers for services prior to such date will be Seller's and for services on and after such date and time shall be the sole cost and responsibility of Buyer.

        2.10.    Withholding.    Buyer shall be entitled to deduct and withhold, or cause to be deducted and withheld, any and all amounts from the Purchase Price equal to any withholding Tax owed to any Government Entity as a result of the transactions contemplated by the Agreement to the extent required under applicable Legal Requirements. Any amounts so withheld shall be treated as having been paid to Seller.

 ARTICLE 3
REPRESENTATIONS AND WARRANTIES
OF SELLER

        Except as otherwise set forth on the Disclosure Schedule (but subject to the provisions of Section 11.9 applicable thereto), Seller represents and warrants to Buyer as of the date hereof and at Closing, the following:

        3.1.    Organization, Power and Authorization.    Seller is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Minnesota. Seller is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, which jurisdictions are set forth on Schedule 3.1 of the Disclosure Schedule, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect. Seller has the organizational power to carry on the business in which it is engaged (including the Business) and to own and use the properties owned and used by it. Seller has the requisite power and authority necessary to enter into, deliver and perform its obligations pursuant to each of the Transaction Documents to which it is a party. The execution, delivery and performance by Seller of each Transaction Document to which it is a party has been duly and validly authorized by all necessary limited liability company action. The board of directors of Seller approved and adopted this Agreement in accordance with the Minnesota Limited Liability Company Act, approved the other Transaction Documents to be entered into by Seller as contemplated hereby, resolved to recommend the approval and adoption of this Agreement by the members of Seller and directed that this Agreement be submitted to the members for approval and adoption.

        3.2.    Binding Effect and Noncontravention.

          (a)   This Agreement has been duly executed and delivered by Seller and constitutes, and each other Transaction Document to which Seller is a party when executed and delivered will constitute, a valid and binding obligation of Seller, enforceable against Seller, in accordance with its terms except as such enforceability may be limited by: (i) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors' rights generally; and (ii) applicable equitable principles (whether considered in a proceeding at law or in equity).

          (b)   The execution, delivery and performance by Seller of the Transaction Documents to which it is a party does not: (i) violate any provision of its charter, operating agreement or equivalent organizational documents; (ii) violate any Legal Requirement to which Seller is subject; (iii) except as set forth on Schedule 3.2(b)(iii) of the Disclosure Schedule, materially conflict with, result in a material breach of, constitute a material default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel or require any notice under, or result in the loss or impairment of any rights under any agreement, contract, lease, license, instrument or other arrangement to which Seller is a party or by which Seller is bound or to which Seller's assets are subject; (iv) result in the creation of any Lien on any of the Acquired Assets; or (v) except as set forth on Schedule 3.2(b)(v) of the Disclosure Schedule, require any authorization, consent, approval or notice by or to any Government Entity or other Person.

        3.3.    Brokers.    None of Seller or any of its Affiliates has retained any broker in connection with the Transaction. Buyer will not have any obligation to pay any broker's, finder's, investment banker's, financial advisor's or similar fee in connection with this Agreement or the Transaction by reason of any action taken by or on behalf of Seller or any of its Affiliates, other than the fee paid in connection with the fairness opinion to be included in the Proxy Statement.

        3.4.    Capitalization.    Schedule 3.4 sets forth the number of issued and outstanding membership units of Seller as of the date hereof, all of which are validly issued, fully paid and nonassessable. Except as set forth in Schedule 3.4, no membership units or other voting securities of Seller or options or rights to purchase membership units of Seller are issued, reserved for issuance or outstanding. All issued and outstanding membership units have been issued in compliance with all applicable securities Legal Requirements and preemptive rights (whether as part of Legal Requirements or agreement). Except as set forth in Schedule 3.4 or Seller's articles of organization or member control agreement, Seller is not a party to, and there does not currently exist, any member control agreement, operating voting trust agreement or any other similar agreement relating to the voting, distribution, ownership or transfer rights of any units of ownership of Seller. True and complete copies of Seller's articles of organization and member control agreement have been delivered to Buyer. Seller has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the members of Seller on any matter. Except for this Agreement and as otherwise set forth in Schedule 3.4, there are no options, warrants, calls, rights, puts or agreements to which Seller is a party or by which it is bound obligating Seller to issue, deliver, sell or redeem, or cause to be issued, delivered, sold or redeemed, any additional limited liability company interests or other voting or equity securities, or any securities convertible into or exercisable for such securities, of Seller or obligating Seller to grant, extend or enter into any such option, warrant, call, right, put or agreement.

        3.5.    Subsidiaries.    Except as set forth on Schedule 3.5, Seller does not currently have, and has not had in the past, any Subsidiary nor any investment, equity or ownership interest (whether controlling or not) of any kind in any other Person. Seller is not engaged in any joint venture or partnership with any other Person.

        3.6.    Financial Statements.    Seller has delivered the following financial statements (collectively, the "Financial Statements") to Buyer: (a) Seller's audited balance sheet and related statements of income, owner's equity and cash flows as of and for the fiscal year ended October 31, 2011, together with all related notes and schedules thereto, and the report of Seller's independent registered accounting firm thereon; and (b) Seller's unaudited balance sheet and related statements of income and cash flows as of and for the twelve-months ended October 31, 2012. The Financial Statements were prepared in accordance with the books of account and other financial records of Seller, and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and present fairly in all material respects the financial condition of Seller as of such dates and the results of its operations and its cash flows for the periods specified; provided, however, that the Financial Statements described in Section 3.6(b) are subject to normal and recurring year-end adjustments and lack footnotes and other presentation items, the effect of which are not, individually or in the aggregate, material, except as described in item 6 of Schedule 3.8.

        3.7.    Absence of Undisclosed Liabilities.    There are no Liabilities of or related to the Business or the Acquired Assets other than: (i) Liabilities reflected or reserved against in the Financial Statements, (ii) Liabilities that have arisen after the Latest Balance Sheet in the ordinary course of the Business; (iii) Liabilities for the performance or payment of executory obligations under any of the Acquired Contracts; provided that such Liabilities do not arise from any breach or default under such Acquired Contracts; (iv) Liabilities incurred in connection with this Agreement and the transactions contemplated hereby; and (v) the Excluded Liabilities.

        3.8.    Subsequent Events.

          (a)   Since October 31, 2011, except as set forth on Schedule 3.8: (i) there has been no event or occurrence which has had or could reasonably be expected to have a Material Adverse Effect; and (ii) Seller and, as applicable, its Affiliates have conducted the Business in the ordinary course consistent with past practice.

          (b)   Since October 31, 2011, except as set forth on Schedule 3.8 of the Disclosure Schedule, neither Seller nor any of its Affiliates has, with respect to the Business, taken or failed to take any action through the date hereof that if taken or failed to be taken following the date hereof would have required the consent of, or notice to, Buyer under Sections 6.1(b), 6.1(c), 6.1(e), 6.1(f) , 6.1(g) or 6.1(h) of this Agreement, or, other than with respect to matters reflected in the Financial Statements, under Section 6.1(k) of this Agreement.

          (c)   Since October 31, 2011, except as set forth on Schedule 3.8 of the Disclosure Schedule, neither Seller nor any of its Affiliates has, with respect to the Business, taken or failed to take any action through the date hereof that if taken or failed to be taken following the date hereof would have required the consent of, or notice to, Buyer under Sections 6.1(a), 6.1(d) or 6.1(i) of this Agreement.

        3.9.    Title to Assets.    Seller has good and marketable fee simple title to, or a valid, insurable leasehold interest in, the Facility and the Real Property and good and marketable title to the other assets used in the conduct of the Business, reflected on the Latest Balance Sheet, or acquired since the date thereof, including all of the Acquired Assets, free and clear of all Liens (other than Permitted Liens) and Debt, except for (a) Assumed Debt, (b) Liens and Debt to be satisfied in full, released and terminated prior to the Closing as contemplated by Section 2.3, (c) Inventory disposed of in the ordinary course of business consistent with past practice since the date of the Latest Balance Sheet, and (d) the Excluded Assets. Without limiting the generality of the foregoing, Seller has, and will transfer to Buyer at Closing, and immediately following the Closing Buyer will have, good and marketable title to all of the Acquired Assets, free and clear of all Debt and Liens (other than Permitted Liens and any Assumed Liabilities or Assumed Debt related to the Acquired Assets), subject, as applicable, to the receipt of the authorizations, consents and approvals set forth on Schedule 3.2(b)(v) and 5.1(f) of the Disclosure Schedule.

        3.10.    Compliance With Laws.    Seller and, with respect to the Business, its Affiliates, have complied in all material respects with all applicable Legal Requirements and Environmental Laws and, except as set forth on Schedule 3.10 of the Disclosure Schedule, no action, suit, proceeding, hearing, charge, complaint, claim, demand or notice has been filed or commenced against Seller or, with respect to the Business, any of Seller's Affiliates, alleging any failure to so comply. Without limiting the generality of the foregoing, none of Seller or, with respect to the Business, any of Seller's Affiliates, has failed to comply with any Legal Requirement or Environmental Law to the extent that such failure could reasonably be expected to result in or give rise to: (i) any criminal liability in respect of Seller, any of Seller's Affiliates or the Business, or (ii) any restrictions, penalties, limitations, or other Liens being imposed on the Acquired Assets or the operation of the Business.

        3.11.    Tax Matters.    With respect to Seller or any Affiliate of Seller that reports or includes the activities of the Seller, the Business or the Acquired Assets on any Tax Return (Seller and each such Affiliate (solely with respect to such Affiliate's reporting or inclusion of the activities of the Seller, the Business or the Acquired Assets on such Affiliate's Tax Return), referred to herein as, a "Reporting Party"):

          (a)   All Tax Returns required to be filed by or on behalf of each Reporting Party have been duly and timely filed with the appropriate Tax Authority in all jurisdictions in which such Tax Returns are required to be filed, and all such Tax Returns are complete and accurate and were prepared in compliance with all Legal Requirements. All Taxes due and owing by each Reporting Party (whether or not shown on any Tax Return) have been paid. Each Reporting Party has complied in all material respects with all applicable Legal Requirements relating to the collection, withholding and payment of Taxes and has paid over to the proper Government Entity all amounts required to be so paid over, including Taxes required to be withheld and paid in connection with amounts paid or owing to, by way of example, (i) employees, agents, independent contractors, creditors, members, partners, vendors, customers or other third parties, and (ii) nonresidents of the United States.

          (b)   All deficiencies asserted or assessed as a result of any examinations by any Tax Authority of the Tax Returns relating to the Acquired Assets or the Business have been fully paid. No audits or administrative or judicial Tax proceedings are pending or, to Seller's Knowledge, being conducted with respect to or threatened against any Reporting Party. No Reporting Party has received from any Government Entity any: (i) notice indicating an intent to open an audit or other review; (ii) request for additional information related to Tax matters; or (iii) notice of deficiency or proposed adjustment for any Tax. No Reporting Party has waived or extended any statute of limitations in respect of Taxes or agreed to the extension of time with respect to a Tax assessment or deficiency. No Reporting Party has received notice of any claim by any Government Entity in a jurisdiction where such Reporting Party does not file Tax Returns that such Reporting Party is or may be subject to taxation by that jurisdiction. No Reporting Party has entered into a closing agreement pursuant to Section 7121 of the Code or corresponding provision of state, local or foreign Tax law within the previous four years.

          (c)   No Reporting Party is a party to or bound by any tax allocation or sharing agreement. Seller has not been a member of an affiliated group filing a consolidated federal income Tax Return.

          (d)   The unpaid Taxes of any Reporting Party: (i) did not, as of the Latest Balance Sheet, exceed the reserve for Tax Liability set forth on the face of the Latest Balance Sheet; and (ii) do not exceed that reserve as adjusted to reflect operations thereafter in accordance with past practice. Since the Latest Balance Sheet, no Reporting Party has incurred any Liability for Taxes outside the ordinary course of business.

          (e)   Schedule 3.11(e) of the Disclosure Schedule lists all types of Taxes paid and all types of Tax Returns filed by or on behalf of each Reporting Party in connection with the Acquired Assets or the Business with respect to taxable periods arising on or after December 31, 2008, and the Tax Authorities that had jurisdiction over such Taxes or Tax Returns. Each Reporting Party has made available complete copies of material Tax Returns relating to the Acquired Assets or the Business filed for taxable periods arising on or after December 31, 2008.

          (f)    Other than Permitted Liens, there are no Liens for Taxes upon the Acquired Assets. None of the Acquired Assets is tax-exempt use property within the meaning of Section 168(h) of the Code. None of the Real Property is subject to "Green Acres" taxes or other deferred taxes which will become due on transfer of the Real Property.

          (g)   No power of attorney with respect to any Tax matter is currently in force with respect to the Acquired Assets or the Business that would, in any manner, bind, obligate or restrict Buyer. No Reporting Party has executed or entered into any agreement with, or obtained any consents or clearances from, any Tax Authority, or has been subject to any ruling guidance specific to such Reporting Entity that would be binding on Buyer for any taxable period (or portion thereof) ending after the Closing Date.

          (h)   The Transaction, as consummated on the Closing Date, will not terminate any Tax incentive, holiday or abatement with respect to the Acquired Assets or the Business or result in a material reduction of any Tax benefit under such incentive, holiday or abatement, subject, as applicable, to the receipt of the authorizations, consents and approvals set forth on Schedule 3.2(b)(v) and 5.1(f) of the Disclosure Schedule.

          (i)    Seller has been, is and will be, through the Closing Date, treated as a partnership within the meaning of Treasury Regulations Section 301.7701-2(c)(1).

        3.12.    Environmental Matters.

          (a)   Except as set forth on Schedule 3.12(a) of the Disclosure Schedule: (i) Seller and, with respect to the Business, each of its Affiliates, has complied in all material respects with all applicable Environmental Laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed or commenced, or, to Seller's Knowledge, threatened, against Seller or any of Seller's Affiliates alleging any failure to so comply; (ii) Seller and, with respect to the Business, each of its Affiliates, has obtained and is in compliance in all material respects with all permits, licenses and other authorizations required pursuant to Environmental Laws for the occupation of the Real Property and the operation of the Business; and all such Permits are set forth on Schedule 3.12(a) of the Disclosure Schedule; (iii) neither Seller nor, with respect to the Business, any of its Affiliates, has received any notice of any actual or alleged material violations or Liabilities, including any investigatory, remedial or corrective obligations, arising under Environmental Laws, and (iv) neither Seller nor, with respect to the Business, any of its Affiliates, has assumed or otherwise become subject to any material Liability, including any investigatory, remedial or corrective obligations, of any other Person arising under Environmental Laws.

          (b)   Schedule 3.12(b) of the Disclosure Schedule lists each environmental site assessment and audit report, asbestos survey, geotechnical analysis, remedial action plan, environmental impact statement, environmental assessment worksheet, and other similar studies or analyses related to the Acquired Assets that were generated since January 1, 2009 related to the Acquired Assets that are in the possession or control of Seller or, with respect to the Business, any of its Affiliates, a copy of which has been made available to Buyer. All findings in the notifications of violation, letters of warning, consent decrees and air inspection reports listed on Schedule 3.12(a) of the Disclosure Schedule, other than those listed in items 1-3, have been resolved.

          (c)   Except as set forth on Schedule 3.12(c) of the Disclosure Schedule, none of the following exists at any property or facility owned or operated by Seller or, with respect to the Business, any of its Affiliates: (i) underground or above-ground storage tanks, pits, sumps or impondments; (ii) asbestos-containing material in any form or condition; (iii) materials or equipment containing polychlorinated biphenyls; or (iv) landfills, surface impondments or disposal areas. To Seller's Knowledge, there are no underground or above-ground storage tanks, pits, sumps or impondments located under any property or facility formerly owned or operated by Seller or, with respect to the Business, any of its Affiliates, or otherwise in connection with the Business.

          (d)   Neither Seller nor, with respect to the Business, any of its Affiliates, has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, manufactured, distributed or released any substance, including without limitation any Hazardous Substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) so as to give rise to any current or future material Liabilities, including any material Liability for fines, penalties, response costs, corrective action costs, personal injury, property damage, natural resources Damages or attorneys' fees, pursuant to any Environmental Law.

          (e)   To Seller's Knowledge, neither this Agreement nor the consummation of the Transaction will result in any obligations for site investigation or cleanup, or notification to or consent of any Government Entity or other Person, pursuant to any of the "transaction-triggered" or "responsible property transfer" Environmental Laws.

          (f)    To Seller's Knowledge, no facts, events or conditions relating to the past or present facilities, properties or operations of Seller, or, with respect to the Business, any of its Affiliates, will prevent, hinder or limit continued compliance with Environmental Laws, give rise to any material investigatory, remedial or corrective obligations pursuant to Environmental Laws or give rise to any other material Liabilities pursuant to Environmental Laws, including without limitation any Liabilities relating to on-site or off-site releases or threatened releases of Hazardous Substances, personal injury, property damage or natural resources damage.

        3.13.    Intellectual Property.

          (a)   Except as set forth on Schedule 3.13(a) of the Disclosure Schedule, Seller and, with respect to the Business, each of its Affiliates, owns or has a valid right to use all Intellectual Property that is used in the conduct of the Business. Each item of Intellectual Property owned or used by Seller or any of its Affiliates in the conduct of the Business immediately prior to the Closing will be owned or available for use by Buyer on the same terms and conditions immediately after the Closing, subject, as applicable, to the receipt of the authorizations, consents and approvals set forth on Schedule 3.2(b)(v) and 5.1(f) of the Disclosure Schedule. To Seller's Knowledge, Seller and its Affiliates have taken all action necessary to maintain and protect each item of Intellectual Property that it owns or uses.

          (b)   To Seller's Knowledge, neither Seller nor, with respect to the Business, any of its Affiliates, has interfered with, infringed upon, misappropriated or otherwise come into conflict with or violated any Intellectual Property rights of any Person. To Seller's Knowledge, neither Seller nor, with respect to the Business, any of its Affiliates, has received any charge, complaint, claim, demand or notice alleging any of the foregoing. To Seller's Knowledge, no Person has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of Seller or, with respect to the Business, any of its Affiliates. Neither Seller nor, with respect to the Business, to Seller's Knowledge, any of its Affiliates, has made or given any charge, complaint, claim, demand or notice alleging any of the foregoing.

          (c)   Schedule 3.13(c) of the Disclosure Schedule sets forth all of the following that are owned or used by Seller or any of its Affiliates in the conduct of the Business: (i) patents, patent applications, and notices of inventions or other records of new inventions; (ii) registered and unregistered trademarks; (iii) registered copyrights and applications to register copyrights; (iv) all Intellectual Property owned by any other Person that is material to the Business; (v) domain names and trade names; and (vi) any other Intellectual Property that is material to the Business.

          (d)   With respect to each item of Intellectual Property owned by Seller or, with respect to the Business, any of its Affiliates, and required to be identified on the Disclosure Schedule (and, to Seller's Knowledge, with respect to each other item of Intellectual Property required to be identified on the Disclosure Schedule): (i) no action, suit, proceeding, hearing, charge, complaint, claim or demand is pending or, is threatened that challenges the legality, validity, enforceability, use or ownership of the item, and to Seller's Knowledge, there is no basis for the foregoing; and (ii) no loss or expiration of the item is pending, threatened or reasonably foreseeable, except for patents expiring at the end of their statutory terms (and not as a result of any act or omission by Seller or any other Person).

          (e)   Except with respect to: licenses of commercial off-the-shelf software available on reasonable terms for a license fee of no more than $50,000 and those licenses set forth on Schedule 3.13(c) of the Disclosure Schedule, to the Seller's Knowledge, neither Seller nor, with respect to the Business, any of its Affiliates, is required, obligated or under any Liability whatsoever to make any payments by way of royalties, fees or otherwise (except for maintenance and renewal fees to be paid to the United States Patent and Trademark Office and other Government Entities) to any owner, licensor of or other claimant to any Intellectual Property, or any other Person, with respect to the use thereof or in connection with the conduct of the Business and none shall become payable as a result of the Closing.

          (f)    To Seller's Knowledge, neither Seller nor, with respect to the Business, any of its Affiliates, has granted any license, sublicense, agreement or other permission to any other Person with respect to any Intellectual Property included in the Acquired Assets.

          (g)   To Seller's Knowledge, Seller and, with respect to the Business, each of Seller's Affiliates has taken all necessary and desirable actions to maintain and protect all of the Intellectual Property related to or used in the Business and will continue to maintain and protect all of such Intellectual Property prior to Closing so as not to adversely affect the validity or enforceability thereof. To the Seller's Knowledge, the owners of any of the Intellectual Property licensed to Seller or, with respect to the Business, any of Seller's Affiliates, have taken all necessary and desirable actions to maintain and protect the Intellectual Property covered by such license.

        3.14.    Real Estate.

          (a)   Schedule 3.14(a) of the Disclosure Schedule sets forth the legal description of each parcel of Real Property, including insurable appurtenant easements thereto.

          (b)   Seller has good, valid and marketable title in fee simple to each parcel of Real Property, free and clear of Liens and Debt, except for Permitted Liens and those matters specifically identified on Schedule 3.14(b) of the Disclosure Schedule, if any.

          (c)   To Seller's Knowledge, all buildings, structures, fixtures, building systems and equipment, and all components thereof (including the roof, foundation, walls, and other structural elements thereof, heating, ventilation, air conditioning, mechanical, electrical, plumbing and other building systems, environmental control, remediation and abatement systems, sewer, storm and waste water systems, irrigation and other water distribution systems, parking facilities, fire protection security and surveillance systems and telecommunications, computer, wiring and cable installations), included in the Real Property are in good condition and repair (ordinary wear and tear excepted) and sufficient for the operation of the Business. The Real Property has full and free access to and from public highways, streets or roads and there is no pending or, to Seller's Knowledge, threatened proceeding that would impair or result in the termination of such access. The zoning classification of each improvement on the Real Property is such that it may be used as currently used by Seller and the Business. To Seller's Knowledge, no improvements at any Real Property encroach upon any adjoining land, and no improvements from adjoining land encroach upon any Real Property. The Real Property constitutes one or more complete tax parcels. No part of the Real Property is included in any tax parcel owned by someone other than Seller, and no part of any real property owned by anyone other than Seller is included in the tax parcel(s) constituting the Real Property. The Real Property is legally conveyable without subdivision or re-platting.

          (d)   To Seller's Knowledge, except for the Permits set forth on Schedule 3.12(a) of the Disclosure Schedule or the matters identified on Schedule 3.10 of the Disclosure Schedule, there are no contractual or legal restrictions that preclude or restrict the ability to use the Real Property for the purposes for which it is currently being used and, except for Permitted Liens and those matters specifically identified on Schedule 3.14(d) of the Disclosure Schedule, Seller is in peaceful and undisturbed possession of each parcel of Real Property that is described on Schedule 3.14(a) of the Disclosure Schedule. Except as set forth on Schedule 3.14(d) of the Disclosure Schedule, neither Seller nor, with respect to the Business, any of its Affiliates, has leased or subleased any parcel or any portion of any parcel of Real Property to any other Person and, to Seller's Knowledge, no other Person has any rights to the use, occupancy or enjoyment thereof. To Seller's Knowledge, there is no adverse party in possession of any Real Property or any portion thereof.

          (e)   There are no pending or, to Seller's Knowledge, contemplated or threatened condemnation proceedings against all or any portion of the Real Property. To Seller's Knowledge, there are no: (i) public improvements which have been commenced or completed and for which an assessment may be levied against the Real Property; or (ii) any planned improvements which may result in any new assessment against the Real Property. To Seller's Knowledge, none of the Real Property, buildings, structures, fixtures, building systems and equipment, or the use thereof, contravenes or violates any Legal Requirements.

        3.15.    Litigation.    Schedule 3.15 of the Disclosure Schedule: (a) describes all outstanding Orders, or charges related to Seller, the Acquired Assets or the Business; and (b) describes all actions, suits, proceedings, hearings, arbitrations and other legal or administrative proceedings to which Seller or, with respect to the Acquired Assets or the Business, any Affiliate of Seller, is a party or, to Seller's Knowledge, threatened to be made a party. None of the matters listed or required to be listed on Schedule 3.15 of the Disclosure Schedule, if determined adversely, could reasonably be expected to result in or give rise to: (i) any Liabilities in excess of $50,000.00, either individually or in the aggregate; (ii) any criminal liability in respect of Seller, any of Seller's Affiliates or the Business, or (iii) any restrictions, penalties, limitations, or other Liens being imposed on the Acquired Assets or the operation of the Business.

        3.16.    Employee Benefits.

          (a)   Schedule 3.16(a) of the Disclosure Schedule lists each material Employee Benefit Plan that Seller or any ERISA Affiliate maintains, to which Seller or any ERISA Affiliate contributes or has any obligation to contribute, or with respect to which Seller or any ERISA Affiliate has any Liability.

              (i)  Except as would not have a Material Adverse Effect, each such Employee Benefit Plan (and each related trust, insurance contract or fund) has been maintained, funded and administered in accordance with the terms of such Employee Benefit Plan, the material terms of any applicable collective bargaining agreement and all Legal Requirements.

             (ii)  Each such Employee Benefit Plan which is intended to meet the requirements of a "qualified plan" under Section 401(a) of the Code has received a determination from the Internal Revenue Service that such Employee Benefit Plan is so qualified, and, to Seller's Knowledge, nothing has occurred since the date of such determination that could adversely affect the qualified status of any such Employee Benefit Plan.

            (iii)  Seller has delivered or made available to Buyer correct and complete copies of the plan documents (including all amendments) and, in the case of unwritten Employee Benefit Plans, written descriptions thereof, summary plan descriptions, any other communications provided to participants regarding each such Employee Benefit Plan, the most recent determination letter received from the Internal Revenue Service, and the most recent annual report (IRS Form 5500, with all applicable attachments).

          (b)   Neither Seller nor any ERISA Affiliate maintains, contributes to, has any obligation to contribute to or has any Liability (or has done or had any of the foregoing since January 1, 2007) under or with respect to any "defined benefit plan" (as defined in Section (3)(35) of ERISA) or any "multiemployer plan" (as defined in Section (3)(37) or 4001(a)(3) of ERISA). Neither Seller nor any ERISA Affiliate has since January 1, 2007 maintained or contributed to a plan subject to Section 412 of the Code, including a multiemployer plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA.

          (c)   Neither Seller nor any ERISA Affiliate maintains, contributes to or has any obligation to contribute to, or has any Liability with respect to, any employee welfare benefit plan providing medical, health or life insurance or other welfare-type benefits for current or future retired or terminated directors, officers or employees of Seller (or any spouse or other dependent thereof) other than in accordance with and as required by COBRA.

          (d)   Except as set forth on Schedule 3.16(d) of the Disclosure Schedule, the consummation of the Transaction will not: (i) entitle any current or former employee, officer or director of Seller or any ERISA Affiliate to severance pay, unemployment compensation or any other payment; or (ii) accelerate the time of payment or vesting or increase the amount of compensation otherwise due any such individual.

          (e)   Neither Seller nor any ERISA Affiliate nor any "party in interest" or "disqualified person" with respect to the Employee Benefit Plan has engaged in a non-exempt "prohibited transaction" within the meaning of Section 4975 of the Code or Section 406 of ERISA.

        3.17.    Insurance.    Schedule 3.17 of the Disclosure Schedule lists each insurance policy, bond or other form of insurance maintained by or for the benefit of Seller (the "Insurance Policies"). With respect to each Insurance Policy: (a) to Seller's Knowledge, such policy is legal, valid, binding, enforceable and in full force and effect; (b) to Seller's Knowledge, such policy will continue to be legal, valid, binding, enforceable and in full force and effect on the same terms following the consummation of the Transaction; (c) neither Seller nor, to Seller's Knowledge, any other party to such policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and to Seller's Knowledge, no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification or acceleration, under such policy; (d) to Seller's Knowledge, no party to such policy has repudiated any provision thereof; and (e) Seller has provided to Buyer a true, correct and complete copy of such policy. To Seller's Knowledge, Seller, the Facility, the Acquired Assets and the Business have been covered during the past six years by insurance in scope and amount customary and reasonable for the Business during such period.

        3.18.    Contracts.

          (a)   Schedule 3.18(a) of the Disclosure Schedule contains a list of each of the following contracts, agreements or other arrangements to which Seller is a party or by which any of its assets or properties, including, without limitation, the Acquired Assets, the Facility and the Business, are bound (the "Scheduled Contracts"):

              (i)  agreement (or series of agreements with the same counterparty or its Affiliates) that involves the delivery of goods, materials or services by Seller that may result in consideration paid to Seller in excess of $50,000.00, either individually or in the aggregate;

             (ii)  agreement (or series of agreements with the same counterparty or its Affiliates) that involves the delivery of goods, materials or services to Seller that may result in consideration paid by Seller in excess of $50,000.00, either individually or in the aggregate;

            (iii)  collective bargaining agreement or other similar contract with any labor union;

            (iv)  agreement for the employment of any Person on a full-time, part-time, consulting or other basis;

             (v)  agreement, guaranty or indenture relating to borrowed money or other Debt of Seller or any material Lien on any asset of Seller or any Affiliate of Seller to the extent related to the Business;

            (vi)  agreement that restricts the ability of Seller or the Business to engage in any line of business or compete with any Person;

           (vii)  joint venture or partnership agreement involving a sharing of profits, losses, costs or liabilities by Seller or the Business with any other Person;

          (viii)  lease or agreement under which Seller is (A) lessee of or holds or operates any tangible personal property owned by any other Person, or (B) lessor of or permits any other Person to hold or operate any tangible personal property owned or leased by Seller;

            (ix)  lease, sublease, license, easement or other agreement under which Seller is (A) lessee of or holds or operates any real property, including the Real Property, or (B) lessor of or permits any other Person to hold or operate any real property owned or leased by Seller;

             (x)  agreement (including any license, sublicense or other permission) under which (A) Seller has granted to any Person any rights in any Intellectual Property owned or leased by Seller, and (B) any Person has granted to Seller any rights in any Intellectual Property;

            (xi)  power of attorney granted by or to Seller;

           (xii)  agreement with, or loan to or from, any director, officer, employee, agent or other Affiliate of Seller;

          (xiii)  agreement not entered into in the ordinary course of business;

          (xiv)  other agreement (or series of agreements with the same counterparty or its Affiliates) that (A) involves the payment or potential payment, pursuant to the terms of any such contract or agreement, to or by Seller of more than $50,000.00, either individually or in the aggregate, and (B) cannot be terminated within 30 days after giving notice of termination without resulting in any cost or penalty to Seller or, following the Closing, Buyer; and

           (xv)  other agreement that is material to Seller or the Business.

          (b)   There are no contracts, agreements or other arrangements to which Seller is a party or by which any of its assets or properties, including, without limitation, the Acquired Assets, the Facility and the Business, are bound which would constitute a Scheduled Contract, except as set forth on Schedule 3.18(a) of the Disclosure Schedule. Seller has provided to Buyer a true, correct and complete copy of each written Scheduled Contract and an accurate written description of the material terms of each oral Scheduled Contract. Each Scheduled Contract has been entered into on an arm's-length basis and, is a valid and binding obligation of Seller or Seller's Affiliate party thereto and, to Seller's Knowledge, each of the other parties thereto, enforceable against them in accordance with its express terms except as such enforceability may be limited by: (i) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors' rights generally; and (ii) applicable equitable principles (whether considered in a proceeding at law or in equity). To Seller's Knowledge, no course of conduct of any party to any Scheduled Contract, with respect to the performance of its obligations or exercise of its rights thereunder, is inconsistent with the express terms and conditions of said Scheduled Contract. To Seller's Knowledge, no Person is in material violation or breach of or material default under any Scheduled Contract. Except as set forth on Schedule 3.2(b)(iii), Schedule 3.2(b)(v) or Schedule 5.1(f) of the Disclosure Schedule, the Transaction does not require the consent of any party to any Scheduled Contract, will not result in a material violation or breach of or material default under any Scheduled Contract and will not otherwise cause any Scheduled Contract to cease to be legal, binding, enforceable and in full force and effect on the same terms following the Closing. There are presently no renegotiations of, or attempts to renegotiate any material provision (including fees or other payment amounts) under any Scheduled Contract and no Person has made any written demand to Seller or any of its Representatives for such renegotiation.

        3.19.    Employees.

          (a)   Neither Seller nor any of its Affiliates is a party to or bound by any collective bargaining or similar agreement with any labor organization relating to any employees of the Business, or work rules or practices agreed to with any labor organization and to Seller's Knowledge, no union or labor organization claims to represent any of the employees of the Business. There is no collective bargaining agreement or similar agreement with any labor organization under current negotiation, nor, to Seller's Knowledge, are there any union organizing activities among the employees of the Business or any demand for recognition of any labor organization. There is currently no strike, slowdown, sitdown, work stoppage, interruption of work, picketing, handbilling, corporate campaign activity or other concerted labor dispute pending or to Seller's Knowledge, threatened at the Facility. No claims, charges, administrative proceedings, or formal complaints for unfair labor practices or violations of labor and/or employment laws brought by any employee or the Business are pending or, to Seller's Knowledge, have been threatened, against Seller or the Business, and there are no grievances or arbitration proceedings against Seller or the Business pending under any collective bargaining agreement or other labor agreement.

          (b)   Seller and its Affiliates are in compliance, in all material respects, with all applicable Legal Requirements respecting labor, employment, fair employment practices, employee privacy, the collection and payment of all Taxes and other withholdings, terms and conditions of employment, workers' compensation, occupational safety, plant closings and wages and hours with respect to the employees of the Business. To Seller's Knowledge, neither Seller nor any of its Affiliates is liable for the payment of any claims, Damages, fines, penalties, or other amounts, however designated, for failure to comply with any labor or employment Legal Requirements. Neither Seller nor any of its Affiliates is a party to any judgment, settlement agreement, consent decree, or other agreement with any Government Entity requiring continuing compliance or reporting obligations entered into to resolve any labor or employment matter of the Business. In the last two years, neither Seller nor any of its Affiliates has received any notice of the intent of any Government Entity responsible for the enforcement of labor or employment laws to conduct an investigation of the Business and no such investigation is in progress. The qualifications for employment of each of the employees of the Business under applicable immigration laws have been reviewed by Seller and a properly completed Form I-9 is on file with Seller for each employee. Seller has materially complied with the U.S. Immigration and Nationality Act, as amended from time to time, and the rules and regulations promulgated thereunder. To Seller's Knowledge, every Person who currently provides service to the Business or any other Person at the request of Seller has been properly classified by the Business as an employee or independent contractor in compliance with all Legal Requirements.

          (c)   Neither Seller nor any of its Affiliates is delinquent in payments which are due and payable under any applicable law to any employees of the Business for any wages, salaries, commissions, bonuses, vacation, sick leave, other paid time off, severance pay or other compensation for any services performed by them to the date hereof.

        3.20.    Affiliate Transactions.    To Seller's Knowledge, except as disclosed on Schedule 3.20 of the Disclosure Schedule, none of Seller's officers, directors, employees or Affiliates: (a) has any interest in any property (whether real, personal or mixed and whether tangible or intangible) used in or pertaining to the Business; (b) owns, of record or as a beneficial owner, an equity interest or any other financial or profit interest in any Person that: (i) has business dealings or a material financial interest in any transaction with Seller; or (ii) engages in competition with Seller; (c) is a party to any contract or agreement with Seller; or (d) has any cause of action or other claim against, or owes or has advanced any amount to, Seller.

        3.21.    Inventory and Parts.    The Inventory consists of a quality and quantity that are usable and salable at normal profit margins and within customary time periods in the ordinary course of business and contain no amount of slow-moving, obsolete or damaged items or materials in excess of reserves reflected in the Latest Balance Sheet for such purposes. Except as set forth on Schedule 3.21, the Inventory and the spare parts inventory has not been consigned to others, nor is any of the Inventory or the spare parts inventory consigned to Company. Except as set forth on Schedule 3.21, no Inventory or spare parts inventory of Company is located at a location other than the Facility or with a common carrier in transit to or from a vendor or customer, and no Inventory or spare parts inventory of another Person is located at the Facility. All purchased parts are merchantable and fit for the purpose for which they were procured in all material respects, and none of which is slow-moving, obsolete, damaged, or defective in any material respect.

        3.22.    Permits and Licenses.    Schedule 3.22 of the Disclosure Schedule contains a true and complete list of all material licenses, permits, certificates of authority, authorizations, approvals, registrations and similar consents granted or issued by any Government Entity to Seller or with respect to the Acquired Assets or the Business (the "Permits"). To Seller's Knowledge, Seller possesses all Permits necessary for the current operation of the Business and the Acquired Assets and is in compliance (other than instances of non-compliance that are individually, and in the aggregate, immaterial) with all Permits. All Permits are in full force and effect and there are no proceedings pending or, to Seller's Knowledge, threatened that seek the revocation, cancellation, suspension or adverse modification thereof. Seller is not in default or violation of, and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation in any respect of any term, condition or provision of, any Permit that would allow the Permit to be terminated. To Seller's Knowledge, except as specifically indicated on Schedule 3.22 of the Disclosure Schedule, no Permit will be impaired or in any way affected by the consummation of the Transaction or any Transaction Document.

        3.23.    Tangible Assets.    Except as set forth on Schedule 3.23 of the Disclosure Schedule, each tangible asset included in the Acquired Assets is, in all material respects, in good operating condition and repair (ordinary wear and tear excepted) and is suitable for the purposes for which it is used. The Acquired Assets comprise all of the assets that are necessary for Buyer to conduct the Business as it has been conducted by Seller and (except for the Excluded Assets) constitute all of the assets used to conduct the Business.

        3.24.    Product Warranty.    All products manufactured, sold, leased or delivered by Seller (or any Person for which Seller may be responsible) have been in material conformity with all applicable contractual commitments, express and implied warranties and Legal Requirements, and Seller has no material Liability for replacement thereof or other Damages in connection therewith.

        3.25.    Product Liability.    Seller has no material Liability arising out of any injury to individuals or property as a result of the ownership, possession or use of any product manufactured, sold or delivered by Seller (or any Person for which Seller may be responsible).

        3.26.    Customers and Suppliers.    Schedule 3.26 of the Disclosure Schedule contains a list of the five (5) largest customers and the one-hundred (100) largest suppliers of Seller each of for the fiscal years ended October 31, 2010 and 2011 and for the twelve (12) month period ended October 31, 2012, and includes the net sales or purchases by Seller attributable to each such customer or supplier for each such period. No customer or supplier listed on Schedule 3.26 of the Disclosure Schedule, nor any other material customer or supplier of the Business, has given written notice that it will or, to Seller's Knowledge, otherwise intends to, cease doing business with the Business or decrease the amount of business it does with the Business in any material respect, including following the Closing.

        3.27.    Vehicles.    Schedule 3.27 of the Disclosure Schedule contains a true, complete and correct list of all vehicles and equipment owned by Seller where the ownership of such vehicle or equipment is evidenced by a certificate of title.

        3.28.    Disclosure.    No representation or warranty contained in this Article 3 or the Schedules to this Article 3, omits to state a material fact necessary in order to make the statements contained herein, in light of the circumstances in which they were made, not misleading. To Seller's Knowledge, no fact exists that has not been disclosed to Buyer that has had or would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

 ARTICLE 4
REPRESENTATIONS AND WARRANTIES
OF BUYER

        Buyer represents and warrants to Seller as of the date hereof and at Closing the following:

        4.1.    Organization, Power and Authorization.    Buyer is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has the requisite power to carry on the business in which it is engaged and to own and use the properties owned and used by it. Buyer has the requisite power and authority necessary to enter into, deliver and perform its obligations pursuant to each of the Transaction Documents to which it is a party. Buyer's execution, delivery and performance of each Transaction Document to which it is a party has been duly authorized by all necessary limited liability company action.

        4.2.    Binding Effect and Noncontravention.

          (a)   This Agreement has been duly executed and delivered by Buyer and constitutes, and each other Transaction Document to which Buyer is a party when executed and delivered will constitute, a valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms except as such enforceability may be limited by: (i) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors' rights generally; and (ii) applicable equitable principles (whether considered in a proceeding at law or in equity).

          (b)   The execution, delivery and performance by Buyer of the Transaction Documents to which it is a party do not: (i) violate any Legal Requirement to which Buyer is subject or its charter or bylaws; (ii) materially conflict with, result in a material breach of, constitute a material default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which Buyer is a party or by which Buyer is bound or to which Buyer's assets are subject; or (iii) require any authorization, consent, approval or notice by or to any Person (except for those which have been obtained or provided).

        4.3.    No Litigation.    No litigation is pending or, to the knowledge of Buyer, threatened against or affecting Buyer that questions the legality, validity or enforceability of this Agreement, the other Transaction Documents or the consummation of the transactions contemplated by this Agreement.

        4.4.    Funding.    Buyer will have on the Closing Date, sufficient cash on hand from equity contributions of Buyer's members, Buyer's immediately available internal funds or available under an established committed credit facility or unutilized lines of credit with financial institutions to pay the Purchase Price and consummate the Transaction.

        4.5.    Brokers.    Buyer has not retained any broker in connection with the Transaction. Seller will not have any obligation to pay any broker's, finder's, investment banker's, financial advisor's or similar fee in connection with this Agreement or the Transaction by reason of any action taken by or on behalf of Buyer.

        4.6.    Financial Ability.    Buyer has on the date hereof legally binding commitments for equity contributions from its members of $24,000,000. Buyer will have on the Closing Date, sufficient cash on hand from equity contributions of Buyer's members, Buyer's immediately available internal funds or available under an established committed credit facility or unutilized lines of credit with financial institutions to pay the Purchase Price.

        4.7.    Condition of Business.    The Buyer has made all inspections and investigations of the Business and the Acquired Assets deemed necessary or desirable by the Buyer. The Buyer acknowledges and agrees that it is purchasing the Acquired Assets based on the results of its inspections and investigations, and not on any representation or warranty of the Seller, or any of its Affiliates, not expressly set forth in this Agreement or the other Transaction Documents. Any claims the Buyer may have for breach of representation or warranty shall be based solely on the respective representations and warranties of the Seller expressly set forth in this Agreement or the other Transaction Documents. ALL WARRANTIES OF MERCHANT-ABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE, AND ALL OTHER WARRANTIES ARISING UNDER THE UNIFORM COMMERCIAL CODE, ARE HEREBY WAIVED BY THE BUYER. The Buyer further acknowledges that, other than the respective representations and warranties of the Seller and Buyer set forth in this Agreement or the other Transaction Documents, neither Seller, nor any of its Affiliates, nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Seller, the Business or the Acquired Assets, including in any confidential memoranda distributed by or on behalf of the Seller relating to the Business, or in any other publication, document or information provided to the Buyer or its Representatives or otherwise in connection with the Business or the sale of the Acquired Assets.

ARTICLE 5
CONDITIONS TO THE CLOSING

        5.1.    Conditions to Buyer's Obligation.    Buyer's obligation to effect the Transaction is subject to the satisfaction as of the Closing of the following conditions precedent (unless waived by Buyer):

          (a)    Representations and Warranties.    Each of the representations and warranties of Seller contained in Article 3 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date.

          (b)    Covenants.    Seller shall have performed and observed in all material respects each covenant or other obligation required to be performed or observed by it pursuant to this Agreement through the Closing.

          (c)    Proceedings.    No action, suit or proceeding shall be pending before any Government Entity that would reasonably likely result in an Order that would: (i) prevent or prohibit the consummation of the Transaction; or (ii) cause any of the Transaction to be rescinded following consummation.

          (d)   [Reserved]

          (e)    Governmental Licenses, Permits and Approvals.    Buyer shall have obtained the Government Entity licenses, permits and approvals listed on Schedule 5.1(e).

          (f)    Third-Party Consents.    Seller shall have obtained the third-party consents listed on Schedule 5.1(f).

          (g)    Facility Operations.    The Facility shall be operating in the ordinary course of business on the Closing Date and shall have been operating in the ordinary course of business for each of the five days immediately preceding the Closing Date.

          (h)    No Material Adverse Effect.    There shall not have occurred any Material Adverse Effect.

          (i)    Member Approval.    The Member Approval shall have been obtained.

          (j)    Fairness Opinion.    Seller shall have been issued a fairness opinion and such fairness opinion shall be included in the Proxy Statement as an exhibit.

          (k)    Seller's Closing Documents.    The following documents (duly executed as appropriate) shall have been delivered to Buyer, any of which may be waived by Buyer:

              (i)  the Bill of Sale, duly executed by Seller;

             (ii)  the Deed, duly executed by Seller;

            (iii)  the Escrow Agreement duly executed by Seller and Escrow Agent;

            (iv)  a non-foreign affidavit dated as of the Closing Date in form and substance required under the Treasury Regulations issued pursuant to Section 1445 of the Code stating that Seller is not a "foreign person" as defined therein;

             (v)  customary payoff letters or evidence of termination of the Debt and Liens listed on Schedule 2.3(b)(i) and, if applicable, customary payoff letters or evidence of termination of any other Debt or Liens required to be satisfied or terminated by Seller prior to or at the time of Closing pursuant to Section 2.3(b) of this Agreement; and

            (vi)  a certificate dated as of the Closing Date from a duly authorized signatory of Seller certifying: (A) that resolutions in the form attached to the certificate have been duly adopted by its Board authorizing the execution of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby and (B) the satisfaction of the conditions under Sections 5.1(a) and 5.1(b).

          (l)    Gavilon Documents.    The Gavilon Documents shall have been entered into by and between Gavilon, LLC, Seller and Buyer.

          (m)    Alcohol Fuel Permit.    The Alcohol Fuel Permit from the Alcohol and Tobacco Tax and Trade Bureau must have been approved and received by Buyer, allowing it to operate the Facility.

          (n)    Financing.    This Agreement is subject to Buyer obtaining reasonably acceptable financing from AgStar Financial Services in an aggregate amount of at least $50 million.

        5.2.    Conditions to Seller's Obligation.    Seller's obligation to effect the Transaction is subject to the satisfaction as of the Closing of the following conditions precedent (unless waived by Seller):

          (a)    Representations and Warranties.    Each of the representations and warranties of Buyer contained in Article 4 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date.

          (b)    Covenants.    Buyer shall have performed and observed in all material respects each covenant or other obligation required to be performed or observed by Buyer pursuant to this Agreement through the Closing.

          (c)    Proceedings.    No action, suit or proceeding shall be pending before any Government Entity which would reasonably and likely result in an Order that would: (i) prevent or prohibit the consummation of the Transaction; or (ii) cause any of the Transaction to be rescinded following consummation.

          (d)   [Reserved]

          (e)    Member Approval.    The Member Approval shall have been obtained.

          (f)    Buyer's Closing Documents.    The following documents (duly executed as appropriate) must have been delivered to Seller:

              (i)  the Bill of Sale, duly executed by Buyer;

             (ii)  the Escrow Agreement duly executed by Buyer; and

            (iii)  a certificate dated as of the Closing Date from Buyer certifying: (A) that resolutions in the form attached to the certificate have been duly adopted by Buyer's board authorizing the execution of this Agreement and the other Transaction Documents to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby and (B) the satisfaction of the conditions under Sections 5.2(a) and 5.2(b).

          (g)    Gavilon Documents.    The Gavilon Documents duly executed by Gavilon, LLC, Seller, and Buyer.

ARTICLE 6
COVENANTS OF SELLER PENDING CLOSING

        6.1.    Limitation on Conduct Prior to Closing Date.    Between the date hereof and the Closing Date, except as contemplated by this Agreement and subject to Legal Requirements, Seller agrees to conduct the Business in the ordinary course in substantially the manner heretofore conducted, and Seller shall not, without the prior written consent of Buyer:

          (a)   grant any general or uniform increase in the rate of pay to employees or employee benefits other than in the ordinary course of business;

          (b)   make any commitments with respect to capital expenditures in excess of $50,000.00 with respect to any item or project or in the aggregate with respect to any related items or projects, except for capital expenditures described in the Disclosure Schedule, ordinary repairs, renewals and replacements and any expenditures contemplated by Section 6.2(a) (other than commitments that will have been paid in full prior to the Closing);

          (c)   compromise or otherwise settle or adjust any assertion or claim of a deficiency in Taxes (or interest thereon or penalties in connection therewith), extend the statute of limitations with any Tax Authority or file any pleading in court in any Tax litigation or any appeal from an asserted deficiency, or file or amend any Tax Return, or make any Tax election that is inconsistent with Seller's current tax election practices, change or make any Tax elections or its Tax or accounting policies and procedures or any method or period of accounting unless required by GAAP, the Code, or any other statutory or financial accounting principles or a Government Entity;

          (d)   adopt or enter into any new employment agreement with any employee or other employee benefit plan or arrangement or amend or modify any employment agreement or employee benefit plan or arrangement of any such type except to comply with Legal Requirements;

          (e)   sell, assign, transfer, mortgage, lease, license, abandon, permit to lapse, encumber or otherwise dispose of any assets or release or waive any claim, except for sales of finished goods Inventory in the ordinary course of business and consistent with past practices;

          (f)    settle any material claim, action or proceeding involving any material Liability for monetary Damages or enter into any settlement agreement containing material obligations;

          (g)   incur any Debt except for in the ordinary course of business or short-term borrowings made at prevailing market rates and on terms consistent with prior practice (it being agreed that if any such Debt is incurred it shall be repaid in full on or prior to Closing as contemplated by Section 2.3); provided that all Debt incurred or agreements made with AgStar Financial Services, ACA under or pursuant to the loan agreement dated September 1, 2011 or the forbearance agreement dated December 21, 2012, each as amended, shall be considered in the ordinary course of business for purposes of this Section 6.1;

          (h)   enter into any new material line of business;

          (i)    amend or modify any Scheduled Contract or enter into any agreement or contract that would be required to be a Scheduled Contract, provided, that Seller may renew an existing Scheduled Contract in the ordinary course of business on substantially equivalent terms;

          (j)    take any action that would or could reasonably be expected to: (i) adversely affect the ability of Buyer or Seller to obtain any necessary approval of any Government Entity or other Person required for the Transaction; (ii) adversely affect Seller's ability to perform its covenants and agreements under this Agreement; or (iii) result in any of the conditions to the performance of Buyer's or Seller's obligations hereunder not being satisfied;

          (k)   engage in any material transaction or incur or sustain any material obligation not in the ordinary course of business consistent with past practice; or

          (l)    agree or make any commitment to take any actions prohibited by this Section 6.1.

        6.2.    Affirmative Conduct Prior to Closing.    Between the date hereof and the Closing, Seller shall:

          (a)   continue making all budgeted capital expenditures, including the capital expenditures described in Schedule 6.2(a) and ordinary repairs, maintenance, renewals and replacements in the ordinary course of business consistent with past practice and industry standards;

          (b)   use commercially reasonable efforts consistent with this Agreement to maintain and preserve intact the present business organization and to maintain and preserve the relationships and goodwill with customers, employees, suppliers, Government Entities and others having business or regulatory relationships with Seller or the Business;

          (c)   keep in full force and effect all of its Permits;

          (d)   use commercially reasonable efforts to maintain insurance coverage at least equal to that now in effect on all properties which it owns or leases and on the Business;

          (e)   solely with respect to the Acquired Contracts, perform contractual obligations in all material respects and not default on any such obligations in any material respect or otherwise take or omit to take any action, the result of which would be a termination of such Acquired Contract or permit the counterparty to such contract to exercise any termination rights in respect thereof;

          (f)    duly observe and conform in all material respects to all Legal Requirements;

          (g)   maintain the assets and properties of the Business in good condition and repair, normal wear and tear excepted;

          (h)   file all Tax Returns required to be filed with any Tax Authority in accordance with Legal Requirements, and to timely pay all Taxes due and payable whether or not shown in the respective Tax Returns that are so filed; and

          (i)    promptly notify Buyer regarding receipt from any Tax Authority of any notification of (i) the commencement of an audit, any request to extend the statute of limitations, any statutory notice of deficiency, any revenue agent's report, any notice of proposed assessment, or any other similar notification of potential adjustments to the Tax liabilities or attributes of Seller, (ii) any actual or threatened collection enforcement activity by any Tax Authority with respect to Tax liabilities of any Reporting Party, or (iii) any termination or threatened termination of benefits under any Tax incentive or similar program with any Government Entity.

        6.3.    Exclusivity.    From and after the date hereof, Seller will not, directly or indirectly: initiate, solicit or knowingly encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or would reasonably be expected to lead to, any Alternative Transaction (as defined below); negotiate or have any discussions with any Person in furtherance of such inquiries in respect of an Alternative

Transaction; agree to or endorse any Alternative Transaction; approve, recommend, execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase or share exchange or issuance agreement, option agreement, or other similar agreement related to any Alternative Transaction; or, agree to do any of the foregoing, or authorize any of its Representatives to take any such action, and will direct its Representatives not to take any such action, and Seller will notify Buyer of all of the relevant details relating to all inquiries and proposals that it may receive relating to any of such matters. For purposes of this Agreement, "Alternative Transaction" means any of the following involving Seller, the Acquired Assets, the Business or the Facility, on the one hand, and any Person (other than Buyer or any of its Affiliates, such Person, a "Third Party"), on the other hand: any merger, consolidation, share exchange or other business combination; a sale, lease, license, exchange, mortgage, pledge, transfer or other disposition of any assets of Seller (other than the Excluded Assets), the Acquired Assets, the Business or the Facility other than in the ordinary course of business; a sale of member units of Seller (or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing, the right to acquire member units). Notwithstanding the foregoing, in the event that Seller receives an a proposal from a Third Party for an Alternative Transaction that, in the business judgment of the Board of Directors of Seller, is a superior offer for the members (a "Superior Proposal"), Seller may negotiate with such Third Party to the extent consistent with the fiduciary duties of the Board of Directors of Seller. If Seller enters into a letter of intent with such Third Party making the Superior Proposal, Seller will immediately notify Buyer of such letter of intent and Buyer shall have the option to match, in writing, the competing offer. If Buyer declines to match the competing offer in writing, Seller may terminate this Agreement to pursue a transaction with the competing Third Party upon promptly paying Buyer a "breakup fee" in the amount of Two Million Dollars ($2,000,000) (the "Breakup Fee").

        6.4.    Filings.    Seller agrees that through the Closing, Seller's reports, proxy statements, registrations, statements and other filings required to be filed with any applicable Government Entity will comply in all material respects with all Legal Requirements and none will contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Seller shall afford Buyer a reasonable opportunity to review and comment on such documents to the extent specifically related to the Transaction, the Acquired Asset or the Business prior to the filing.

        6.5.    Proxy Statement.    As promptly as reasonably practicable, but no later than five (5) Business Days after the date hereof, Seller shall prepare and file the Proxy Statement with the SEC in accordance with Regulation 14A of the Exchange Act. Seller shall provide Buyer with the opportunity to review and suggest comments on the Proxy Statement prior to its filing with the SEC. Seller shall consider Buyer's comments in good faith, but Buyer's consent (and the incorporation of Buyer's comments) shall not be required for any SEC filing. Seller shall distribute the Proxy Statement to its unitholders in accordance with Regulation 14A of the Exchange Act.

        6.6.    Member Meeting.    Seller shall, within fifteen (15) Business Days following the date of this Agreement, duly call and give notice of, and thereafter convene and hold, within thirty (30) days of the giving of such notice, a meeting of the members (the "Member Meeting") at which the required members of Company shall vote to approve or reject this Agreement, the Transaction Documents and the Transaction contemplated hereby (the "Member Approval"), provided that said fifteen (15) Business Days period shall be extended on a day-for-day basis for each day SEC review delays the filing of the definitive Proxy Statement beyond 11 days after the filing of the preliminary Proxy Statement. Following the execution of this Agreement and prior to the Member Meeting, Seller shall deliver to the required members a Proxy Statement describing this Agreement and the Transaction represented hereby and such other information as Seller determines in its discretion.

        6.7.    Access.    Seller will: (i) afford, upon reasonable notice, to Buyer and its Representatives reasonable access during normal Business hours to the Business, the Facility, the Acquired Assets and

Seller's offices, properties, customers, suppliers, employees, operations, properties, books, files and other Records; (ii) furnish to Buyer and its Representatives such additional financial and operating data and other information and Records regarding the Business (or copies thereof) as Buyer may from time to time reasonably request; and (iii) will reasonably cooperate with Buyer to enable Buyer and its Representatives to make an examination of the financial statements, Business, the Acquired Assets, Assumed Debt and Assumed Liabilities, and other assets and Liabilities of Seller and its Affiliates related to the Business, including, without limitation, as necessary or desirable to observe any turnarounds or similar material maintenance operations at the Facility. Without limiting the foregoing, Seller hereby agrees to provide to Buyer on or immediately prior to the Closing Date, or the extent not reasonably practicable, promptly following the Closing Date, information relating to: (i) compensation that Seller has paid or will pay in the current year through the Closing Date to each of Hired Employees; and (ii) all Taxes paid or remitted (or to be paid or remitted) to the Tax Authority by Seller and each of its employees, as applicable, under the Federal Unemployment Tax Act and the Federal Insurance Contributions Act that are attributable to the compensation referenced in clause (i). Seller and Buyer further agree that they will utilize, or cause their respective Affiliates to utilize, the standard procedure set forth in IRS Revenue Procedure 2004-53 with respect to wage reporting relating to the foregoing.

        6.8.    Environmental Matters.    Prior to the Closing, Seller will: (a) (i) prepare and complete accurately those notices and reports identified on Schedule 6.8 to the extent such notices and reports relate to periods during which Seller or, with respect to the Business, any of Seller's Affiliates, owned or operated any of the Acquired Assets or the Business; (ii) use commercially reasonable efforts to provide copies of all such notices and reports to Buyer as soon as practical; (iii) sign and, if required by Legal Requirements, certify all such notices and reports, in each case after a reasonable inquiry with regard to the information contained in such notices and reports; (iv) file all such notices and reports with the appropriate Government Entity or third party no later than the date on which such reports or notices are required to be filed; provided that, to the extent that any such notice or report is not required to be filed with a Government Entity or third party until after the Closing Date, Seller may prepare and complete the same after the Closing Date but prior to the earlier of the date such notice or report is required to be filed and the date that is three (3) months following the Closing Date, and (b) remove from the Facility any Hazardous Substance or other waste (including solid waste, universal waste and used oil) generated prior to the Closing Date which, if not removed, would be required to be removed under applicable Legal Requirements.

        6.9.    Notifications.    Until the Closing Date, each party hereto shall promptly notify the other parties in writing of (a) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any respect on or prior to the Closing Date, and (b) any material failure of the party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. Seller may, from time to time prior to or at the Closing by notice given in accordance with this Agreement, supplement or amend the Disclosure Schedule (other than Schedule 1.2 (Acquired Contracts) or Schedule 1.5 (Excluded Assets)), any supplement or amendment to which shall require the prior written approval of Buyer, which may be granted or denied in Buyer's sole discretion) to correct any matter that would otherwise constitute a breach of any representation or warranty contained herein; provided, however, that such supplements and amendments and any other updates to the Disclosure Schedule shall be disregarded for purposes of, and shall not affect, (x) any rights of Buyer hereunder, including Buyer's rights to indemnification or to terminate this Agreement set forth under Articles VIII or IX, or (y) any of Buyer's conditions to consummate the Transaction set forth in Section 5.1; or (z) any of the Assumed Liabilities or Assumed Debt.

        6.10.    Interim Financial Information.    No later than thirty (30) days following the end of each monthly accounting period subsequent to October 31, 2012 and prior to the Closing, Seller shall deliver to Buyer periodic financial statements and reports in the form that it customarily prepares for its internal purposes concerning the Seller and the Business, all of which financial statements and reports (i) will have been prepared in accordance with the books of account and other financial records of Seller; and (ii) to the extent such information consists of financial statements, be deemed included in the definition of the term "Financial Statements" solely for the purposes of the representations and warranties contained in Section 3.6 and any indemnification provisions related thereto.

        6.11.    Instruments of Conveyance.    Seller shall execute and deliver the Transaction Documents, and shall use commercially reasonable efforts to obtain from third parties, such other usual and customary documents as are reasonably necessary or desirable to (a) vest in Buyer all the right, title and interest of Seller, in, to or under any or all of the Acquired Assets, including, with respect to vehicles, certificate of title, and (b) allow Buyer to obtain owner's title insurance with extended coverage from a reputable licensed title insurer(s) of Buyer's choice (with such endorsements as Buyer shall request), including, without limitation, evidence of corporate authority, corporate authorizing resolutions, and customary owner's affidavits and certifications, mechanics' lien indemnities and gap indemnities as Buyer and the title insurer may request.

ARTICLE 7
COVENANTS

        7.1.    Further Assurances.    Buyer and Seller will take such further actions (including the execution and delivery of such further instruments and documents) as the other parties may reasonably request to carry out the purposes of this Agreement.

        7.2.    Litigation Support; Access.    From and after the Closing, in the event that and for so long as Buyer is actively prosecuting, asserting, contesting or defending any third party action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction arising on or prior to the Closing Date involving Seller or the Business, Seller will reasonably cooperate with Buyer and provide Buyer with reasonable access to their personnel and documents as are necessary in connection with such prosecution, assertion, contest or defense, and, except as otherwise provided under Article 8, all at the sole cost and expense of Buyer. From and after the Closing, in the event that and for so long as Seller is actively prosecuting, asserting, contesting or defending any third party action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction arising on or prior to the Closing Date involving Seller or the Business, Buyer will reasonably cooperate with Seller and provide Seller with reasonable access to their personnel for purposes of interviews, depositions, and trial appearances and documents as are necessary in connection with such prosecution, assertion, contest or defense, and, except as otherwise provided under Article 8, all at the sole cost and expense of Seller.

        7.3.    Confidentiality.    Seller will, and will cause its Affiliates to, treat and hold as confidential all of the Confidential Information, and shall refrain from using any of the Confidential Information except in connection with this Agreement. In the event that Seller is requested or required pursuant to written or oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process to disclose any Confidential Information, such Person will notify Buyer promptly in writing of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 7.3. If, in the absence of a protective order or the receipt of a waiver hereunder, Seller is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, such Person may disclose the Confidential Information to the tribunal, provided, however, that the disclosing Person will use its best efforts to obtain an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Buyer requests.

        7.4.    Transition.    Seller will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier or other business associate of or Government Entity with jurisdiction over Seller from maintaining the same business and regulatory relationships and good will with Buyer and the Business after the Closing as it maintained with Seller and the Business prior to the Closing. Seller will refer all customer, supplier, regulatory and similar inquiries relating to the Business to Buyer from and after the Closing.

        7.5.    Employment Matters.

          (a)    Hired Employees.    Effective as of the Closing, Seller will terminate and Buyer will make offers of employment to all of Seller's employees as Buyer identifies in a list to Seller prior to the Closing and on such terms and conditions as Buyer determines, in its sole discretion, including that each such offer is subject to Buyer's customary pre-employment/post-offer procedures and qualifications. Nothing in this Agreement will constitute an agreement by Buyer to assume or be bound by any previous or existing employment agreement or arrangement between Seller and any of its employees, or a guaranty that any Person that accepts employment with Buyer will be entitled to remain in the employment of Buyer for a specified period of time. Buyer will have no Liability with respect to any employee who does not become employed by Buyer. Seller will bear all Liability with respect to the federal Workers Adjustment and Retraining Notification Act and similar state laws to the extent applicable to the Transaction. Each of Seller's employees who becomes employed by Buyer shall be a "Hired Employee".

          (b)    COBRA.    Seller will be responsible for providing all notices and continuation coverage required under COBRA to all employees of Seller who are or become "M&A Qualified Beneficiaries" (as such term is defined in Treasury Regulations §54.4980B-9) as a result of the consummation of the Transaction. Specifically, Seller agrees that all obligations to provide such continuation coverage to M&A Qualified Beneficiaries are being allocated to Seller. If Seller and its Affiliates cease to maintain a group health care plan, then, notwithstanding any other provision of this Agreement to the contrary, Seller will be responsible for providing continuation coverage required by COBRA to all employees of Seller and dependents of such employees who are or become M&A Qualified Beneficiaries.

          (c)    Post-Closing Benefits.    Effective as of the Closing, each Hired Employee shall cease participation in the Employee Benefit Plans, and Buyer shall provide, or cause to be provided, to each Hired Employee a level of employee benefits that is no less favorable in the aggregate than the employee benefits provided to similarly situated existing employees of Buyer; provided, however, that nothing herein shall preclude Buyer or its ERISA Affiliates from altering, amending or terminating any of its employee benefit plans, or the participation of any of their employees in such plans, at any time.

          (d)    Prior Service Credit.    Each Hired Employee shall be given credit for his or her years of service with Seller and its ERISA Affiliates prior to the Closing for purposes of determining eligibility, vesting and the accrual of vacation and paid time off (but not other forms of benefit accrual) under each of Buyer's employee benefit plans, programs and policies covering such Hired Employees.

          (e)    Preexisting Conditions and Deductibles.    With respect to each welfare or fringe benefit plan maintained by Buyer or its ERISA Affiliates in which Hired Employees become eligible to participate on or after the Closing, to the extent permitted under the terms of such plans: (i) Buyer shall waive, or cause to be waived, all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Hired Employees (and their covered dependents), other than any such limitations that are in effect with respect to any Hired Employee (or his or her covered dependents) and that have not been satisfied under the corresponding Employee Benefit Plan maintained by Seller or its ERISA Affiliates immediately prior to the Closing; and (ii) Buyer shall provide each Hired Employee with credit for any deductibles and maximum out-of-pocket requirements paid by such Hired Employee for the then current plan year under the corresponding Employee Benefit Plan maintained by Seller or its ERISA Affiliates immediately prior to the Closing.

          (f)    No Third Party Beneficiaries.    The provisions of this Section 7.5 are solely for the benefit of the parties hereto, and no provision of this Section 7.5, express or implied, is intended or shall be construed to create any third party beneficiary or other rights in any current or former employees of the Seller (including any dependent or beneficiary thereof) in respect of the terms and conditions of employment with, or any benefits that may be provided by, Buyer or any of its ERISA Affiliates. Nothing herein shall be construed as an amendment to any Employee Benefit Plan for any purpose.

        7.6.    Domain Name Assignment.    Within five Business Days after the Closing Date, Seller will assist Buyer with the transfer to Buyer of all internet domain names that are Acquired Assets. Seller will cease using such internet domain names after the Closing.

        7.7.    Warranty Claims.    Seller acknowledges and agrees that any Liabilities in respect of customer warranty claims, including, but not limited to, costs of replacement, for products manufactured, produced, sold or provided by Seller prior to the Closing are not Assumed Liabilities. Notwithstanding the foregoing, to maintain customer satisfaction, Buyer will be entitled to process and service such warranty claims, including, without limitation, repairing, reworking and replacing any products in connection with a warranty claim, in a reasonable manner and substantially consistent with Seller's past practices, and Seller will promptly reimburse Buyer for the costs and expenses incurred in connection therewith.

        7.8.    Excluded Liabilities.    Seller will timely pay and fulfill its obligations under all Excluded Liabilities (except to the extent Seller contests such Excluded Liabilities in good faith by appropriate proceedings).

        7.9.    Assignment of Acquired Contracts.

          (a)   Prior to the Closing, Seller and Buyer shall: (i) use commercially reasonable efforts to cause, and to obtain consent to assignment for, each of the Acquired Contracts listed on Schedule 7.9(a)(i) to be assigned to Buyer or its designated Affiliate, and (ii) cause, and obtain consent to assignment for, each of the Acquired Contracts listed on Schedule 5.1(f) to be assigned to Buyer or its designated Affiliate. Upon any party's request, the other parties shall cooperate to obtain novations of any of the Acquired Contracts in lieu of assignment thereof; provided that Seller shall not be required to (x) make out of pocket payments other than commercially reasonable expenses in connection with the foregoing or (y) to compromise or waive any material right Seller may have with respect to such Acquired Contract.

          (b)   To the extent not obtained prior to Closing, (i) Seller shall use its commercially reasonable efforts to obtain consent to assignment for each of the Acquired Contracts following the Closing; (ii) Seller shall provide to Buyer the benefits of such Acquired Contract (including the right to enforce for the benefit of Buyer any and all rights of Seller or any Affiliate of any Seller against a third party thereunder) for the remaining term of such Acquired Contract and (iii) subject to the foregoing limitations, Buyer and Seller will cooperate with each other in any lawful and contractually permitted arrangements designed to provide to Buyer such benefits and obligations of the Acquired Contract for its term remaining as of the Closing Date, exclusive of any renewals or extensions; provided, however, that any actions taken pursuant to this Section 7.9(b) shall not involve any out-of-pocket payments by (x) Buyer or any of its Affiliates other than commercially reasonable expenses and otherwise as specifically and expressly provided by the terms of any contract related to an Acquired Contract entered into prior to the Closing Date, or (y) Seller or any of its Affiliates other than commercially reasonable expenses and otherwise as specifically and expressly provided by the terms of any contract related to an Acquired Asset. In connection with any such arrangements, Buyer and Seller will each abide by the terms and conditions set forth in the applicable Acquired Contract and, subject to the arrangement contemplated by this Section 7.9(b), will reimburse each other for payments made to or received from counterparties on behalf of each other pursuant to the terms of the applicable Acquired Contracts, will reasonably act to provide that the other party is put in the same economic position with respect to the Acquired Contract as if the relevant consent or other action had been obtained at the Closing. Once a consent or other action for the sale, assignment, assumption, transfer, conveyance, and delivery of an Acquired Contract is obtained or taken, Seller will promptly assign, transfer, convey, and deliver, or cause to be assigned, transferred, conveyed, and delivered, such Acquired Contract to Buyer, and subject to Sections 2.2 and 7.8, Buyer will assume all executory Liabilities arising or to be performed after the Closing under such Acquired Contracts as in existence on the date of such assignment, transfer, conveyance or delivery pursuant to such instruments as Buyer and Seller deem reasonably necessary to effect such transfer and assumption (which Buyer and Seller will jointly prepare, execute, and deliver in good faith at the time of such transfer, all at no additional cost to Buyer).

        7.10.    Excluded Assets.    Seller will remove all Excluded Assets from the Real Property as promptly as practicable following the Closing, but no later than thirty days following the Escrow Termination Date.

        7.11.    Consents; Regulatory Filings.

          (a)   Each party hereto shall use commercially reasonable efforts to obtain all licenses, permits, approvals, consents, qualifications and orders of Government Entities and other third parties that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the other Transaction Documents (including, without limitation, the permits, approvals and consents set forth on Schedule 5.1(e) or Schedule 5.1(f)), and will cooperate fully with each other in promptly seeking to obtain all such permits, authorizations, consents, orders and approvals.

          (b)   Within ten (10) Business Days after the date hereof, each party hereto shall make or cause to be made all filings required of each of them or any of their respective subsidiaries or Affiliates under the HSR Act with respect to the Transaction, including, if required, an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transaction. Each such filing shall request early termination of the waiting periods imposed by the HSR Act. All filing fees to be paid by Buyer or Seller in connection with filing Notification and Report Forms pursuant to the HSR Act shall equally by Buyer and Seller. To the extent any other antitrust or similar notification or consent is required from any other Government Entity, such filings and costs shall be undertaken and borne equally by Buyer and Seller.

          (c)   Seller and Buyer shall cooperate in good faith with each other in connection with any filings with any Government Entity (including, to the extent permitted by applicable law, providing copies of all such documents to the non-filing parties prior to filing and consider all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any of the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice or other Government Entity under the HSR Act with respect to any such filing or any such transaction. Each such party shall use its best efforts to furnish to each other all information required for any application or other filing to be made pursuant to any applicable law in connection with the Transaction. In addition, except as prohibited by Legal Requirements, each party hereto shall (i) promptly notify the other parties hereto of any communication to that party from any Government Entity relating to the approval or disapproval of the Transaction; and (ii) not participate in any meetings or substantive discussions with any Government Entity with respect thereto without consulting with and offering the other party a meaningful opportunity to participate in such meetings or discussions.

          (d)   The parties hereto agree to use commercially reasonable efforts to satisfy, prior to the Outside Date, any requirement, request or condition sought or imposed by the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice or any other Government Entity acting under the HSR Act, in each case, relating in any way to the Transaction, where the failure to satisfy any such requirement, request or condition would delay, prevent or make illegal such timely consummation of the Transaction, including (i) taking commercially reasonable actions to comply with any request, directions, determinations, requirements or conditions of the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice or other Government Entity and (ii) taking commercially reasonable actions to remove or cause to be removed any direction, determination, requirement, injunction, order, condition or limitation, that prevents or would prevent, or that makes illegal, the timely consummation of the Transaction. Notwithstanding anything to the contrary in this Agreement, neither Buyer, Seller nor any of their respective Affiliates shall be required, in connection with the matters covered by this Section 7.11, (v) to pay any amounts (other than the payment of filing fees and expenses and fees of its counsel), (w) to commence or defend litigation, (x) to hold separate (including by trust or otherwise) or divest any of their respective Affiliates' businesses, product lines or assets, or any of the Acquired Assets, (y) to take any action or agree to any limitation on the operation or conduct of the Business or any other business or assets of Buyer, Seller or any of their respective Affiliates or (z) to waive any of the conditions to this Agreement set forth in Section 5.1.

          (e)   As promptly as reasonably practicable, but no later than five (5) Business Days after the date hereof, Buyer shall make or cause to be made all filings required to obtain an Alcohol Fuel Permit from the Alcohol and Tobacco Tax and Trade Bureau for the operation of the Facility.

ARTICLE 8
SURVIVAL AND INDEMNIFICATION

        8.1.    Survival of Covenants, Representations and Warranties.    (a) All covenants, representations and warranties of Seller shall survive Closing and shall continue and be limited as follows: (i) the representations and warranties set forth in Section 3.1 (Organization, Power and Authorization), Section 3.2 (Binding Effect and Noncontravention), Section 3.3 (Brokers), Section 3.9 (Title to Assets), and Section 3.14 (Real Property) (collectively, the "Fundamental Representations") shall survive indefinitely; (ii) the representations and warranties set forth in Section 3.11 (Tax Matters) and Section 3.16 (Employee Benefits) shall survive for a period of time equal to the statute of limitations applicable to such matter plus an additional sixty (60) days; (iii) the representations and warranties set forth in Section 3.12 (Environmental) shall survive the Closing for a period of three (3) years; (iv) all other representations and warranties and the covenants to be performed or complied with prior to Closing shall survive Closing for a period of eighteen (18) months; and (v) all other covenants shall survive Closing indefinitely or for such lesser period of time as may be specified therein; (b) all covenants, representations and warranties of Buyer shall survive Closing indefinitely or for such lesser period of time as may be specified therein; and (c) notwithstanding anything herein contained to the contrary, there shall be no time limitations on breaches of covenants, representations or warranties where the basis of the claim is fraud.

        8.2.    Indemnification Obligations of Seller.    From and after the Closing, Seller shall indemnify and hold harmless Buyer and its Affiliates, without duplication, from and against any Damages that Buyer or any of its Affiliates incur as a result of, arising out of or related to: (a) the breach of any of the representations and warranties made by Seller in this Agreement or any other Transaction Document; (b) the breach of any covenant made by Seller in this Agreement or any other Transaction Document; (c) any Liability of Seller that is not an Assumed Liability or Assumed Debt, including the Excluded Liabilities, and (d) items 1-3 on Schedule 3.12(a) of the Disclosure Schedule.

        8.3.    Indemnification Obligations of Buyer.    From and after the Closing, Buyer shall indemnify and hold harmless Seller and its Affiliates, without duplication, from and against any Damages that Seller or any of its Affiliates incur as a result of, arising out of or related to: (a) the breach of any of the representations and warranties made by Buyer in this Agreement or any other Transaction Document; (b) the breach of any covenant made by Buyer in this Agreement or any other Transaction Document; (c) the Assumed Liabilities; or (d) the Assumed Debt.

        8.4.    Limitations on Indemnification; Etc.

          (a)   With respect to any claims for indemnification under Section 8.2(a), the parties agree as follows: (i) subject to the applicable restrictions in Section 8.1, Seller shall fully indemnify Buyer and its Affiliates for any Damages as a result of the breach of any of the Fundamental Representations or the representation and warranties in Section 3.11 (Tax Matters) and (ii) for all indemnification claims made by Buyer and its Affiliates against Seller other than as a result of the breach of any of the Fundamental Representations or the representation and warranties in Section 3.11 (Tax Matters) (the "Nonfundamental Claims"), Seller will have no liability for indemnification until the aggregate of all Damages related to the Nonfundamental Claims exceeds $200,000.00, and then for all amounts claimed thereafter.

          (b)   For the avoidance of doubt, none of the limitations contained in Section 8.4(a) shall apply to or in any manner limit or restrict (i) any claim for Damages as a result of fraud by Seller, or (ii) any claims for indemnification under Sections 8.2(b), 8.2(c) or 8.2(d) of this Agreement.

          (c)   For the purposes of this Article 8, including the determination of any breach of any representation or warranty or the amount of Damages to which Buyer may be entitled to indemnification as a result thereof, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification or exception contained in or otherwise applicable to such representation or warranty.

        8.5.    Third Party Claims.

          (a)    Notice.    If any third party notifies any Indemnified Party of any matter that may give rise to a claim by such Indemnified Party for indemnification pursuant to Section 8.2 or Section 8.3 (a "Third Party Claim"), such Indemnified Party will give the Indemnifying Party from whom indemnification is sought written notice of such Indemnified Party's claim for indemnification within a reasonable period after the Indemnified Party receives written notice of such Third Party Claim, provided, however, that the failure of any Indemnified Party to give timely notice will not affect any rights to indemnification hereunder except to the extent that the Indemnifying Party demonstrates actual damage caused by such failure.

          (b)    Control of Defense.    An Indemnifying Party, at its option, may defend the Indemnified Party against any Third Party Claim so long as: (i) the Indemnifying Party notifies the Indemnified Party in writing within thirty (30) days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party for the Damages the Indemnified Party may suffer as a result of such Third Party Claim; (ii) the Third Party Claim does not involve Environmental Laws; (iii) the Third Party Claim involves only money Damages and does not seek an injunction or other equitable relief; (iv) the Indemnifying Party is not a party to the Third Party Claim such that the Indemnified Party determines in good faith that joint representation would be inappropriate; and (v) the Indemnifying Party diligently defends the Third Party Claim. If the Indemnifying Party defends against the Third Party Claim, the Indemnified Party may participate in the defense and employ counsel of its choice for such purpose; provided, that such employment will be at the Indemnified Party's own expense.

          (c)    Settlement.    So long as the Indemnifying Party has assumed and is conducting the defense of the Third Party Claim in accordance with Section 8.5(b): (i) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (which will not be unreasonably withheld); and (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (which will not be unreasonably withheld). Unless and until the Indemnifying Party assumes and conducts the defense of the Third Party Claim in accordance with Section 8.5(b), the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without prejudicing its rights against the Indemnifying Party under this Article 8.

        8.6.    Characterization of Indemnity Payments.    Unless otherwise required by any Legal Requirements, the parties agree that any indemnification payments made pursuant to this Agreement will be treated for all Tax purposes as an adjustment to the Purchase Price, and no party shall take any position inconsistent with such characterization.

        8.7.    Use of Escrow Account.    Any and all indemnification amounts to be paid by Seller shall be first satisfied by amounts available in the Escrow Fund and paid pursuant to the terms of the Escrow Agreement.

        8.8.    Other Indemnification Matters.    Any claim for indemnification under this Article 8 must be asserted by providing written notice to the Indemnifying Party specifying the factual basis of the claim in reasonable detail (including all reasonably related backup information evidencing such claim) to the extent then known by the Person asserting the claim. The right to indemnification, payment of Damages or other remedy pursuant to this Article 8 will not be affected by the Indemnified Party's investigation with respect to, or any knowledge acquired (or capable of having been acquired) about, the accuracy or inaccuracy of or compliance with, any representation, warranty, agreement, covenant or obligation under this Agreement or any other Transaction Documents. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant, agreement or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representation, warranty, covenant, agreement or obligation.

        8.9.    Mitigation.    Each of the parties shall take commercially reasonable steps to mitigate their respective Damages upon and after becoming aware of any event or condition that would reasonably be expected to give rise to any Damages that are indemnifiable hereunder.

 ARTICLE 9
TERMINATION

        9.1.    Termination.    This Agreement may be terminated at any time prior to the Closing, upon the occurrence of any of the following:

          (a)   by mutual agreement of Seller and Buyer, in writing;

          (b)   by Seller, if:

              (i)  Buyer has breached any representation, warranty, agreement or obligation contained in this Agreement, which breach would give rise to the failure of a condition set forth in Section 5.2, and which breach cannot be cured on or prior to the Outside Date; or

             (ii)  the Transaction has not been consummated on or before the Outside Date; provided, however, Seller will not be entitled to terminate this Agreement pursuant to this Section 9.1(b)(ii) if Seller' breach of any provision of this Agreement has been the cause of, or resulted in, the failure of the Closing to be consummated by the Outside Date; or

            (iii)  there is any Legal Requirement restraining, enjoining or otherwise prohibiting the Transactions that shall have become final and nonappealable.

          (c)   or by Buyer, if:

              (i)  Seller has breached any representation, warranty, agreement or obligation contained in this Agreement, which breach would give rise to the failure of a condition set forth in Section 5.1, and which breach cannot be cured on or prior to the Outside Date;

             (ii)  the Transaction has not been consummated on or before the Outside Date; provided, however, that Buyer will not be entitled to terminate this Agreement pursuant to this Section 9.1(c)(ii) if Buyer's breach of any provision of this Agreement has been the cause of, or resulted in, the failure of the Closing to be consummated by the Outside Date;

            (iii)  the Members do not approve this Agreement and the Transaction contemplated hereby; or

            (iv)  there is any Legal Requirement restraining, enjoining or otherwise prohibiting the Transactions that shall have become final and nonappealable.

        9.2.    Effect of Termination.    In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith be terminated and there shall be no liability on the part of any party hereto except under the terms of the Confidentiality Agreement, and under Section 7.3 (Confidentiality), Article 8 (Survival and Indemnification), Article 9 (Termination) and Article 11 (Miscellaneous). Notwithstanding the foregoing, any party hereto shall be entitled to seek an injunction or injunctions to prevent a breach of, or specific performance to enforce specifically the provisions of, any covenant of any other party contained in this Agreement. Nothing in this Section 9.2 shall relieve Buyer or Seller of any liability for willful breach of its covenants, agreements or other obligations contained in this Agreement prior to the date of valid termination.

ARTICLE 10
TAX MATTERS

        10.1.    Covenant Regarding Tax Matters.    Seller shall be solely responsible for the timely preparation and filing of all Tax Returns relating, and shall pay without any cost to the Buyer, any and all Taxes for which the Seller is or may be liable with respect to taxable periods of the Seller ending on or before the Closing Date (regardless of whether the filing of any Tax Return with respect thereto or payment of any amount in respect thereof is filed, paid or due before, on or after the Closing Date).

Any such Tax Return described in the preceding sentence filed after the Closing Date that reflects the activities of the Seller shall be prepared in a manner consistent with the past practice of the Seller. The Buyer shall prepare, or cause to be prepared, and file, or cause to be filed, all other Tax Returns.

        10.2.    Prorations.

          (a)   All real property Taxes, personal property Taxes, withholding Taxes, unemployment Taxes or ad valorem obligations and similar recurring Taxes and fees on the Business or sales Taxes collected for taxable periods beginning before, and ending after, the Closing Date (a "Straddle Period"), shall be prorated between the Buyer and the Seller as of the Closing Date. With respect to Taxes described in this Section 10.2, the Seller shall timely file all Tax Returns due on or before the Closing Date with respect to such Taxes and the Buyer shall prepare and timely file all Tax Returns due after the Closing Date with respect to such Taxes. If one party remits to the appropriate Taxing Authority payment for Taxes that are subject to proration under this Section 10.2 and if such payment includes the other party's share of such Taxes, then, upon remittance of a statement certifying the amount of Tax shown on such Tax Return allocable to the other party pursuant to Section 10.2(b), such other party shall promptly reimburse the remitting party for its share of such Taxes.

          (b)   In the case of Taxes that are payable with respect to any Straddle Period, the portion of any such Tax that is allocable to the portion of such Straddle Period ending on the Closing Date will be:

              (i)  in the case of Taxes that are either (A) based upon or related to income, wages or receipts or (B) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible) (other than conveyances made pursuant to the transactions contemplated by this Agreement), deemed equal to the amount that would be payable if the taxable period ended on the Closing Date; and

             (ii)  in the case of Taxes imposed on a periodic basis with respect to the Acquired Assets or otherwise measured by the level of any item, deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction, the numerator of which is the number of calendar days in the period ending on or before the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period. Any credit or refund resulting from an overpayment of Taxes for any Straddle Period will be prorated based upon the method employed in this Section 10.2(b) taking into account the type of the Tax to which the refund relates. In the case of any Tax based upon or measured by capital (including net worth or long-term debt) or intangibles, any amount thereof required to be allocated under this Section 10.2(b) will be computed by reference to the level of such items on the Closing Date or the measurement date, whichever results in the lesser amount. All determinations necessary to effect the foregoing allocations will be made in a manner consistent with prior practice of Seller.

        10.3.    Cooperation on Tax Matters.    The Buyer and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing and preparation of Tax Returns pursuant to this Article 10 and any proceeding related thereto. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information that are reasonably relevant to any such proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

        10.4.    Tax Contests.    The procedures set forth in this Section 10.4 rather than Section 8.6 shall govern the contest or resolution of any claim, audit, investigation or proceeding relating to Taxes (a "Tax Proceeding"). If an Indemnified Party receives notice of a Tax Proceeding, which, if successful, might result in an indemnity payment pursuant to Article 8, the party receiving such notice shall promptly notify the Indemnifying Party of such Tax Proceeding; provided, however, that the failure by an Indemnified Party to provide prompt notification shall not relieve the Indemnifying Party of its indemnification obligations hereunder, except to the extent that the Indemnifying Party is materially prejudiced thereby in defending such Tax Proceeding. Seller shall control all Tax Proceedings related to Taxes that are Excluded Liabilities (other than Taxes relating to a Straddle Period) and shall have the right to make all decisions in connection with such Tax Proceedings, including, without limitation, the decision to pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any Tax Authority, or to pay the Tax claimed, sue for a refund or contest the disputed Tax in any legally permissible manner; provided, however, that Seller shall not take any position with respect to any of the foregoing that would reasonably be expected to have an adverse effect on Buyer without consultation with and prior written consent of Buyer. In lieu of such consent, Buyer shall have the right to participate in such Tax Proceedings with counsel of its choosing and at its expense. Buyer shall control Tax Proceedings relating to the Taxes covered by Section 10.2 and the Tax Returns related thereto; provided, however, that Seller, upon timely notification to Buyer, may elect to participate in such Tax Proceedings with counsel of its choosing and at its expense. In the event that Seller does not elect to participate in such Tax Proceedings, Buyer shall keep Seller apprised of all major developments with respect to such Tax Proceedings and shall not settle the claims or assessments that are the subject of such Tax Proceedings without the prior written consent of Seller, which consent shall not be unreasonably withheld or delayed.

        10.5.    Certain Taxes.    All state deed tax incurred in connection with this Agreement or the Transaction shall be paid by Seller when due, and all transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement or the Transaction shall be paid one-half by the Buyer and one-half by the Seller, when due, and the parties shall cooperate in the filing of all necessary Tax Returns and other documentation with respect to all such state deed tax, transfer, documentary, sales, use, stamp, registration and other such Taxes and fees, and, if required by Legal Requirements, the parties shall, and shall cause their Affiliates to, join in the execution of any such Tax Returns and other documentation.

        10.6.    Refunds.    Any refund or credit, including any interest actually received with respect thereto, (a) relating to Taxes that are Excluded Liabilities will be the property of Seller, and if received by Buyer, will be paid over to Seller within a reasonable time, and (b) relating to Taxes paid after the Closing Date will be the property of Buyer, and if received by Seller will be paid over to Buyer within a reasonable time. In the case of any refunds or credits attributable to Taxes prorated pursuant to Section 10.2 of this Agreement, such refunds or credits shall be allocated between Seller and Buyer in proportion to the amount of Tax paid by each party to which such refunds or credits relate.

ARTICLE 11
MISCELLANEOUS

        11.1.    Public Announcements.    Except as may otherwise be mutually agreed to by Seller and Buyer: (i) the terms of this Agreement shall not be disclosed or otherwise made available to the public, (ii) no party shall make, or cause or permit to be made by any of such party's Affiliates, any press release, public announcement or announcement to any third party or otherwise communicate with any news media or any third party in respect of this Agreement or the transactions contemplated by this Agreement, and (iii) copies of this Agreement shall not be publicly filed or otherwise made available to the public, except, in each case, where such disclosure, availability or filing is required by (x) applicable Legal Requirements or (y) GAAP in preparation of financial statements, and then only to the extent required by such Legal Requirements or GAAP. Nothing herein shall prevent any party from responding to direct inquiry regarding the Transaction received from any Government Entity. Further, each party will be permitted, after written notice and consultation with the other party, to correct any false or misleading information which may become public concerning the Transactions.

        11.2.    Transaction Expenses.    Buyer, on the one hand, and Seller, on the other hand, will each bear their own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the Transaction. Buyer and Seller shall each pay one-half the filing fees and costs required under the HSR Act.

        11.3.    Amendments.    No amendment, modification or waiver of this Agreement will be effective unless made in writing and signed by the party to be bound thereby. No other course of dealing between or among any of the parties or any delay in exercising any rights pursuant to this Agreement will operate as a waiver of any rights of any party.

        11.4.    Successors and Assigns.    All covenants and agreements set forth in this Agreement will bind and inure to the benefit of the respective successors and permitted assigns of the parties. No party may assign this Agreement nor any of its rights, interests or obligations hereunder without the prior written consent of the other parties, provided, however, that Buyer may assign any or all of its rights, interests and obligations hereunder: (i) to one or more of its Affiliates; (ii) for collateral security purposes to any lender providing financing to Buyer or any of its Affiliates and any such lender may exercise all of the rights and remedies of Buyer hereunder; and (iii) to any subsequent purchaser of Buyer, or any material portion of its assets (whether such sale is structured as a sale of equity, a sale of assets, a merger or otherwise).

        11.5.    Governing Law.    This Agreement will be governed by and construed in accordance with the laws of the State of Minnesota, without giving effect to any choice of law or conflict provision or rule (whether of such State or any other jurisdiction) that would cause the laws of any other jurisdiction to be applied.

        11.6.    Jurisdiction.

          (a)   Each party irrevocably submits to the jurisdiction of: (a) the state courts located in the State of Minnesota and (b) the United States District Court for the District of Minnesota, for the purposes of any action or proceeding arising out of this Agreement or the Transaction. Each party further agrees that service of any process, summons, notice or document by U.S. registered mail to such party's respective address set forth in Section 11.8 shall be effective service of process for any action or proceeding in the State of Minnesota with respect to any matters to which it has submitted to jurisdiction in this Section 11.6. Each party irrevocably and unconditionally waives any objection to the laying of venue of any proceeding arising out of this Agreement or the Transaction in (i) a state court located in the State of Minnesota, or (ii) a United States District Court located in the State of Minnesota, and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

          (b)   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF

  SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.6(b).

        11.7.    Service of Process.    Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 11.6 in any such proceeding by mailing copies thereof by registered United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 11.8. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

        11.8.    Notices.    All demands, notices, communications and reports provided for in this Agreement will be in writing and will be sent by facsimile with confirmation to the number specified below, personally delivered, sent by reputable overnight courier service (delivery charges prepaid), or sent by registered or certified mail (postage prepaid) to the address specified below, or at such address as the recipient party has specified by prior written notice to the sending party pursuant to the provisions of this Section 11.8.

        If to Seller:

    Heron Lake BioEnergy, LLC
    91246 390th Avenue
    Heron Lake, MN 56137
    Attn: Chief Executive Officer
    Facsimile No.: 507-793-0078

        with a copy to:

    Lindquist & Vennum PLLP
    4200 IDS Center
    80 South 8th Street
    Minneapolis, MN 55402
    Attention: Michael Weaver
    Facsimile No.: 612-371-3285

        If to Buyer:

    Guardian Energy Heron Lake, LLC
    4745 380th Avenue
    Janesville, MN 56048
    Attention: Don Gales
    Facsimile No.: (507) 234-5011

        with a copy to:

    Leonard, Street and Deinard, P.A.
    150 South Fifth Street Suite 2300
    Minneapolis, MN 55402
    Attention: Jill R. Radloff
    Facsimile No.: (612) 335-1657

Any such demand, notice, communication or report will be deemed to have been given pursuant to this Agreement when delivered personally, when confirmed if by facsimile, on the second Business Day after deposit with a reputable overnight courier service, or on the fifth Business Day after being sent by registered or certified mail, as the case may be.

        11.9.    Schedules and Exhibits.    The exhibits and schedules to this Agreement constitute a part of this Agreement and are incorporated into this Agreement for all purposes as if fully set forth herein.

The Disclosure Schedule includes references to the particular section of the Agreement that relates to each disclosure. Any disclosure which may be applicable to another section of this Agreement will be deemed to be made with respect to such other section only if reasonably apparent from the face of such disclosure, regardless of whether or not a specific cross reference is made thereto; provided, however, that no disclosure will be deemed adequate to disclose an exception to a representation or warranty unless the disclosure identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail.

        11.10.    Counterparts; Electronic Transmission of Signatures.    This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed to be an original and all of which counterparts, taken together, will constitute but one and the same instrument. Delivery of an executed counterpart of this Agreement by facsimile or e-mail of a PDF file will be equally as effective as delivery of an original executed counterpart of this Agreement.

        11.11.    No Third Party Beneficiaries.    Except as otherwise expressly provided in this Agreement, no Person which is not a party will have any right or obligation pursuant to this Agreement.

        11.12.    Headings.    The headings used in this Agreement are for the purpose of reference only and will not affect the meaning or interpretation of any provision of this Agreement.

        11.13.    Entire Agreement.    This Agreement (including the exhibits and schedules referred to herein) along with the Confidentiality Agreement and the other Transaction Documents constitute the entire agreement of the parties relating to the subject matter hereof, and all other prior understandings, whether written or oral are superseded by this Agreement, and all other prior understandings, and all related agreements and understandings are terminated.

        11.14.    Severability.    In case any one or more of the provisions contained in this Agreement are held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision of this Agreement.

        11.15.    Construction.    The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

        11.16.    Exclusive Remedy.

          (a)   Buyer and Seller acknowledge and agree that, if the Closing occurs, the indemnification provisions of Article 8 and the provisions of the Escrow Agreement shall be the sole and exclusive remedies of the parties hereto for any obligations or liabilities under this Agreement or any other Transaction Document or for any claim (whether in contract or tort, in law or in equity or otherwise), liability or any other obligation arising under, based on, in respect of, in connection with, or by reason of, this Agreement or the Transaction, including its negotiation and/or execution; provided, however, that nothing contained in this Agreement or any other Transaction Document shall relieve or limit the liability of any party from any liability or Damages arising out of or resulting from such party's fraud or willful misconduct in connection with the Transactions, or a breach by Seller of the warranties of title to the Real Property contained in the Deed; and provided further, that to the extent Seller has any Directors' and Officers' insurance policy that would provide coverage to Buyer or its Affiliates for any Liability related to any claim or action by a member of Seller regarding this Agreement, any other Transaction Document, or the Transaction, then nothing herein shall prevent Buyer or its Affiliates from making a claim against such coverage.

          (b)   Notwithstanding anything herein to the contrary, if any of the provisions of this Agreement or any of the other Transaction Documents are not performed in accordance with their terms or are otherwise breached, the parties shall be entitled to specific performance of the terms thereof in addition to any other remedy at law or in equity.

* * * * *

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

BUYER:			SELLER:
GUARDIAN ENERGY HERON LAKE, LLC			HERON LAKE BIOENERGY, LLC
By:	/s/ DONALD GALES		By:	/s/ ROBERT J. FERGUSON
	Name:	Don Gales		Name:	Robert J. Ferguson
	Title:	Chief Executive Officer		Title:	Chief Executive Officer

EXHIBITS AND SCHEDULES

Exhibit A	Bill of Sale
Exhibit B	Escrow Agreement
Exhibit C	Net Working Capital
Exhibit D	Warranty Deed and Certificate of Real Estate Value

Schedules

1.1	Other Acquired Assets
1.2	Acquired Contracts
1.3	Assumed Debt
1.4	Assumed Liabilities
1.5	Excluded Assets
1.6	Excluded Contracts
1.7	Permitted Liens
1.8	Tangible Personal Property
2.3(b)(i)	Debts and Liens
3.1	Authorizations (Seller)
3.2(b)(iii)	Noncontravention (Seller)
3.2(b)(v)	Third Party Consents (Seller)
3.4	Capitalization (Seller)
3.5	Subsidiaries (Seller)
3.8	Subsequent Events (Seller)
3.10	Compliance with Laws (Seller)
3.11(e)	Types of Taxes Paid (Seller)
3.12(a)	Environmental Matters
3.12(b)	Environmental Reports
3.12(c)	Environmental Hazards
3.13(a)	Intellectual Property—Not Owned
3.13(c)	Intellectual Property—Business
3.14(a)	Real Property
3.14(b)	Real Property—Other Exceptions
3.14(d)	Real Property—Other Encumbrances
3.15	Litigation
3.16(a)	Employee Benefit Plans
3.16(d)	Employee Payables
3.17	Insurance
3.18(a)	Contracts
3.20	Affiliate Transactions
3.21	Inventory
3.22	Permits and Licenses (Seller)
3.23	"AS-IS" Tangible Assets
3.26	Customers and Suppliers
3.27	Vehicles
5.1(e)	Permits and Licenses (Buyer)
5.1(f)	Required Third-Party Consents (Seller)
5.1(l)	Schedule of Principles for Gavilon Documents Pricing
6.2(a)	Capital Expenditures
6.8	Notices and Reports
7.9(a)(i)	Assignment of Acquired Contract

APPENDIX B

January 22, 2013

Board of Directors
Heron Lake BioEnergy, LLC
91246 390th Avenue
Heron Lake, MN 56137-1375

Dear Members of the Board of Directors:

        You have requested that BCC Advisers ("BCC") provide an opinion (the "Opinion") as to the fairness, from a financial point of view, to Heron Lake BioEnergy, LLC, a Minnesota limited liability company, (the "Seller") of the Consideration (as defined below) to be paid by Guardian Energy Heron Lake, LLC, a newly formed Delaware limited liability company, (the "Buyer") pursuant to the terms of the proposed Asset Purchase Agreement dated January 13, 2013 (the "Agreement") between the Buyer and the Seller.

        The proposed Agreement provides for the purchase by the Buyer from the Seller of substantially all of the assets of the Seller, the assumption by the Buyer of certain liabilities of the Seller and the retention by the Seller of certain assets and other liabilities of its business (the "Transaction"). The aggregate consideration to be received by the Seller in connection with the Transaction is a base purchase price of $55,000,000, plus the value of certain inventory and other assets (including Net Working Capital) of the Seller to be acquired by the Buyer, less certain liabilities to be assumed by Buyer (the "Consideration"). In the Transaction, Seller will also be retaining certain assets (net of certain liabilities), including but not limited to its interest in Lakeland Farmers Elevator, LLC. Under the Agreement, a portion of the Consideration to be paid by Buyer to Seller will be held in escrow for a specified time period as a source of payment for certain potential indemnification claims (the "Escrow Account"). The terms and conditions of the Transaction are more fully set forth in the Agreement. All underlined terms used herein that are not defined herein have the meanings given to them in the Agreement.

        In connection with this Opinion, we have made such reviews, analyses, and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

  1.
  reviewed a draft of the Agreement (including partially completed schedules and exhibits) dated January 13, 2013;

  2.
  reviewed the Seller's audited financial statements included in its Form 10-K for the fiscal years ended October 31, 2007 through 2011; unaudited internal financial statements for the fiscal year ended October 31, 2012; and internal monthly financial statements dated November 30, 2012;

  3.
  reviewed certain internal financial projections for the Seller for the fiscal years ending October 31, 2013 through October 31, 2017 (the "Projections"), all as prepared and provided to us by Seller's management on December 13, 2012. An email was received from management on January 21, 2013 that partially updated the previously received projections for 2013 by increasing the cost of corn by $0.05 per bushel and reducing ethanol revenue by $0.04 per gallon, which management believes are in line with the current market;

  4.
  reviewed board minutes of Seller dated January 11, 14, 15 & 16, 2013 and a summary of the chronology of events leading up to Seller's board vote to approve the $55,000,000 sale subject to receipt of an updated fairness opinion;

  5.
  reviewed certain Ethanol Plant Agreements by and among the Seller, Gavilon, LLC (and its successor or assigns) and/or Lakeland Farmers Elevator, LLC, a wholly owned subsidiary of Seller;

  6.
  toured the Seller's facility (on December 10, 2012) and met with certain members of the Seller's management to discuss the business, operations, historical and projected financial results and future prospects of the Seller;

  7.
  reviewed recent industry and analyst reports regarding the ethanol industry;

  8.
  reviewed certain publicly available financial data for companies we deemed relevant in evaluating the Seller;

  9.
  reviewed the financial terms, to the extent publicly available, of certain comparable ethanol plant transaction;

  10.
  performed discounted cash flow analyses based on the Projections; and

  11.
  conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

        We have relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information provided to or discussed with us by the Seller or its representatives, or obtained by us from public sources, including, without limitation, the Projections referred to above. With respect to the Projections, we have relied on representations that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of the Seller as to the expected future performance of the Seller. We have not assumed any responsibility for the independent verification of any such information, including, without limitations, the Projections, and we have further relied upon the assurances of the senior management of the Seller that they are unaware of any facts that would make the information provided to us, including the Projections, incomplete or misleading. We have assumed that there have been no material changes in the assets, financial condition, results of operations, business or prospects of the Seller since the date of the last financial statements made available to us. We have also assumed that the Seller is not a party to any material pending transaction, including external financing, recapitalizations, acquisitions or merger discussions, other than the Transaction.

        In arriving at our Opinion, we have not performed or obtained any independent appraisal of the assets or liabilities (contingent or otherwise) of the Seller, nor have we been furnished with any such appraisals. The analyses performed by us in connection with this Opinion were going concern analyses. We express no opinion regarding the liquidation value of the Seller. In addition, we have undertaken no independent analysis of any outstanding, pending or threatened litigation, material claims, possible unasserted claims or other contingent liabilities to which the Seller or any of its affiliates is a party or may be subject, or of any other governmental investigation of any possible unasserted claims or other contingent liabilities to which the Seller or any of its affiliates is a party or may be subject. At the Seller's direction and with its consent, our Opinion makes no assumption concerning, and therefore does not consider, the potential effects of any such litigation, claims, investigations or possible assertions of claims, or the outcomes or damages arising out of any such matters.

        We have assumed that the final form of the Agreement will be substantially similar to the last draft reviewed by us, without modification of material terms or conditions. We have assumed for purposes of this Opinion that the Seller will receive a base purchase price of $55,000,000 pursuant to the Agreement plus dollar-for-dollar payment for Net Working Capital of the Seller to be acquired by the Buyer. We have also assumed for purposes of this Opinion that Seller will be retaining certain assets (net of certain liabilities), including but not limited to its interest in Lakeland Farmers Elevator, LLC. We have assumed that the representations and warranties contained in the Agreement are true and correct in all material respects, the conditions to the Transaction will be met and the

Transaction will be consummated pursuant to the terms of the Agreement without any limitations, restrictions, conditions, amendments or modifications that collectively would have a material adverse effect on the Seller. In arriving at our Opinion, we have assumed that all necessary governmental and third party approvals and consents required for the Transaction will be obtained on a timely basis and in a manner that will not adversely affect the Seller, change the Consideration or otherwise alter the terms of the Transaction.

        BCC, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions and for other corporate and/or personal purposes. BCC was previously engaged by the Seller to complete a fairness opinion dated December 14, 2012 on a prior proposed transaction between the parties that was not consummated and also, within the past two years, was engaged by a party unrelated to Seller to estimate the fair market value of a controlling, marketable interest in the membership units of Seller for purposes of the unrelated party's possible acquisition thereof. BCC has no financial interest in any of the parties to the Transaction nor acts as an employee or agent of any of the parties to the Transaction and neither has, nor has had, any financial or other dealing with any of the parties to the Transaction that would prejudice its ability to render a fair and impartial opinion relating to the adequacy and fairness of the Consideration to be received by the Sellers in the Transaction. BCC will receive a fee for rendering this Opinion, which fee is not contingent upon the successful completion of the Transaction or the conclusions set forth in the Opinion. In addition, Seller has agreed to reimburse certain of BCC's expenses and indemnify BCC for certain liabilities arising out of this engagement.

        BCC did not (a) initiate any discussions with, or solicit any indications from, third parties with respect to the Transaction or any alternatives to the Transaction, (b) negotiate the terms of the Transaction, or (c) advise the Board of Directors or any other party with respect to alternatives to the Transaction.

        This Opinion is furnished pursuant to our engagement letter dated January 17, 2013. It is understood that this Opinion is intended for the benefit and use of the Board of Directors of the Seller and does not constitute a recommendation to any member of the Seller as to how to vote in connection with the Transaction. We express no opinion as to whether the Transaction, or any portion or aspect of the Transaction, is fair to any member of the Seller, any of the creditors of the Seller or any other constituencies of the Seller. This Opinion does not address any other terms or agreement relating to the Transaction. This Opinion relates to the aggregate amount of the Consideration to be paid by the Buyer, including the amount paid into the Escrow Account, and we express no opinion concerning the terms and conditions of the Escrow Account. This Opinion does not address the Seller's underlying business decision to pursue the Transaction, the relative merits of the Transaction as compared to any alternative business strategies that might exist for the Seller or the effects of any other transaction in which the Seller might engage. This Opinion does not express an opinion regarding the fairness of the amount or nature of any compensation that may be paid in connection with the Transaction to any of the Seller's officers, directors or employees, or class of such persons, relative to the Consideration or otherwise.

        This Opinion is not to be used for any other purpose, or be reproduced, disseminated, quoted from or referred to at any time, in whole or in part, without BCC's prior written consent; provided, however, that this Opinion may be included in its entirety in any proxy or information statement to be distributed to the members of the Seller in connection with the Transaction.

        BCC's Opinion is subject to the assumptions and conditions contained herein and is necessarily based on economic, market and other conditions, and the information made available to us, as of the date hereof. Events occurring after the date hereof could materially affect the assumptions used in preparing, and the conclusions reached in, this Opinion. We assume no responsibility for updating, revising or reaffirming our Opinion based on circumstances or events occurring after the date hereof.

        Based upon the foregoing and such other factors as we deem relevant, we are of the opinion that the Consideration to be received by Seller pursuant to the Agreement is adequate consideration and that the Transaction is fair to the Seller from a financial point of view.

BCC ADVISERS
/s/ GREG L. WEBER Gregory L. Weber, CPA/ABV, ASA Senior Vice President

APPENDIX C

PLAN OF LIQUIDATION AND DISSOLUTION
OF
HERON LAKE BIOENERGY, LLC

        This Plan of Liquidation and Dissolution (this or the "Plan"), is intended to accomplish the dissolution, winding up and termination of Heron Lake BioEnergy, LLC., a Minnesota limited liability company (the "Company"), in accordance with the applicable provisions of the Minnesota Limited Liability Company Act, Chapter 322B, of Minnesota Statutes (the "Act").

        1.     Approval of Dissolution pursuant to the Plan. The dissolution of the Company pursuant to the Plan shall be adopted by the Company and effective when all of the following conditions have been satisfied:

          (a)   Approval of the Dissolution of the Company pursuant to the Plan by the Company's Members. The Company's members shall have approved the dissolution of the Company pursuant to this Plan by the affirmative vote of members holding a majority of the voting power of the outstanding units of the Company entitled to vote thereon at a special meeting of the members of the Company called for such purpose by the Board. The date of such member approval is referred to in this Plan as the "Approval Date."

          (b)   Consummation of the Asset Sale. The Plan shall be effective upon the consummation of the asset sale pursuant to asset purchase agreement we entered into with Guardian Energy Heron Lake, LLC on January 22, 2013 (the "Asset Purchase Agreement"), pursuant to which we agreed, subject to the approval of our members, to, among other things, sell substantially all of the operating assets of the Company and its subsidiaries to Guardian, excluding the Company's cash, the Company's equity interest in its wholly-owned subsidiary Lakefield Farmers Elevator, LLC or any of the elevator assets in Lakefield and Wilder, Minnesota owned by Lakefield Farmers Elevator, LLC, and other excluded assets (the "Asset Sale").

          (c)   Asset Sale Contingency. The dissolution of the Company is contingent upon the Asset Sale. If members do not approve the Asset Sale, the Company will not count the votes at the member meeting relating to the dissolution, the dissolution of the Company will not be approved and this Plan will not be effective or implemented. Likewise, if the Asset Sale proposal is approved by members, but the Asset Sale does not close for any reason, the dissolution of the Company and this Plan will not become effective or be implemented.

        2.     Dissolution and Liquidation Period. Once the dissolution and the Plan become effective (the "Effective Date"), the steps set forth below shall be completed at such times as the Board of Governors of the Company (the "Board"), in its absolute discretion, deems necessary, appropriate or advisable:

          (a)   the Company shall file a Notice of Dissolution of the Company (the "Notice of Dissolution") pursuant to the Act specifying the date on which the dissolution was approved;

          (b)   the Company shall cease to carry on its business, except to the extent necessary for the winding up of the business of the Company;

          (c)   the members of the Company shall retain the right to revoke the dissolution in accordance with Section 322B.823 of the Act;

          (d)   the Company shall give notice to creditors and claimants under Section 322B.816 of the Act or proceed under Section 322B.82 of the Act;

          (e)   the Company shall collect or make provision for the collection of all known debts due or owing to the Company;

          (f)    except as provided in Sections 322B.816, 322B.82, and 322B.863, the Company shall pay or make provision for the payment of all known debts, obligations, and liabilities of the Company according to their priorities under Section 322B.873;

          (g)   the Company may sell, lease, transfer, or otherwise dispose of all or substantially all of the property and assets of the Company remaining after the Asset Sale; and

          (h)   the Company shall take all other actions required or permitted under Section 322B.80 of the Act to wind up and terminate the Company.

Without limiting the generality of the foregoing, the Board may instruct the officers of the Company to delay the taking of any of the foregoing steps until the Company has performed such actions as the Board or such officers determine to be necessary, appropriate or advisable for the Company to maximize the value of the Company's assets upon liquidation; provided, that such steps may not be delayed longer than is permitted by applicable law.

        3.     Authority of Officers and Governors.

          (a)   After the Effective Date, the Board and the officers of the Company shall continue in their positions for the purpose of winding up the business of the Company and terminating the Company as contemplated by the Act and the Member Control Agreement of the Company. The Board may appoint officers, hire employees and retain independent contractors and advisors in connection with the winding up process, and is authorized to pay to the Company's officers, governors and employees, or any of them, in accordance with their regular compensation, in money.

          (b)   Approval of the dissolution pursuant to the Plan shall constitute the grant of full and complete authority by the Company's members to the Board and the officers of the Company, without further member action, to do and perform any and all acts and to make, execute and deliver any and all agreements, conveyances, assignments, transfers, certificates and other documents of any kind and character that the Board or such officers deem necessary, appropriate or advisable (i) to dissolve, wind up and terminate the Company in accordance with the laws of the State of Minnesota and cause its withdrawal from all jurisdictions in which it is authorized to do business, (ii) to proceed with the Asset Sale, (iii) to satisfy or provide for the satisfaction of the Company's obligations in accordance with the Act, (iv) to prepare and give such notices and make such filings under federal and state securities laws as may be required to reflect this Plan, and (v) to distribute any properties and assets of the Company and all remaining funds to the members of the Company in accordance with the Act and the Member Control Agreement.

        4.     Conversion of Assets Into Cash and/or Other Distributable Form.

          (a)   Subject to consummation of the Asset Sale, the officers, employees and agents of the Company shall, as promptly as feasible, proceed to (i) collect all sums due or owing to the Company, (ii) sell and convert into cash and/or other distributable form all the remaining assets and properties of the Company, if any, and (iii) out of the assets and properties of the Company, pay, satisfy and discharge or make adequate provision for the payment, satisfaction and discharge of all debts and liabilities of the Company pursuant to Section 2 above, including all expenses of the sales of assets and of the dissolution and liquidation provided for by the Plan.

        5.     Professional Fees and Expenses.

          (a)   The Board is expressly authorized to make provision for the payment of legal, accounting and other professional fees and expenses of the Company incurred in connection with the dissolution, winding up and termination of the Company.

          (b)   In addition, in connection with and for the purpose of implementing and assuring completion of this Plan, the Company may, in the sole and absolute discretion of the Board, pay any brokerage, agency and other fees and expenses of persons rendering services, including accountants and tax advisors, to the Company in connection with the collection, sale, exchange or other disposition of the Company's property and assets and the implementation of this Plan.

        6.     Indemnification. The Company shall continue to indemnify and advance expenses to its officers, directors, employees and agents in accordance with its Member Control Agreement and any contractual arrangements for actions taken in connection with this Plan and the winding up of the business of the Company and termination of the Company. The Board, in its sole and absolute discretion, is authorized to obtain and maintain directors' and officers' liability insurance and any other insurance as may be necessary, appropriate or advisable to cover the Company's obligations.

        7.     Liquidating Distributions.

          (a)   If the Asset Sale is consummated, liquidating distributions, if any, shall be made from time to time after the filing of the Notice of Dissolution to the members of record, at the close of business on the Effective Date, in accordance with the Act and the Member Control Agreement; provided that in the opinion of the Board adequate provision has been made for the payment, satisfaction and discharge of all known, unascertained or contingent debts, obligations and liabilities of the Company (including costs and expenses incurred and anticipated to be incurred in connection with the sale and distribution of assets and liquidation of the Company). Liquidating distributions shall be made in cash or, following liquidating distributions of cash, in kind, as determined necessary or advisable by the Board. Such distributions may occur in a single distribution or in a series of distributions, in such amounts and at such time or times as the Board in its absolute discretion, and in accordance with the Act may determine; provided, however, that the Board shall use its best commercially reasonable efforts to cause the Company to complete the distribution of all its properties and assets to its members as provided in this Section 7 as soon as practicable following the filing of its Notice of Dissolution and in any event on or before December 31, 2013 (the "Final Distribution Date").

          (b)   If and to the extent deemed necessary, appropriate or desirable by the Board in its absolute discretion, the Company may establish and set aside a reasonable amount of cash and/or property to satisfy claims against the Company and its subsidiaries and other obligations of the Company and its subsidiaries (a "Contingency Reserve"), including (i) tax obligations, (ii) all expenses of the sale of the Company's property and assets, (iii) the salary, fees and expenses of members of the Board, management and employees, (iv) expenses for the collection and defense of the Company's property and assets, (v) the expenses described in Section 5 above and (vi) all other expenses related to the dissolution and liquidation of the Company and the winding-up of its affairs. Any unexpended amounts remaining in a Contingency Reserve shall be distributed to the Company's stockholders no later than the Final Distribution Date.

          (c)   As provided below, distributions made pursuant to the Plan shall be treated as made in complete liquidation of the Company within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations promulgated thereunder. The approval of the dissolution pursuant to the Plan by the members shall constitute full and complete authority for the making by the Board of all distributions contemplated in this Section 7(c).

        8.     Liquidating Trusts. The Board may, but is not required to, establish a Liquidating Trust (the "Liquidating Trust") and distribute assets of the Company to the Liquidating Trust. The Liquidating Trust may be established by agreement with one or more trustees selected by the Board. If the Liquidating Trust is established by agreement with one or more trustees, the trust agreement establishing and governing the Liquidating Trust shall be in form and substance determined by the Board. The trustees shall in general be authorized to take charge of the Company's property, and to sell and convert into cash or other distributable form any and all corporate non-cash or non-distributable assets and collect the debts and property due and belonging to the Company, with power to prosecute and defend, in the name of the Company, or otherwise, all such suits as may be necessary or proper for the foregoing purposes, and to appoint an agent under it and to do all other acts which might be done by the Company that may be necessary, appropriate or advisable for the final settlement of the unfinished business of the Company.

        9.     Revocation of Dissolution. If for any reason the Board determines that such action would be in the best interests of the Company, it may submit a revocation of dissolution vote to the members; provided, however, that the Board shall not abandon the Plan following the filing of the Notice of Dissolution without first obtaining the approval of members holding a majority of the voting power of the outstanding units entitled to vote at a special meeting or annual meeting of the members of the Company called for such purpose by the Board. The dissolution and the winding up proceedings commenced under the Plan may be revoked before the filing of articles of termination by the affirmative vote of members holding a majority of the Company's outstanding Units entitled to vote, at a members' meeting held for the purpose of considering the revocation of the dissolution. Written notice of the meeting stating that the purpose of the meeting is to consider the advisability of revoking the dissolution must be provided to each member entitled to vote in accordance with our Member Control Agreement and the Minnesota Limited Liability Company Act. If revocation of the dissolution is approved, the revocation will be effective upon filing a notice of revocation with the Minnesota Secretary of State. Upon the revocation of dissolution, the Plan shall be void.

        10.   Cancellation of Unit Certificates.

          (a)   After known liabilities of the Company have been paid to the full extent possible and the remaining assets of the Company, if any, have been distributed to the unit holders, the unit holders shall surrender any and all certificates representing the units of the Company and shall have no further rights against the Company, whether arising out of each unit holder's status as a unit holder or as a creditor of the Company.

          (b)   On or after the close of business on the Effective Date, subject to applicable law, (i) each holder of class A units of the Company shall cease to have any rights in respect thereof other than to receive distributions (if any) in accordance with this Plan, and (ii) the Company's unit transfer books shall be closed and the Company's units and unit certificates evidencing the Company's units will be treated as no longer being outstanding.

        11.   Liquidation under Internal Revenue Code. It is intended that this Plan shall be a plan of complete liquidation of the Company in accordance with the terms of subchapter K of the Code. The Plan shall be deemed to authorize the taking of such action as, in the opinion of counsel to the Company, may be necessary to conform with the provisions of those Sections and the regulations promulgated thereunder.

        12.   Filing of Tax Forms. The officers of the Company are authorized and directed to execute and file such forms and reports with the Internal Revenue Service as may be necessary or appropriate in connection with this Plan and the carrying out thereof.

        13.   Defined Term. In this Plan "including" shall mean "including, without limitation."

APPENDIX D

Heron Lake BioEnergy, LLC

Financial Projections for the Fiscal Years Ending October 31, 2013 through October 31, 2017

        The financial projections are presented for information purposes only.

	($000's)
	Historical		Forecast
	FY 2011	FY 2012	Year 1	Year 2	Year 3	Year 4	Year 5
Revenues
Ethanol	129,606	128,594	116,654	115,540	115,540	115,540	115,540
DDGS	29,481	33,632	40,801	35,808	34,594	34,594	34,594
Corn Oil	1,329	2,659	3,878	3,878	3,878	3,878	3,878

Total Revenue	160,417	164,885	161,333	155,225	154,012	154,012	154,012
Cost of Sales
Corn	(125,135)	(136,252)	(138,043)	(120,314)	(116,237)	(116,237)	(116,237)
Energy	(9,901)	(9,038)	(10,415)	(10,986)	(11,356)	(11,356)	(11,356)
Other Direct Expenses	(15,973)	(14,288)	(14,693)	(14,638)	(14,638)	(14,638)	(14,638)

Total Cost of Sales	(151,009)	(159,578)	(163,151)	(145,938)	(142,230)	(142,230)	(142,230)

Gross Profit	9,408	5,307	(1,818)	9,288	11,782	11,782	11,782
Operating Expenses
General & Administrative	(2,851)	(2,998)	(3,000)	(3,000)	(3,000)	(3,000)	(3,000)
Depreciation & Amortization	(5,102)	(5,153)	(10,000)	(10,000)	(10,000)	(10,000)	(10,000)

Operating Expenses	(7,953)	(8,151)	(13,000)	(13,000)	(13,000)	(13,000)	(13,000)

Operating Income	1,454	(2,844)	(14,818)	(3,712)	(1,218)	(1,218)	(1,218)
Interest Expense	(2,598)	(2,569)	0	0	0	0	0

Pre-Tax Profit	(1,143)	(5,413)	(14,818)	(3,712)	(1,218)	(1,218)	(1,218)

Heron Lake BioEnergy, LLC 91246 390th Avenue Heron Lake, Minnesota 56137 (507) 793-0077	PROXY 2013 SPECIAL MEETING OF MEMBERS

PRELIMINARY PROXY MATERIAL; SUBJECT TO COMPLETION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF GOVERNORS OF HERON LAKE BIOENERGY

FOR USE ONLY AT THE SPECIAL MEETING OF MEMBERS TO BE HELD ON FEBRUARY [    ], 2013 AND AT ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

The undersigned hereby appoints Kenton Johnson and Michael S. Kunerth, or any of them, with power of substitution to each, as attorneys and proxies, and hereby authorizes them to represent the undersigned at the Special Meeting of Members of Heron Lake BioEnergy, LLC to be held [                     ], February [    ], 2013, at 10:00 a.m. local time, at the Heron Lake Community Center, 312 10th Street, Heron Lake, Minnesota 56137, and at any adjournment(s) or postponement(s) thereof, and to vote, as designated below, all Class A units of Heron Lake BioEnergy, LLC held of record by the undersigned on January 22, 2013 and that the undersigned is entitled to vote at such Special Meeting, hereby revoking all former proxies.

There are TWO WAYS to vote your PROXY.

Vote by Fax:  Mark, sign and date this Proxy and return it by facsimile to:  (507) 793-0078. If you vote by fax, please do not mail your Proxy.

Vote by Mail:  Mark, sign and date this Proxy and return it in the enclosed postage-paid envelope or return it to Heron Lake BioEnergy, LLC, 91246 390th Avenue, Heron Lake, Minnesota 56137.  If you vote by mail, please do not fax your Proxy.

To be voted at the Special Meeting, your Proxy must be received by
5:00 p.m. local time on February [    ], 2013.

PLEASE RETURN YOUR PROXY AS SOON AS POSSIBLE.

This proxy, when properly executed, will be voted as designated on the other side.  If no choice is specified, this proxy will be voted “FOR” each of the following:

1.              Approval of the sale of substantially all the assets of Heron Lake BioEnergy, LLC (the “Company”) to Guardian Energy Heron Lake, LLC (“Guardian”) pursuant to the terms and conditions of the Asset Purchase Agreement, dated as of January 22, 2013, by and between the Company, as seller, and Guardian, as buyer, and attached as Appendix A to the accompanying proxy statement; and

2.              Approval to dissolve the Company pursuant to the plan of liquidation and dissolution of the Company in the form attached as Appendix C to the accompanying proxy statement (the “plan of dissolution”), under which the Company will be wound up and terminated.

Also, by signing this proxy, you revoke all prior proxies and authorize the above named proxies to vote in their discretion upon such other business as may properly come before the meeting. The Company anticipates that no other business will be conducted at the meeting.  The undersigned hereby acknowledges receipt of the proxy statement and notice for the Special Meeting of Members to be held February [    ], 2013.

See reverse for voting instructions.

Please detach here

THE BOARD OF GOVERNORS OF HERON LAKE BIOENERGY, LLC

RECOMMENDS A VOTE “FOR” EACH OF THE FOLLOWING PROPOSALS.

PLEASE SIGN, DATE AND RETURN PROMPTLY.

1.              Approval of the sale of substantially all the assets of Heron Lake BioEnergy, LLC (the “Company”) to Guardian Energy Heron Lake, LLC (“Guardian”) pursuant to the terms and conditions of the Asset Purchase Agreement, dated as of January 22, 2013, by and between the Company, as seller, and Guardian, as buyer, and attached as Appendix A to the accompanying proxy statement.

☐ FOR	☐ AGAINST	☐ ABSTAIN

2.              Approval to dissolve the Company pursuant to the plan of liquidation and dissolution of the Company in the form attached as Appendix C to the accompanying proxy statement (the “plan of dissolution”), under which the Company will be wound up and terminated.

☐ FOR	☐ AGAINST	☐ ABSTAIN

In the event that any other matters properly come before the Special Meeting calling for a vote of members, or any adjournment or postponement thereof, the persons named as proxies will vote in accordance with their best judgment on such other matters. In addition, this proxy will confer discretionary authority on the persons named as proxies to vote in accordance with their best judgment on procedural matters incident to the conduct of the Special Meeting, such as a motion to adjourn in the absence of a quorum or a motion to adjourn for other reasons, including to solicit additional votes in favor of Proposal 1 and Proposal 2.

This Proxy, if properly executed, will be voted in the manner directed herein by the undersigned. If no direction is given, this Proxy will be voted FOR Proposal 1 and FOR Proposal 2.

Date:                             , 2013

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Signature(s) in Box

Please sign exactly as your name or names appear on HLBE records. If held in joint ownership, all persons must sign. Trustees, administrators, custodians etc., should include title and authority. Corporations, limited liability companies or other entities should provide full name of entity and title of authorized officer signing the Proxy.